Exhibit 10.11

Dated July 3, 49T2018
49TROYAL CARIBBEAN CRUISES LTD. (1)
(as Borrower)
49TKFW IPEX-BANK GMBH (2)
(as Hermes Agent)
49TKFW IPEX-BANK GMBH (3)
(as Facility Agent and Documentation Agent)
49TBNP PARIBAS FORTIS SA/NV (4)
(as Finnvera Agent)
49TKFW IPEX-BANK GMBH (5)
(as Initial Mandated Lead Arranger)
49TBNP PARIBAS FORTIS SA/NV (6)
HSBC BANK PLC
COMMERZBANK AG, NEW YORK BRANCH
BANCO SANTANDER S.A.
(as Other Mandated Lead Arrangers)
49TBANCO BILBAO VIZCAYA ARGENTARIA, S.A, (7)
NIEDERLASSUNG DEUTSCHLAND
BAYERISCHE LANDESBANK, NEW YORK BRANCH
DZ BANK AG, NEW YORK BRANCH
JPMORGAN CHASE BANK, N.A., LONDON BRANCH
SUMITOMO MITSUI BANKING CORPORATION EUROPE LIMITED
(as Lead Arrangers)
49Tand
49TCERTAIN FINANCIAL INSTITUTIONS (8)
(as Lenders)

49TAmendment No. 1 in connection with the Credit Agreement in respect of ICON 1 Hull No. 1400

Contents
Cause    Page
1    Interpretation and definitions    1
2    Amendment of the Existing Credit Agreement    2
3    Conditions of Effectiveness of Amended Agreement    2
4    Representations and Warranties    3
5    Incorporation of Terms    3
6    Costs and Expenses    3
7    Counterparts    3
8    Governing Law    3
Schedule 1 The Lenders    4
Schedule 2 Amended and Restated Credit Agreement    5

THIS AMENDMENT NO. 1 (this Amendment) is dated         3 July            2018 and made BETWEEN:

(1)	Royal Caribbean Cruises Ltd. (a corporation organised and existing under the laws of The Republic of Liberia) (the Borrower);

(2)	KfW IPEX-Bank GmbH as facility agent and documentation agent (the Facility Agent);

(3)	KfW IPEX-Bank GmbH as Hermes agent (the Hermes Agent);

(4)	BNP Paribas Fortis SA/NV as Finnvera Agent (the Finnvera Agent)

(5)	KfW IPEX-Bank GmbH as initial mandated lead arranger (the Initial Mandated Lead Arranger);

(6)
BNP Paribas Fortis SA/NV, HSBC Bank plc, Commerzbank AG, New York Branch and Banco Santander S.A. as other mandated lead arrangers (the Other Mandated Lead Arrangers and, together with the Initial Mandated Lead Arranger, the Mandated Lead Arrangers);

(7)
Banco Bilbao Vizcaya Argentaria, S.A., Niederlassung Deutschland, Bayersiche Landesbank, New York Branch, DZ Bank AG, New York Branch, JPMorgan Chase Bank, N.A., London Branch and Sumitomo Mitsui Banking Corporation Europe Limited as lead arrangers; and

(8)	The financial institutions party listed in Schedule 1 hereto as lenders (the Lenders).
WHEREAS:

(A)
The Borrower, the Facility Agent, the Hermes Agent, the Finnvera Agent, the Mandated Lead Arrangers and the Lenders are parties to a credit agreement dated 11 October 2017 (the Existing Credit Agreement), in respect of the vessel with hull number 1400 (the Vessel) whereby it was agreed that the Lenders would make available to the Borrower, upon the terms and conditions therein, a US dollar loan facility (the Facility) calculated on the amount equal to the sum of (a) up to eighty per cent (80%) of the Contract Price (as defined in the Existing Credit Agreement) of the Vessel but which Contract Price will not exceed EUR 1,650,000,000, (b) up to 100% of the Finnvera Premium (as defined in the Existing Credit Agreement) and, if applicable, the Finnvera Balancing Premium (as defined in the Existing Credit Agreement) and (c) the US Dollar Equivalent (as defined in the Existing Credit Agreement) of 100% of the Hermes Fee (as defined in the Existing Credit Agreement).

(B)	The Parties wish to amend and restate the Existing Credit Agreement to the extent set out in this Amendment.
NOW IT IS AGREED as follows:

1	Interpretation and definitions

1.1	Definitions in the Existing Credit Agreement

(a)
Unless the context otherwise requires or unless otherwise defined in this Amendment, words and expressions defined in the Existing Credit Agreement shall have the same meanings when used in this Amendment.

(b)	The principles of construction set out in the Existing Credit Agreement shall have effect as if set out in this Amendment.

1

1.2	Definitions
In this Amendment:
Amended Agreement means the Existing Credit Agreement as amended in accordance with this Amendment.
Effective Date has the meaning set forth in Section 3.

1.3	Third party rights
Unless expressly provided to the contrary in a Loan Document, no term of this Amendment is enforceable under the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to this Amendment.

1.4	Designation
In accordance with the Existing Credit Agreement, the Facility Agent and the Borrower each designate this Amendment as a Loan Document.

2	Amendment of the Existing Credit Agreement
In consideration of the mutual covenants in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree that the Existing Credit Agreement (but without all its Exhibits which shall remain in the same form and deemed to form part of the Existing Credit Agreement) is, subject to the satisfaction of the conditions precedent set forth in Section 3, hereby amended on the Effective Date so as to read in accordance with the form of the amended and restated credit agreement set out in Schedule 2 and which will, together with the Exhibits, continue to be binding upon each of the parties hereto in accordance with its terms as so amended and restated.

3	Conditions of Effectiveness of Amended Agreement

3.1
The Amended Agreement shall become effective in accordance with the terms of this Amendment on the date on which each of the following conditions has been satisfied to the reasonable satisfaction of the Facility Agent (the Effective Date):

(a)	the Facility Agent shall have received from the Borrower:

(i)
a certificate of its Secretary or Assistant Secretary as to the incumbency and signatures of those of its officers authorised to act with respect to this Amendment and as to the truth and completeness of the attached resolutions of its Board of Directors then in full force and effect authorising the execution, delivery and performance of this Amendment, and upon which certificate the Lenders may conclusively rely until the Facility Agent shall have received a further certificate of the Secretary or Assistant Secretary of the Borrower canceling or amending such prior certificate; and

(ii)	a Certificate of Good Standing issued by the relevant Liberian authorities in respect of the Borrower;

(b)
the Facility Agent shall have received all invoiced expenses of the Facility Agent (including the agreed fees and expenses of counsel to the Facility Agent) required to be paid by the Borrower pursuant to clause 6 below or that the Borrower has otherwise agreed in writing to pay to the Facility Agent, in each case on or prior to the Effective Date;

2

(c)	the Facility Agent shall have received:

(i)	the amendment to the Hermes Insurance Policy duly issued by Hermes; and

(ii)	the amendment to the Finnvera Guarantee duly issued by Finnvera; and

(d)	the representations and warranties set forth in clause 4 are true as of the Effective Date.

3.2	The Facility Agent shall notify the Lenders and the Borrower of the Effective Date and such notice shall be conclusive and binding.

4	Representations and Warranties
The representations and warranties in Article VI of the Amended Agreement (excluding Section 6.10 of the Amended Agreement) are deemed to be made by the Borrower (by reference to the facts and circumstances then existing) on the date of this Amendment, in each case as if reference to the Loan Documents in each such representation and warranty was a reference to this Agreement.

5	Incorporation of Terms
The provisions of Section 11.2 (Notices), Section 11.6 (Severability; Independence of Obligations) and Subsections 11.18.2 (Jurisdiction), 11.18.3 (Alternative Jurisdiction) and 11.18.4 (Service of Process) of the Existing Credit Agreement shall be incorporated into this Amendment as if set out in full in this Amendment and as if references in those sections to “this Agreement” or “the Loan Documents” were references to this Amendment.

6	Costs and Expenses
The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Facility Agent in connection with the preparation, execution, delivery and administration, modification and amendment of this Amendment and the other documents to be delivered hereunder (including the reasonable and documented fees and expenses of counsel for the Facility Agent with respect hereto and thereto as agreed with the Facility Agent) in accordance with the terms of Section 11.3 of the Existing Credit Agreement.

7	Counterparts
This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, each of which when so executed and delivered shall be an original but all counterparts shall together constitute one and the same instrument.

3

8	Governing Law
This Amendment, and all non-contractual obligations arising in connection with it, shall be governed by and construed in accordance with English law.

IN WITNESS WHEREOF, the parties to this Amendment have caused this Amendment to be duly executed and delivered as a deed as of the date first above written.

4

Schedule 1
The Lenders
FEC Tranche A Commitments
Finnish Export Credit Ltd
FEC Tranche B Commitments
Finnish Export Credit Ltd
Hermes Commitments

1.	KfW IPEX-Bank GmbH

2.	BNP Paribas Fortis SA/NV

3.	HSBC Bank USA, National Association

4.	Commerzbank AG, New York Branch

5.	Banco Santander, S.A.

6.	Banco Bilbao Vizcaya Argentaria, S.A., Niederlassung Deutschland

7.	Bayerische Landesbank, New York Branch

8.	DZ Bank AG, New York Branch

9.	JPMorgan Chase Bank, N.A., London Branch

10.	Sumitomo Mitsui Banking Corporation Europe Limited

1

Schedule 2
Amended and Restated Credit Agreement

________________________________________
AMENDED AND RESTATED
ICON 1 HULL NO. 1400 CREDIT AGREEMENT
_________________________________________
Dated as of 11 October 2017
as amended and restated on    3 July        2018
BETWEEN
Royal Caribbean Cruises Ltd.
as Borrower
The Lenders from time to time party hereto
KfW IPEX-Bank GmbH
as Facility Agent and Documentation Agent
KfW IPEX-Bank GmbH
as Hermes Agent
BNP Paribas Fortis SA/NV
as Finnvera Agent
KfW IPEX-Bank GmbH
as Initial Mandated Lead Arranger
BNP Paribas Fortis SA/NV
HSBC Bank plc
Commerzbank AG, New York Branch
Banco Santander, S.A.
as Other Mandated Lead Arrangers

Banco Bilbao Vizcaya Argentaria, S.A., Niederlassung Deutschland
Bayerische Landesbank, New York Branch
DZ Bank AG, New York Branch
JPMorgan Chase Bank, N.A., London Branch
Sumitomo Mitsui Banking Corporation Europe Limited
as Lead Arrangers

TABLE OF CONTENTS
PAGE
ARTICLE I DEFINITIONS AND ACCOUNTING TERMS
Section 1.1. Defined Terms    2
Section 1.2. Use of Defined Terms    25
Section 1.3. Cross-References    25
Section 1.4. Accounting and Financial Determinations    25
ARTICLE II COMMITMENTS AND BORROWING PROCEDURES
Section 2.1. Commitment    26
Section 2.1.1. Commitment of FEC Lenders.    26
Section 2.1.2. Commitment of Hermes Lenders.    26
Section 2.1.3. Commitment of Finnvera Balancing Lenders.    26
Section 2.1.4. Commitment Termination Date.    26
Section 2.1.5. Defaulting Lender.    27
Section 2.1.6. Reductions, increases and cancellations.    27
Section 2.2. Voluntary Reduction of Commitments    27
Section 2.3. Notification of Hermes Documentary Requirements    28
Section 2.4. Adjustment of Hermes Commitment Amount and Finnvera Balancing Commitment Amount.    29
Section 2.5. Borrowing Procedure    30
Section 2.6. Funding    32
ARTICLE III REPAYMENTS, PREPAYMENTS, INTEREST AND FEES
Section 3.1. Repayments and prepayment consequent upon reduction in Contract Price    33
Section 3.2. Prepayment    33

Section 3.2.1. Voluntary Prepayment    33
Section 3.2.2. Illegality    34
Section 3.2.3. Prepayment requirements    36
Section 3.3. Interest Provisions    36
Section 3.3.1. Rates    36
Section 3.3.2. Conversion to FEC Tranche A Floating Rate    36
Section 3.3.3. FEC Conversion    37
Section 3.3.4. Post-Maturity Rates    39
Section 3.3.5. Payment Dates    39
Section 3.3.6. Interest Rate Determination; Replacement Reference Banks    39
Section 3.4. Commitment Fees    40
Section 3.5. Fees    40
Section 3.5.1. Syndication Fee    40
Section 3.5.2. [intentionally left blank]    40
Section 3.5.3. Agency Fee    40
Section 3.5.4. Finnvera Premium    40
Section 3.5.5. Finnvera Balancing Premium    40
Section 3.5.6. Finnvera Handling Fee    40
Section 3.6. Other Fees    41
ARTICLE IV CERTAIN LIBO RATE AND OTHER PROVISIONS
Section 4.1. LIBO Rate Lending Unlawful    41
Section 4.2. Screen Rate or Deposits Unavailable    41
Section 4.3. Increased LIBO Rate Loan Costs, etc.    42
Section 4.4. Funding Losses Event and Defaulting Finance Party Break Costs    44

Section 4.4.1. Indemnity    44
Section 4.5. Increased Capital Costs    46
Section 4.6. Taxes    47
Section 4.7. [Intentionally left blank]    49
Section 4.8. Payments, Computations, etc.    49
Section 4.9. Replacement Lenders, etc.    50
Section 4.10. Sharing of Payments    51
Section 4.10.1. Payments to Lenders    51
Section 4.10.2. Redistribution of payments    51
Section 4.10.3. Recovering Lender's rights    51
Section 4.10.4. Reversal of redistribution    52
Section 4.10.5. Exceptions    52
Section 4.11. Set-off    52
Section 4.12. Use of Proceeds    53
Section 4.13. FATCA Deduction    53
Section 4.14. FATCA Information    54
Section 4.15. Resignation of the Facility Agent    56
ARTICLE V CONDITIONS TO BORROWING
Section 5.1. Advance of the Loan    56
Section 5.1.1. Resolutions, etc.    56
Section 5.1.2. Opinions of Counsel    57
Section 5.1.3. Finnvera Guarantee and Hermes Insurance Policy    58
Section 5.1.4. Closing Fees, Expenses, etc.    58
Section 5.1.5. Compliance with Warranties, No Default, etc.    58

Section 5.1.6. Loan Request    59
Section 5.1.7. Foreign Exchange Counterparty Confirmations    59
Section 5.1.8. Pledge Agreement    60
Section 5.1.9. FEC Financing Documents    60
ARTICLE VI REPRESENTATIONS AND WARRANTIES
Section 6.1. Organisation, etc.    60
Section 6.2. Due Authorisation, Non-Contravention, etc.    60
Section 6.3. Government Approval, Regulation, etc.    61
Section 6.4. Compliance with Laws    61
Section 6.5. Validity, etc.    62
Section 6.6. No Default, Event of Default or Prepayment Event    62
Section 6.7. Litigation    62
Section 6.8. The Purchased Vessel    62
Section 6.9. Obligations rank pari passu    62
Section 6.10. Withholding, etc.    63
Section 6.11. No Filing, etc. Required    63
Section 6.12. No Immunity    63
Section 6.13. Investment Company Act    63
Section 6.14. Regulation U    63
Section 6.15. Accuracy of Information    63
ARTICLE VII COVENANTS
Section 7.1. Affirmative Covenants    64
Section 7.1.1. Financial Information, Reports, Notices, etc.    64
Section 7.1.2. Approvals and Other Consents    65

Section 7.1.3. Compliance with Laws, etc.    66
Section 7.1.4. The Purchased Vessel    66
Section 7.1.5. Insurance    67
Section 7.1.6. Books and Records    67
Section 7.1.7. Finnish Authority and Hermes Requests    68
Section 7.1.8. Notice of written amendments to Construction Contract    69
Section 7.1.9. Hedging Activities    69
Section 7.2. Negative Covenants    69
Section 7.2.1. Business Activities    70
Section 7.2.2. Indebtedness    70
Section 7.2.3. Liens    70
Section 7.2.4. Financial Condition    73
Section 7.2.5. [Intentionally omitted]    73
Section 7.2.6. Consolidation, Merger, etc.    73
Section 7.2.7. Asset Dispositions, etc.    74
Section 7.2.8. Construction Contract    75
Section 7.3. Limitation of in respect of Certain Representations, Warranties and Covenants    75
ARTICLE VIII EVENTS OF DEFAULT
Section 8.1. Listing of Events of Default    75
Section 8.1.1. Non-Payment of Obligations    75
Section 8.1.2. Breach of Warranty    76
Section 8.1.3. Non-Performance of Certain Covenants and Obligations    76
Section 8.1.4. Default on Other Indebtedness    76
Section 8.1.5. Bankruptcy, Insolvency, etc.    77

Section 8.2. Action if Bankruptcy    78
Section 8.3. Action if Other Event of Default    78
ARTICLE IX PREPAYMENT EVENTS
Section 9.1. Listing of Prepayment Events    79
Section 9.1.1. Change of Control    79
Section 9.1.2. Unenforceability    79
Section 9.1.3. Approvals    79
Section 9.1.4. Non-Performance of Certain Covenants and Obligations    79
Section 9.1.5. Judgments    80
Section 9.1.6. Condemnation, etc.    80
Section 9.1.7. Arrest    80
Section 9.1.8. Sale/Disposal of the Purchased Vessel    80
Section 9.1.9. Termination of the Construction Contract    80
Section 9.1.10. FEC Reassignment and Termination, etc. of the Finnvera Guarantee, the Hermes Insurance Policy or the Second Finnvera Guarantee    80
Section 9.1.11. Illegality    83
Section 9.2. Mandatory Prepayment    83
Section 9.3. Mitigation.    84
ARTICLE X THE FACILITY AGENT, THE HERMES AGENT AND THE MANDATED LEAD ARRANGERS
Section 10.1. Actions    85
Section 10.2. Indemnity    85
Section 10.3. Funding Reliance, etc.    86
Section 10.4. Exculpation    86
Section 10.5. Successor    87

Section 10.6. Loans by the Facility Agent    88
Section 10.7. Credit Decisions    88
Section 10.8. Copies, etc.    88
Section 10.9. The Agents' Rights    88
Section 10.10. The Facility Agent's Duties    89
Section 10.11. Employment of Agents    89
Section 10.12. Distribution of Payments    90
Section 10.13. Reimbursement    90
Section 10.14. Instructions    90
Section 10.15. Payments    91
Section 10.16. "Know your customer" Checks    91
Section 10.17. No Fiduciary Relationship    91
Section 10.18. Mandated Lead Arrangers    91
ARTICLE XI MISCELLANEOUS PROVISIONS
Section 11.1. Waivers, Amendments, etc.    91
Section 11.2. Notices    93
Section 11.3. Payment of Costs and Expenses    94
Section 11.4. Indemnification    95
Section 11.5. Survival    96
Section 11.6. Severability; Independence of Obligations    96
Section 11.7. Headings    97
Section 11.8. Execution in Counterparts    97
Section 11.9. Third Party Rights    97
Section 11.10. Successors and Assigns    97

Section 11.11. Sale and Transfer of the Loan; Participations in the Loan    98
Section 11.11.1. Assignments and transfers    98
Section 11.11.2. Participations    102
Section 11.11.3. Register    103
Section 11.12. Other Transactions    103
Section 11.13. Hermes Insurance Policy    103
Section 11.13.1. Terms of Hermes Insurance Policy    103
Section 11.13.2. Obligations of the Borrower    104
Section 11.13.3. Obligations of the Hermes Agent and the Lenders    105
Section 11.14. Finnvera and FEC    106
Section 11.14.1. Finnvera Guarantee and Second Finnvera Guarantee    106
Section 11.14.2. Facility Agent and Finnvera dealings    107
Section 11.15. FEC Transfer Documents    108
Section 11.16. Application of proceeds under the Finnvera Guarantee, the Second Finnvera Guarantee and the Hermes Insurance Policy    109
Section 11.17. Waiver of immunity    110
Section 11.18. Law and Jurisdiction    110
Section 11.18.1. Governing Law    110
Section 11.18.2. Jurisdiction    110
Section 11.18.3. Alternative Jurisdiction    110
Section 11.18.4. Service of Process    110
Section 11.19. Confidentiality    111
Section 11.20. Mitigation    112
EXHIBIT A-1 Commitments of Original Lenders    121
EXHIBIT A-2 Form of Loan Request    123

EXHIBIT B-1 Form of Opinion of Liberian Counsel to Borrower    126
EXHIBIT B-2 Form of Opinion of English Counsel to Facility Agent    127
EXHIBIT B-3 Form of Opinion of US Tax Counsel to Facility Agent for Lenders    128
EXHIBIT B-4 Form of Opinion of Finnish Counsel to Facility Agent for Lenders    129
EXHIBIT C Form of Lender Assignment Agreement    130
EXHIBIT D-1 Finnvera Premium Pricing Grid for FEC Loan    134
EXHIBIT D-2 Finnvera Balancing Premium Pricing Grid for Finnvera Balancing Loan    135
EXHIBIT E Form of Pledge Agreement    136
EXHIBIT F-1 Form of FEC Transfer Certificate    137
EXHIBIT F-2 Form of Transfer Certificate    139
EXHIBIT G-1 Form of FEC Supplemental Assignment Agreement    142
EXHIBIT G-2 Form of Finnvera Guarantee Assignment Agreement    143
EXHIBIT H-1 Form of Finnvera Guarantee    144
EXHIBIT H-2 Form of Second Finnvera Guarantee    145

AMENDED AND RESTATED CREDIT AGREEMENT
ICON 1 HULL NO. 1400 CREDIT AGREEMENT, dated 11 October 2017 (the "Effective Date") and amended and restated on 3 July 2018, among:

(1)	Royal Caribbean Cruises Ltd., a Liberian corporation (the "Borrower");

(2)	KfW IPEX-Bank GmbH, in its capacity as facility agent and documentation agent (in such capacities, the "Facility Agent");

(3)	KfW IPEX-Bank GmbH as Hermes agent (in that capacity the "Hermes Agent");

(4)	BNP Paribas Fortis SA/NV as Finnvera agent (in that capacity the "Finnvera Agent");

(5)	KfW IPEX-Bank GmbH as initial mandated lead arranger (in that capacity the "Initial Mandated Lead Arranger");

(6)
BNP Paribas Fortis SA/NV, HSBC Bank plc, Commerzbank AG, New York Branch and Banco Santander, S.A. as the other mandated lead arrangers (the "Other Mandated Lead Arrangers" and together with the Initial Mandated Lead Arranger the "Mandated Lead Arrangers");

(7)
Banco Bilbao Vizcaya Argentaria, S.A., Niederlassung Deutschland, Bayerische Landesbank, New York Branch, DZ Bank AG, New York Branch, JPMorgan Chase Bank, N.A., London Branch and Sumitomo Mitsui Banking Corporation Europe Limited as lead arrangers; and

(8)
KfW IPEX-Bank GmbH ("KfW IPEX"), BNP Paribas Fortis SA/NV, HSBC Bank plc, Commerzbank AG, New York Branch, Banco Santander, S.A., Banco Bilbao Vizcaya Argentaria, S.A., Niederlassung Deutschland, Bayerische Landesbank, New York Branch, DZ Bank AG, New York Branch, JPMorgan Chase Bank, N.A., London Branch and Sumitomo Mitsui Banking Corporation Europe Limited as original FEC lenders (in that capacity the "Original FEC Lenders"), KfW IPEX, BNP Paribas Fortis SA/NV, HSBC Bank USA, National Association, Commerzbank AG, New York Branch, Banco Santander, S.A., Banco Bilbao Vizcaya Argentaria, S.A., Niederlassung Deutschland, Bayerische Landesbank, New York Branch, DZ Bank AG, New York Branch, JPMorgan Chase Bank, N.A., London Branch and Sumitomo Mitsui Banking Corporation Europe Limited as original Hermes lenders (in that capacity the "Original Hermes Lenders") and KfW IPEX, BNP Paribas Fortis SA/NV, HSBC Bank USA, National Association, Commerzbank AG, New York Branch, Banco Santander, S.A., Banco Bilbao Vizcaya Argentaria, S.A., Niederlassung Deutschland, Bayerische Landesbank, New York Branch, DZ Bank AG, New York Branch, JPMorgan Chase Bank, N.A., London Branch and Sumitomo Mitsui Banking Corporation Europe Limited as original Finnvera balancing lenders (in that capacity the "Original Finnvera Balancing Lenders" together with the Original FEC Lenders, the Original Hermes Lenders and each other Person that shall become a

"Lender" in accordance with Section 11.11.1 hereof, each, individually, a "Lender" and, collectively, the "Lenders").
W I T N E S S E T H
WHEREAS:

(A)
The Borrower and Meyer Turku Oy, Finland (the "Builder") have on 12 April 2017 entered into a Contract for the Construction and Sale of ICON 1 Hull No. 1400 (as amended from time to time, the "Construction Contract") pursuant to which the Builder has agreed to design, construct, equip, complete, sell and deliver the passenger cruise vessel bearing Builder's ICON 1 hull number 1400 (the "Purchased Vessel"); and

(B)
The Lenders have agreed to make available to the Borrower, upon the terms and conditions contained herein, a US dollar loan facility calculated on the amount (the "US Dollar Maximum Loan Amount") equal to:

(a) the US Dollar Equivalent of eighty per cent (80%) of the Contract Price (as defined below) of the Purchased Vessel, as adjusted from time to time in accordance with the Construction Contract to reflect, among other adjustments, Change Orders agreed pursuant to Article V of the Construction Contract (but which Contract Price shall not exceed for this purpose EUR1,650,000,000), plus
(b) 100% of the Finnvera Premium and, if applicable, the Finnvera Balancing Premium, plus
(c) the US Dollar Equivalent of 100% of the Hermes Fee; and

(C)
Pursuant to an Amendment Agreement dated as of _3 July______________, 2018 (the “Amendment Agreement’), and upon satisfaction of the conditions set forth therein, the Credit Agreement is being amended and restated in the form of this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:
Article I
DEFINITIONS AND ACCOUNTING TERMS
SECTION 1.1.    Defined TermsThe following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, when capitalised, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):
"Accumulated Other Comprehensive Income (Loss)" means at any date the Borrower's accumulated other comprehensive income (loss) on such date, determined in accordance with GAAP.
"Actual Delivery Date" means the date on which the Purchased Vessel is delivered by the Builder to, and accepted by, the Borrower under the Construction Contract.
"Actual German Content Component" means, at any time, the amount of the German Construction Contract Component which is confirmed and notified by the Builder to the Facility Agent and the Borrower pursuant to Section 2.4(a) or Section 2.4(b).
"Additional FEC Transfer Documents" means in relation to any Assignee Lender or Transferee Lender (other than FEC) any documents required by FEC or Finnvera (in form and substance satisfactory to FEC and Finnvera) to evidence that any such Assignee Lender or Transferee Lender has acceded to the FEC Supplemental Assignment Agreement and/or has become bound by its terms as though it were a party thereto in place of the transferor Lender assigning or transferring its share of the Loan or Commitment (as the case may be).
"Affected Commitments" is defined in Section 3.2.2(a).
"Affected Lender" is defined in Section 9.2.
"Affected Loan" is defined in Section 3.2.2(a).
"Affiliate" of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person. A Person shall be deemed to be "controlled by" any other Person if such other Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by contract or otherwise.
"Agreement" means, on any date, this credit agreement as originally in effect on the Effective Date and as thereafter from time to time amended, supplemented, amended and restated, or otherwise modified and in effect on such date.
"Alternative Screen Rate" has the meaning given to such term in Section 4.2.
"Amendment Agreement " is defined in the preamble.
"Amendment Closing Date" means the “Effective Date”, as that term is defined in the Amendment Agreement.
"Anti-Corruption Laws" means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption.

"Applicable Finnvera Rate" means:
(i)    with respect to the FEC Loan, the percentage specified in the Pricing Grid set forth in Exhibit D-1 opposite the Senior Debt Rating as of the Premium Measurement Date; and
(ii)    with respect to the Finnvera Balancing Loan, the percentage specified in the Pricing Grid set forth in Exhibit D-2 opposite the Senior Debt Rating as of the Premium Measurement Date.
"Applicable Jurisdiction" means the jurisdiction or jurisdictions under which the Borrower is organised, domiciled or resident or from which any of its business activities are conducted or in which any of its properties are located and which has jurisdiction over the subject matter being addressed.
"Application" means the application for the FEC Financing and the FEC Financing Offer.
"Approved Appraiser" means any of the following: Barry Rogliano Salles, Paris, H Clarkson & Co. Ltd., London, R.S. Platou Shipbrokers, Norway, or Fearnley AS, Norway.
"Assignee Lender" is defined in Section 11.11.1(A).
"Authorised Officer" means any of the officers of the Borrower authorised to act with respect to the Loan Documents and whose signatures and incumbency shall have been certified to the Facility Agent by the Secretary or an Assistant Secretary of the Borrower.
"Bank of Nova Scotia Agreement" means the $1,428,000,000 amended and restated credit agreement dated as of December 4, 2017 among the Borrower, as borrower, the various financial institutions as are or shall become parties thereto, as lenders, and The Bank of Nova Scotia, as administrative agent, as amended, restated, supplemented or otherwise modified from time to time.
"Borrower" is defined in the preamble.
"Break Costs" means the amount (if any) as determined in accordance with Section 4.4.1 which (i) the Borrower may be required to pay to the Lenders and/or the Fixed Rate Provider under this Agreement following a Funding Losses Event, (ii) a Defaulting Finance Party is required to pay to FEC pursuant to Section 3.3.3(f) or (iii) a Transferring Lender is required to pay to FEC pursuant to Section 9.1.10(A)(c).
"Builder" is defined in the preamble.
"Business Day" means any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorised or required to be closed in New York City, London, Helsinki, or Frankfurt, and if the applicable Business Day relates to an advance of all or part of the Loan, an Interest Period, prepayment or conversion, in each case with respect to the Loan bearing interest by reference to the LIBO Rate, a day on which dealings in deposits in Dollars are carried on in the London interbank market.
"Capital Lease Obligations" means obligations of the Borrower or any Subsidiary of the Borrower under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalised leases.
"Capitalisation" means, at any date, the sum of (a) Net Debt on such date, plus (b) Stockholders' Equity on such date.
"Capitalised Lease Liabilities" means the principal portion of all monetary obligations of the Borrower or any of its Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalised leases, and, for purposes of this Agreement and each other Loan Document, the amount of such obligations shall be the capitalised amount thereof, determined in accordance with GAAP.
"Cash Equivalents" means all amounts other than cash that are included in the "cash and cash equivalents" shown on the Borrower's balance sheet prepared in accordance with GAAP.
"Change of Control" means an event or series of events by which (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the United States Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the United States Securities Exchange Act of 1934, except that a person or group shall be deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an "option right")), directly or indirectly, of 50% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or (b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

"Change in Law" means (a) the adoption after the date of this Agreement of any law, rule or regulation or (b) any change after the date of this Agreement in any law, rule or regulation or in the interpretation or application thereof by any governmental authority.
"Change Order" has the meaning ascribed to it in Article V of the Construction Contract.
"CIRR" means 2.76% per annum, being the Commercial Interest Reference Rate determined in accordance with the OECD Arrangement for Officially Supported Export Credits to be applicable to the FEC Tranche A Loan.
"Code" means the United States Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.
"Commitment" means, with respect to each Lender, such Lender's aggregate FEC Tranche A Commitment, FEC Tranche B Commitment, Hermes Commitment and Finnvera Balancing Commitment and means, relative to any Lender, such Lender's obligation to make that Commitment available pursuant to Section 2.1.
"Commitment Fees" shall have the meaning ascribed to it in the relevant Fee Letter.
"Commitment Termination Date" means 30 January 2023.
"Construction Contract" is defined in the preamble.
"Construction Mortgage" means the first ranking shipbuilding mortgage executed or to be executed by the Builder in favour of banks and financial institutions designated by the Builder to secure loans made or to be made to the Builder to finance the construction of the Purchased Vessel.
"Contract Price" is as defined in the Construction Contract and includes a lump sum amount in respect of the NYC Allowance.
"Contractual Delivery Date" means, at any time, the date which at such time is the date specified for delivery of the Purchased Vessel under the Construction Contract, as such date may be modified from time to time pursuant to the terms of the Construction Contract.
"Covered Taxes" is defined in Section 4.6.
"Credit Support Documents" means the FEC Transfer Documents, the Hermes Insurance Policy, the Finnvera Guarantee and, if applicable, the Second Finnvera Guarantee.
"Default" means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.
"Defaulting Finance Party" means the Facility Agent or any Transferring Lender who is liable to pay Break Costs pursuant to Section 3.3.3 (e) or Section 9.1.10(A)(c) as the case may be.
"Disbursement Date" means the date on which the Loan is advanced. When such expression is prefaced by the word "expected", it shall denote the date on which the Borrower then reasonably expects the Loan to be disbursed based upon the then-scheduled Contractual Delivery Date of the Purchased Vessel.
"Dollar", "USD" and the sign "$" mean lawful money of the United States.
"Dollar Pledged Account" means the Dollar account referred to in the Pledge Agreement.
"Effective Date" is defined in the preamble.
"Eligible German Content Amount" means the amount of the Actual German Content Component from time to time which is notified by the Builder to the Facility Agent pursuant to Section 2.4(a) and for which the Hermes Documentary Requirements have been satisfied.
"Environmental Laws" means all applicable federal, state, local or foreign statutes, laws, ordinances, codes, rules and regulations (including consent decrees and administrative orders) relating to the protection of the environment.
"EUR" and the sign "€" mean the currency of participating member states of the European Monetary Union pursuant to Council Regulation (EC) 974/98 of 3 May 1998, as amended from time to time.
"EUR Pledged Account" means the EUR account referred to in the Pledge Agreement.
"Event of Default" is defined in Section 8.1.
"Existing Lender" has the meaning given to it in a Transfer Certificate.
"Existing Principal Subsidiaries" means each Subsidiary of the Borrower that is a Principal Subsidiary on the Effective Date.
"Expected Delivery Date" means the latest date on which the Purchased Vessel is expected to be delivered to the Borrower pursuant to the Construction Contract being, as at the date of this Agreement, 5 May 2022, as such date may be adjusted pursuant to the terms and conditions of the Construction Contract.
"Facility" means the term loan facility made available under this Agreement.
"Facility Agent" is defined in the preamble and includes each other Person as shall have subsequently been appointed as the successor Facility Agent, and as shall have accepted such appointment, pursuant to Section 10.5.
"FATCA" means Sections 1471 through 1474 of the Code, as in effect at the date hereof (or any amended or successor version that is substantively comparable), any current or future regulations promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any published intergovernmental agreement entered into in connection with the implementation of such sections of the Code, any published intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such published intergovernmental agreements.
"FATCA Deduction" means a deduction or withholding from a payment under a Loan Document required by FATCA.
"FATCA Exempt Party" means a party to this Agreement that is entitled to receive payments free from any FATCA Deduction.
"FEC" means Finnish Export Credit Ltd. (Business Identity Code: 1642253-1) whose postal address is Porkkalankatu 1, PO Box 1010, FI - 00101 Helsinki, Finland.
"FEC Commitment Amount" means the sum of the FEC Tranche A Commitment Amount and the FEC Tranche B Commitment Amount.
"FEC Conversion" means the election by FEC pursuant to Section 3.3.3 that the FEC Tranche A Loan shall not bear interest at the Fixed Rate but at the FEC Tranche A Floating Rate.
"FEC Conversion Floating Rate Certificate" is defined in Section 3.3.3(c).
"FEC Conversion Notice" is defined in Section 3.3.3(b).
"FEC Financing" means the funding provided by FEC as Lender under this Agreement following the execution of the FEC Transfer Certificates.
"FEC Financing Offer" means the offer by FEC to the Borrower in relation to the FEC Loan and the Fixed Rate dated 12 April 2017 as renewed from time to time.
"FEC Lender" means an Original FEC Lender until the effective date of its FEC Transfer Certificate and, with effect from the effective date of such FEC Transfer Certificate, FEC.
"FEC Loan" means collectively the FEC Tranche A Loan and the FEC Tranche B Loan.
"FEC Margin Lender" means any Original FEC Lender, any Assignee Lender and any Transferee Lender, in each case, excluding FEC.
"FEC Prepayment Event" has the meaning given to such term in Section 9.1.10(A)(b).
"FEC Reassignment" has the meaning given to such term in Section 9.1.10(A)(a).
"FEC Supplemental Assignment Agreement" means the supplemental assignment agreement entered into between FEC, the Original FEC Lenders and the Facility Agent in relation to the FEC Financing in the form set out in Exhibit G-1.
"FEC Tranche A Commitment" means:

(a)
for each of the Original FEC Lenders, the amount set opposite its name in Exhibit A-1 under the heading "FEC Tranche A Commitments" and the amount of any other Commitment in relation to the FEC Tranche A Commitment Amount transferred to it under this Agreement; and

(b)	for any other Lender, the amount of any Commitment in relation to the FEC Tranche A Commitment Amount transferred to it under a Transfer Certificate or under Section 11.11.1 of this Agreement, in each case as such amount may be reduced, transferred or cancelled in accordance with the terms of this Agreement.
"FEC Tranche A Commitment Amount" means, as of any date, an amount equal to the aggregate of the FEC Tranche A Commitments of all the Lenders on such date. As of the Effective Date, the FEC Tranche A Commitment Amount is equal to (a) the US Dollar equivalent of EUR992,000,000 plus (b) the US Dollar equivalent of EUR26,794,290 being the amount of the Finnvera Premium payable with respect to the FEC Tranche A Loan, in aggregate not exceeding the US Dollar equivalent of EUR1,018,794,290.
"FEC Tranche A Loan" means that part of the Loan made or to be made (as the context may require) by the FEC Lenders to the Borrower that is referred to in Section 2.1.1(i).
"FEC Tranche A Floating Rate" means a rate per annum equal to the sum of the LIBO Rate plus the FEC Tranche A Floating Rate Margin.
"FEC Tranche A Floating Rate Margin" means the rate per cent per annum to be agreed between the Borrower and FEC in accordance with Section 3.3.3(d) or as set out in the FEC Conversion Floating Rate Certificate issued pursuant to Section 3.3.3(e).
"FEC Tranche B Commitment" means:

(a)
for each of the Original FEC Lenders, the amount set opposite its name in Exhibit A-1 under the heading "FEC Tranche B Commitments" and the amount of any other Commitment in relation to the FEC Tranche B Commitment Amount transferred to it under this Agreement; and

(b)	for any other Lender, the amount of any Commitment in relation to the FEC Tranche B Commitment Amount transferred to it under a Transfer Certificate or under Section 11.11.1 of this Agreement, in each case as such amount may be reduced, transferred or cancelled in accordance with the terms of this Agreement.
"FEC Tranche B Commitment Amount" means, as of any date, an amount equal to the aggregate of the FEC Tranche B Commitment of all the Lenders as of such date. As of the Effective Date, the FEC Tranche B Commitment Amount is equal to (a) the US Dollar equivalent of EUR168,000,000 plus (b) the US Dollar equivalent of EUR6,654,330 being the amount of the Finnvera Premium payable with respect to the FEC Tranche B Loan plus (c) the part of the Finnvera Premium payable with respect to the FEC Tranche A Loan not covered under the FEC Tranche A Loan, up to the US Dollar equivalent of EUR12,497,944, in aggregate not exceeding the US Dollar equivalent of EUR187,152,274.
"FEC Tranche B Loan" means that part of the Loan made or to be made (as the context may require) by the FEC Lenders to the Borrower referred to in Section 2.1.1(ii).
"FEC Tranche Commitment" means, with respect to each Lender, the sum of such Lender's FEC Tranche A Commitment and FEC Tranche B Commitment.
"FEC Transfer Certificate" means a Transfer Certificate, to be executed by each Original FEC Lender in favour of FEC and pursuant to which all of the FEC Tranche Commitments and other rights and obligations of such Original FEC Lender under the Loan Documents shall be transferred to FEC, substantially in the form set out in Exhibit F-1.
"FEC Transfer Documents" means each FEC Transfer Certificate, the FEC Supplemental Assignment Agreement and the Finnvera Guarantee Assignment Agreement.
"Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Facility Agent from three Federal funds brokers of recognized standing selected by it; provided that if the Federal Funds Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.
"Fee Letter" means any letter entered into by reference to this Agreement between the Borrower, on the one hand and any or all of the Facility Agent, the Hermes Agent, the Finnvera Agent, the Mandated Lead Arrangers, the Lenders and/or FEC setting out the amount of certain fees referred to in, or payable in connection with, this Agreement.
"Final German Content Notice" is defined in Section 2.4(b).
"Final German Content Notice Date" means the date falling three (3) months prior to the Contractual Delivery Date.
"Final Maturity" means the date occurring twelve (12) years after the Disbursement Date.
"Finance Parties" means the Lenders, the Mandated Lead Arrangers, the Facility Agent, the Guarantee Holder, the Hermes Agent and the Finnvera Agent.
"Finnish Authority" means each of FEC and Finnvera.
"Finnish Ministry" means the Ministry of Economic Affairs and Employment of the State of Finland.
"Finnvera" means Finnvera plc, a company owned by the State of Finland having its principal office at Porkkalankatu 1, PO Box 1010, FI-00101 Helsinki, Finland.
"Finnvera Balancing Commitment" means:
(a)    for each of the Original Finnvera Balancing Lenders, the amount set opposite its name in Exhibit A-1 under the heading "Finnvera Balancing Commitments" and the amount of any other Commitment in relation to the Finnvera Balancing Commitment transferred to it under this Agreement; and
(b)    for any other Lender, the amount of any Commitment in relation to the Finnvera Balancing Commitment transferred to it under Section 11.11.1 of this Agreement, in each case as such amount may be increased, reduced, transferred or cancelled in accordance with the terms of this Agreement.
"Finnvera Balancing Commitment Amount" means, as of any date, an amount equal to the aggregate of the Finnvera Balancing Commitment of all the Lenders as of such date. As of the Effective Date, the Finnvera Balancing Commitment Amount is equal to zero plus any Finnvera Balancing Premium that may become payable with respect to the Finnvera Balancing Loan.

"Finnvera Balancing Lenders" means the Original Finnvera Balancing Lenders and any New Lender(s) to whom all or any part of the Finnvera Balancing Commitment is transferred.
"Finnvera Balancing Loan" means that part of the Loan made or to be made (as the context may require) by the Finnvera Balancing Lenders to the Borrower referred to in Section 2.1.3.
"Finnvera Balancing Premium" means the premium payable to Finnvera (if any) under and in respect of the Second Finnvera Guarantee calculated as provided in Section 3.5.5.
"Finnvera General Terms" means the terms and conditions of Finnvera dated 1 March 2004 applicable to the Finnvera Guarantee and, if applicable, the Second Finnvera Guarantee.
"Finnvera Guarantee" means the guarantee in relation to 100% of the FEC Loan issued or to be issued by Finnvera in favour of the Guarantee Holder in the form set out in Exhibit H-1.
"Finnvera Guarantee Assignment Agreement" means the assignment agreement to be entered into by FEC as assignee and the Guarantee Holder as assignor and pursuant to which the Guarantee Holder will assign to FEC all rights to and benefits of any payments of indemnity to be made by Finnvera under the Finnvera Guarantee in the form set out in Exhibit G-2.
"Finnvera Premium" means the premium payable to Finnvera under and in respect of the Finnvera Guarantee calculated as provided in Section 3.5.4.
"Finnvera Premium Refund Formula" means an amount determined in accordance with the following formula:
0.8*d*b*c
where:
b = the remaining average maturity of the Loan at the time of the prepayment
c = the principal amount of the prepayment
d = the up-front flat guarantee premium converted into a per annum based premium.
Clarification of the formula:
(a)    '0.8' in the formula above refers to the fact that 20% of the flat guarantee premium will be retained and will not be refundable; and
(b)    'd' in the formula above is derived as follows: the guarantee premium/6.25=d, where the guarantee premium is the up-front flat guarantee premium and 6.25 is the average maturity of a loan with a 12 year OECD repayment profile.
"First Fee" is defined in Section 11.13.1.
"Fiscal Quarter" means any quarter of a Fiscal Year.
"Fiscal Year" means any annual fiscal reporting period of the Borrower.
"Fixed Charge Coverage Ratio" means, as of the end of any Fiscal Quarter, the ratio computed for the period of four consecutive Fiscal Quarters ending on the close of such Fiscal Quarter of:

(a)	net cash from operating activities (determined in accordance with GAAP) for such period, as shown in the Borrower's consolidated statement of cash flow for such period, to

(b)	the sum of:
i)    dividends actually paid by the Borrower during such period (including, without limitation, dividends in respect of preferred stock of the Borrower); plus
ii)    scheduled payments of principal of all debt less New Financings (determined in accordance with GAAP, but in any event including Capitalised Lease Liabilities), in each case, of the Borrower and its Subsidiaries for such period.
"Fixed Rate" means a rate per annum equal to the sum of the CIRR plus the Fixed Rate Margin.
"Fixed Rate Loan" means the FEC Tranche A Loan bearing interest at the Fixed Rate.
"Fixed Rate Margin" means the aggregate of (i) 0.75% per annum (payable to FEC) and (ii) 0.05% per annum (payable to the FEC Margin Lenders).
"Fixed Rate Provider" means FEC in its capacity as the provider of the Fixed Rate.
"Floating Rate" means a rate per annum equal to the sum of the LIBO Rate plus the applicable Floating Rate Margin save in the case of the Floating Rate applicable to the FEC Loan following an FEC Reassignment under Section 9.1.10(A)(c) where the applicable Floating Rate shall be that determined in accordance with paragraphs (f) to (h) inclusive of Section 9.1.10(A).

"Floating Rate Indemnity Amount" is defined in Section 4.4.1(A)a.
"Floating Rate Loan" means all or any portion of the Loan (other than the FEC Tranche A Loan) bearing interest at the Floating Rate and, in the case of the FEC Tranche A Loan, the FEC Tranche A Floating Rate.
"Floating Rate Margin" means (a) in respect of the FEC Tranche B Loan the aggregate of: (i) 1.05% per annum (payable to FEC) and (ii) 0.05% per annum (payable to the FEC Margin Lenders) and (b) in respect of each of (x) the Hermes Loan and (y) if applicable, the Finnvera Balancing Loan: 1.15% per annum.
"F.R.S. Board" means the Board of Governors of the Federal Reserve System or any successor thereto.
"Funding Losses Event" is defined in Section 4.4.1.
"GAAP" is defined in Section 1.4.
"German Construction Contract Component" means that portion of the Contract Price which relates to monies to be paid to German exporters, suppliers and sub-suppliers in relation to the Construction Contract.
"German Content Review Date" means each date falling at consecutive 12 monthly intervals from the Effective Date until the Final German Content Notice Date save that if such date is not a Business Day, then the German Content Review Date shall fall on the next succeeding Business Day following such date.
"Government-related Obligations" means obligations of the Borrower or any Subsidiary of the Borrower under, or Indebtedness incurred by the Borrower or any Subsidiary of the Borrower to satisfy obligations under, any governmental requirement imposed by any Applicable Jurisdiction that must be complied with to enable the Borrower and its Subsidiaries to continue its or their business in such Applicable Jurisdiction, excluding, in any event, any taxes imposed on the Borrower or any Subsidiary of the Borrower.
"Guarantee Holder" means KfW IPEX (for the benefit of the Original FEC Lenders or FEC and, if applicable the Original Finnvera Balancing Lenders from time to time) being the person in whose favour (i) the Finnvera Guarantee shall be issued for the benefit of the Original FEC Lenders and, following the execution of each FEC Transfer Certificate, FEC and (ii) the Second Finnvera Guarantee, if applicable, shall be issued for the benefit of the Original Finnvera Balancing Lenders and, subject to approval from Finnvera following any assignment or transfer of the Finnvera Balancing Commitment, the Finnvera Balancing Lenders.
"Hedging Instruments" means options, caps, floors, collars, swaps, forwards, futures and any other agreements, options or instruments substantially similar thereto or any series or combination thereof used to hedge one or more interest, foreign currency or commodity exposures.
"herein", "hereof", "hereto", "hereunder" and similar terms contained in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular Section, paragraph or provision of this Agreement or such other Loan Document.
"Hermes" means Euler Hermes Aktiengesellschaft, Gasstraße 27, 22761 Hamburg, Germany acting in its capacity as representative of the Federal Republic of Germany in connection with the issuance of export credit guarantees.
"Hermes Agent" is defined in the preamble.
"Hermes Commitment" means:

(a)
for each of the Original Hermes Lenders, the amount set opposite its name in Exhibit A-1 under the heading "Hermes Commitments" and the amount of any other Commitment in relation to the Hermes Commitment Amount transferred to it under this Agreement; and

(b)	for any other Lender, the amount of any Commitment in relation to the Hermes Commitment Amount transferred to it under Section 11.11.1 of this Agreement, in each case as such amount may be reduced, transferred or cancelled in accordance with the terms of this Agreement.
"Hermes Commitment Amount" means, as of any date, an amount equal to the aggregate of the Hermes Commitment of all the Lenders as of such date. As of the Effective Date, the Hermes Commitment Amount equals the US Dollar equivalent of EUR160,000,000 plus the Hermes Fee.
"Hermes Conditions" means (i) The General Terms and Conditions for Buyer Credit Guarantees issued by Hermes with the heading Legal Basis and dated July 2017 (the "Conditions") and (ii) The Minimum Standards for the Specific Pre-conditions for disbursements under Buyer Credit Cover issued by Hermes with the heading Practical Information (the "Standards") and dated July 2017 unless such Conditions and Standards are no longer applicable.
"Hermes Documentary Requirements" has the meaning given to such term in Section 2.3(a).
"Hermes Fee" means the fee payable to Hermes under and in respect of the Hermes Insurance Policy.
"Hermes Insurance Policy" means the export credit guarantee (Finanzkreditgarantie) in relation to 95% of the Hermes Loan issued by the Federal Republic of Germany, represented by Hermes, in favour of the Lenders.
"Hermes Lenders" means the Original Hermes Lenders and any New Lender(s) to whom all or any part of the Hermes Commitment is transferred.
"Hermes Loan" means that part of the Loan made or to be made (as the context may require) by the Hermes Lenders to the Borrower referred to in Section 2.1.2.
"Illegality Notice" is defined in Section 3.2.2(a).
"Indebtedness" means, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than (i) trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 180 days of the date the respective goods are delivered or the respective services are rendered and (ii) any purchase price adjustment, earnout or deferred payment of a similar nature incurred in connection with an acquisition (but only to the extent that no payment has at the time accrued pursuant to such purchase price adjustment, earnout or deferred payment obligation); (c) Indebtedness of others secured by a Lien on the property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) guarantees by such Person of Indebtedness of others, up to the amount of Indebtedness so guaranteed; (g) obligations of such Person in respect of surety bonds and similar obligations; and (h) liabilities arising under Hedging Instruments.
"Indemnified Liabilities" is defined in Section 11.4.
"Indemnified Parties" is defined in Section 11.4.
"Interest Period" means the period from and including the Disbursement Date up to but excluding the first Repayment Date, and subsequently each succeeding period from the last day of the prior Interest Period up to but excluding the next Repayment Date, except that:

(a)
any Interest Period which would otherwise end on a day which is not a Business Day shall end on the next Business Day to occur, except if such Business Day does not fall in the same calendar month, the Interest Period will end on the last Business Day in that calendar month, the interest amount due in respect of the Interest Period in question and in respect of the next following Interest Period being adjusted accordingly; and

(b)
if any Interest Period is altered by the application of a) above, the subsequent Interest Period shall end on the day on which it would have ended if the preceding Interest Period had not been so altered.

"Interest Subsidy Amount Repayable" means the amount of any interest subsidy paid in connection with the FEC Tranche A Loan under the Facility, to the extent such amount exceeds the respective amount of any interest compensation paid under the respective interest swaps made by FEC to obtain the CIRR for the FEC Tranche A Loan under the Facility, as well as annual interest on all amounts of such interest subsidy paid from the date of payment until the date of such repayment, at the interest rate referred to in paragraph 1 of Section 4 of the Finnish Interest Rate Act (633/1982), as amended.
"Interpolated Screen Rate" means, in relation to the LIBO Rate, the rate which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the relevant Interest Period; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the relevant Interest Period.
“Investment Grade” means, with respect to Moody’s, a Senior Debt Rating of Baa3 or better and, with respect to S&P, a Senior Debt Rating of BBB- or better.
"KfW IPEX" means KfW IPEX-Bank GmbH.
"Lender" and "Lenders" are defined in the preamble.
"Lender Assignment Agreement" means any Lender Assignment Agreement substantially in the form of Exhibit C.
"Lending Office" means, relative to any Lender, the office of such Lender designated as such below its signature hereto or designated in a Lender Assignment Agreement or such other office of a Lender as designated from time to time by notice from such Lender to the Borrower and the Facility Agent, whether or not outside the United States, which shall be making or maintaining the Loan of such Lender hereunder.
"LIBO Rate" means:

(a)	the Screen Rate; or

(b)	(if no Screen Rate is available for the relevant Interest Period) the Interpolated Screen Rate; or

(c)
(if (i) no Screen Rate is available for the Floating Rate Loan or (ii) no Screen Rate is available for the relevant Interest Period and it is not possible to calculate the Interpolated Screen Rate), subject to Section 3.3.6, the Reference Bank Rate, at or about 11:00 a.m. (London time) two (2) Business Days before the commencement of the relevant Interest Period; provided that:

(d)
for the purposes of determining the post-maturity rate of interest under Section 3.3.4, the LIBO Rate shall be determined by reference to deposits on an overnight or call basis or for such other period or periods as the Facility Agent may determine after consultation with the Lenders, which period shall be no longer than one month unless the Borrower otherwise agrees; and

(e)	if the LIBO Rate determined in accordance with the foregoing provisions of this definition is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
"Lien" means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or performance of an obligation or other priority or preferential arrangement of any kind or nature whatsoever.
"Loan" means, as the context requires:
(a)    each of the FEC Tranche A Loan, FEC Tranche B Loan, Hermes Loan and the Finnvera Balancing Loan; or
(b)    the principal sum in Dollars advanced by the Lenders to the Borrower upon the terms and conditions of this Agreement; or
(c)    the amount thereof for the time being advanced and outstanding under this Agreement.
"Loan Documents" means this Agreement, the Amendment Agreement, the Pledge Agreement, the Fee Letters, the Loan Request and any other document jointly designated as a "Loan Document" by the Facility Agent and the Borrower.
"Loan Request" means the loan request and certificate duly executed by an Authorised Officer of the Borrower, substantially in the form of Exhibit A-2 hereto.
"Majority Lenders" means:
(a)    at any time while FEC is not a Lender:
(i)    if the Loan is not then outstanding, a Lender or Lenders whose Commitments then aggregate more than 66 2/3% of the total Commitments (or, if the Commitments have been reduced to zero, aggregate more than 66 2/3% of the total Commitments immediately prior to the reduction); or
(ii)    at any other time, a Lender or Lenders whose participations in the Loan then outstanding aggregate more than 66 2/3% of the Loan then outstanding; or
(b)    at any time while FEC is a Lender:
(i)    FEC; and
(ii)    either:
(A)    if the Loan is not then outstanding, a Lender or Lenders (excluding FEC) whose Commitments then aggregate more than 66 2/3% of the total Commitments (excluding for this purpose any Commitment held by FEC) (or, if such total Commitments have been reduced to zero, aggregate more than 66 2/3% of such Commitments immediately prior to the reduction); or
(B)    at any other time, a Lender or Lenders (excluding FEC) whose participations in the Loan then outstanding aggregate more than 66 2/3% of the Loan then outstanding (excluding for this purpose such portion of the Loan owed to FEC).
"Material Adverse Effect" means a material adverse effect on (a) the business, operations or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) the rights and remedies of the Facility Agent or any Lender under the Loan Documents or (c) the ability of the Borrower to perform its payment Obligations under the Loan Documents.
"Material Litigation" is defined in Section 6.7.
"Maximum Balancing Amount" means, at any time, the lesser of (a) the US Dollar equivalent of EUR160,000,000 less 80% of the Eligible German Content Amount (if any) confirmed by the Facility Agent to the Borrower in accordance with Section 2.4(a) and (b) the US Dollar equivalent of EUR160,000,000 less 5% of the aggregate Commitments of the Lenders under this Agreement.
"Mitigation Period" is defined in Section 11.20(a).
"Moody's" means Moody's Investors Service, Inc.
"Net Debt" means, at any time, the aggregate outstanding principal amount of all debt (including, without limitation, the principal portion of all Capitalised Lease Obligations) of the Borrower and its Subsidiaries (determined on a consolidated basis in accordance with GAAP) less the sum of (without duplication):

(a)	all cash on hand of the Borrower and its Subsidiaries; plus

(b)	all Cash Equivalents.
"Net Debt to Capitalisation Ratio" means, as at any date, the ratio of (a) Net Debt on such date to (b) Capitalisation on such date.

"New Financings" means proceeds from:

(a)	borrowed money (whether by loan or issuance and sale of debt securities), including drawings under this Agreement and any revolving credit facilities, and

(b)	the issuance and sale of equity securities.
"New Lender" has the meaning given in Section 11.11.
"Non-Borrower Related Change in Law" means a Change in Law other than a Change in Law that (a) specifically relates to the Borrower or (b) relates to companies that are organized under the law of the jurisdiction of organisation or place of residence of the Borrower (but not to borrowers generally).
"Nordea Agreement" means the $1,150,000,000 amended and restated credit agreement dated as of August 23, 2013, as amended by Amendment No. 1 thereto dated as of July 10, 2015 and as further amended and restated on October 12, 2017, among the Borrower, as the borrower, the various financial institutions as are or shall become parties thereto and Nordea Bank Finland PLC, New York Branch as administrative agent, as amended, restated, supplemented or otherwise modified from time to time.
"NYC Allowance" has the meaning assigned thereto in Article II.1 of the Construction Contract and, when such expression is prefaced by the word "incurred", shall mean such amount of the NYC Allowance, not exceeding EUR300,000,000 including the value of any Change Orders, as shall at the relevant time have been paid, or become payable, to the Builder by the Borrower under the Construction Contract as part of the Contract Price.
"NYC Applicable Rate" means the USD-to-EUR rate referred to in paragraph (b) of the definition of "US Dollar Equivalent".
"Obligations" means all obligations (payment or otherwise) of the Borrower arising under or in connection with this Agreement and the other Loan Documents.
"Option Period" is defined in Section 3.2.2(c).
"Organic Document" means, relative to the Borrower, its articles of incorporation (inclusive of any articles of amendment to its articles of incorporation) and its by-laws.
"Original Lender" means each of the financial institutions listed in Exhibit A-1 as an Original FEC Lender, Original Hermes Lender or Original Finnvera Balancing Lender.
"Participant" is defined in Section 11.11.2.
"Percentage" means, relative to any Lender, the percentage set forth in Exhibit A-1 or as set out in an FEC Transfer Certificate or in the applicable Lender Assignment Agreement, as such percentage may be adjusted from time to time pursuant to Section 4.9 or pursuant to Lender Assignment Agreement(s) executed by such Lender and its Assignee Lender(s) and delivered pursuant to Section 11.11.1.
"Person" means any natural person, corporation, limited liability company, partnership, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.
"Pledge Agreement" means the pledge agreement in respect of the Pledged Accounts substantially in the form set out in Exhibit E as amended to take into account only the changes necessary to reflect the applicable governing law (as determined by the location of the Pledged Accounts) and any other specific and reasonable requirements of the account bank with whom the Pledged Accounts are held and approved by the Facility Agent (acting on the instructions of the Majority Lenders).
"Pledged Accounts" means the EUR Pledged Account and the Dollar Pledged Account and "Pledged Account" means either of them.
"Premium Measurement Date" means the date falling thirty (30) days prior to the Disbursement Date.
"Prepayment Event" is defined in Section 9.1.
"Principal Subsidiary" means any Subsidiary of the Borrower that owns a Vessel.
"Purchased Vessel" is defined in the preamble.
"Recovered Amount" is defined in Section 4.10.1.
"Recovering Lender" is defined Section 4.10.1.
"Redistributed Amount" is defined Section 4.10.4.
"Reference Banks" means those minimum of three banks designated as Reference Banks by the Facility Agent from time to time that are reasonably acceptable to the Borrower, and each additional Reference Bank and/or each replacement Reference Bank appointed by the Facility Agent pursuant to Section 3.3.6.
"Reference Bank Rate" means the rate per annum certified by the Facility Agent to be the average of the rates quoted by the Reference Banks as the rate at which each of the Reference Banks was (or would have been) offered deposits of Dollars by prime banks in the London interbank market in an amount approximately equal to the amount of the Floating Rate Loan and for a period the length of the relevant Interest Period (or for such other period as shall be agreed by the Borrower and the Facility Agent with the consent of the Majority Lenders).
"Register" is defined in Section 11.11.3.
"Reinvestment Rate" means a rate equal to the estimated yield in dollars on debt certificates issued by the Republic of Finland for the period referred to in Section 4.4.1(A)b as determined by FEC.
"Repayment Date" means each of the dates for payment of the repayment instalments of the Loan pursuant to Section 3.1.
"S&P" means Standard & Poor's Financial Services LLC, a wholly-owned subsidiary of The McGraw-Hill Financial Inc.
"Sanctions" means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty's Treasury of the United Kingdom.
"Sanctioned Country" means, at any time, a country, region or territory which is itself the subject or target of any Sanctions.
"Sanctioned Person" means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, or any person owned or controlled by any such Person or Persons, or (b) any Person operating or organised in a Sanctioned Country.
"Screen Rate" means the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to six months (or for such other period as shall be agreed by the Borrower and the Facility Agent with the consent of the Majority Lenders) which appears on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate).
"SEC" means the United States Securities and Exchange Commission and any successor thereto.
"Second Fee" is defined in Section 11.13.
"Second Finnvera Guarantee" means, if applicable, the guarantee in relation to 95% of the Finnvera Balancing Loan issued or to be issued by Finnvera in favour of the Guarantee Holder in the form set out in Exhibit H-2.
"Senior Debt Rating" means, as of any date, (a) the implied senior debt rating of the Borrower for debt pari passu in right of payment and in right of collateral security with the Obligations as given by Moody's and S&P or (b) in the event the Borrower receives an actual unsecured senior debt rating (apart from an implied rating) from Moody's and/or S&P, such actual rating or ratings, as the case may be (and in such case the Senior Debt Rating shall not be determined by reference to any implied senior debt rating from either agency). For purposes of the foregoing, (i) if only one of S&P and Moody's shall have in effect a Senior Debt Rating, the Finnvera Premium or Finnvera Balancing Premium, as applicable, shall be determined by reference to the available rating; (ii) if neither S&P nor Moody's shall have in effect a Senior Debt Rating, the Finnvera Premium or Finnvera Balancing Premium, as applicable, will be set in accordance with Level 4 of the relevant Pricing Grid, unless (A) the Borrower has obtained from at least one of such agencies a private implied rating for its senior debt as of the Premium Measurement Date or (B) having failed to obtain such private rating as of the Premium Measurement Date, the Borrower and Finnvera shall have agreed within 10-days of the Premium Measurement Date on an alternative rating method, which agreed alternative shall apply for the purposes of this Agreement; (iii) if the ratings established by S&P and Moody's shall fall within different levels, the Applicable Premium Rate shall be based upon the higher rating unless such ratings differ by two or more levels, in which case the applicable level will be deemed to be one level below the higher of such levels; and (iv) if S&P or Moody's shall change the basis on which ratings are established, each reference to the Senior Debt Rating announced by S&P or Moody's, as the case may be, shall refer to the then equivalent rating by S&P or Moody's, as the case may be.
"Sharing Lenders" is defined in Section 4.10.2.
"Sharing Payment" is defined in Section 4.10.1.
"Stockholders' Equity" means, as at any date, the Borrower's stockholders' equity on such date, excluding Accumulated Other Comprehensive Income (Loss), determined in accordance with GAAP, provided that any non-cash charge to Stockholders' Equity resulting (directly or indirectly) from a change after the Effective Date in GAAP or in the interpretation thereof shall be disregarded in the computation of Stockholders' Equity such that the amount of any reduction thereof resulting from such change shall be added back to Stockholders' Equity.
"Subsidiary" means, with respect to any Person, any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person.
"Transfer Certificate" means a certificate substantially in the form of Exhibit F-2 or any other form agreed between the Facility Agent and the Borrower.
"Transferee Lender" has the meaning given to it in Section 11.11.1 (A).
"Transferring Lender" has the meaning given to it in the FEC Supplemental Assignment Agreement.
"USA Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act 2001, as amended.
"US Dollar Equivalent" means:

(a)
for all EUR amounts payable in respect of the Contract Price (excluding the portion thereof comprising the NYC Allowance), the total of such EUR amounts converted to a corresponding Dollar amount as determined using the weighted average rate of exchange that the Borrower has agreed, either in the spot or forward currency markets, to pay its counterparties for the purchase of the relevant amounts of EUR with Dollars for the payment of the instalments of the Contract Price (including the final instalment payable on the Actual Delivery Date) and including in such weighted average the spot rates for any EUR amounts due that have not been hedged by the Borrower (the "Weighted Average Rate");

(b)
for all EUR amounts payable in respect of the NYC Allowance, the total of such EUR amounts converted to a corresponding Dollar amount as determined using the USD-to-EUR rate used by the Borrower to convert the relevant USD amount of the amount of the NYC Allowance into EUR for the purpose of the Builder invoicing the same to the Borrower in EUR in accordance with the Construction Contract; and

(c)
for the calculation and payment of the Hermes Fee in Dollars, the amount thereof in EUR converted to a corresponding Dollar amount as determined by Hermes on the basis of the latest rate for the purchase of EUR with Dollars to be published by the German Federal Ministry of Finance prior to the time that Hermes issues its invoice for the Hermes Fee.

Such rate of exchange under (a) above (whether forward or spot) shall be evidenced by foreign exchange counterparty confirmations. The US Dollar Maximum Loan Amount under (a) above shall be calculated by the Borrower in consultation with the Facility Agent no less than ten (10) Business Days prior to the service of the Loan Request. Such rate of exchange under (b) above shall be evidenced by the production prior to the Disbursement Date of the invoice from the Borrower to the Builder in respect of the NYC Allowance, which invoice shall contain the USD/EUR exchange rate used for determining the EUR amount of the NYC Allowance. The US Dollar Equivalent amount of the Hermes Fee shall be calculated by Hermes and notified by the Facility Agent in writing to the Borrower as soon as practicable after Hermes issues its invoice therefor.
"US Dollar Maximum Loan Amount" is defined in the preamble.
"US Tax Obligor" means the Borrower, to the extent that it is resident for tax purposes in the U.S.
"United States" or "U.S." means the United States of America, its fifty States and the District of Columbia.
"Vessel" means a passenger cruise vessel owned by the Borrower or one of its Subsidiaries.
"Weighted Average Rate" has the meaning given to it in paragraph (a) of the definition of the term "US Dollar Equivalent".
SECTION 1.2.    Use of Defined Terms
Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall, when capitalised, have such meanings when used in the Loan Request and each notice and other communication delivered from time to time in connection with this Agreement or any other Loan Document.Cross-References
SECTION 1.3.    Accounting and Financial DeterminationsUnless otherwise specified, all accounting terms used herein or in any other Loan Document shall be interpreted, all accounting determinations and computations hereunder or thereunder (including under Section 7.2.4) shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared, in accordance with United States generally accepted accounting principles ("GAAP") consistently applied (or, if not consistently applied, accompanied by details of the inconsistencies); provided that if the Borrower elects to apply or is required to apply International Financial Reporting Standards ("IFRS") accounting principles in lieu of GAAP, upon any such election and notice to the Facility Agent, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Agreement); provided further that if, as a result of (i) any change in GAAP or IFRS or in the interpretation thereof or (ii) the application by the Borrower of IFRS in lieu of GAAP, in each case, after the date of the first set of financial statements provided to the Facility Agent hereunder, there is a change in the manner of determining any of the items referred to herein or therein that are to be determined by reference to GAAP, and the effect of such change would (in the reasonable opinion of the Borrower or the Facility Agent) be such as to affect the basis or efficacy of the financial covenants contained in Section 7.2.4 in ascertaining the consolidated financial condition of the Borrower and its Subsidiaries and the Borrower notifies the Facility Agent that the Borrower requests an amendment to any provision hereof to eliminate such change occurring after the date hereof in GAAP or the application thereof on the operation of such provision (or if the Facility Agent notifies the Borrower that the Majority Lenders request an amendment to any provision hereof for such purpose), then such item shall for the purposes of Section 7.2.4 continue to be determined in accordance with GAAP relating thereto as if GAAP were applied immediately prior to such change in GAAP or in the interpretation thereof until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding the foregoing, all obligations of any person that are or would be characterized as operating lease obligations in accordance with GAAP on the Amendment Closing Date (whether or not such operating lease obligations were in effect on such date) shall continue to be accounted for as operating lease obligations for the purposes of this Agreement regardless of any change in GAAP following the Amendment Closing Date that would otherwise require such obligations to be recharacterized (on a prospective or retroactive basis or otherwise) as capital leases.
ARTICLE II
COMMITMENTS AND BORROWING PROCEDURES
SECTION 2.1.    CommitmentOn the terms and subject to the conditions of this Agreement (including Article V), each Lender severally agrees to make its portion of the Loan pursuant to its Commitment described in this Section 2.1. No Lender's obligation to make its portion of the Loan shall be affected by any other Lender's failure to make its portion of the Loan.
SECTION 2.1.1.    Commitment of FEC Lenders.
On the Disbursement Date, each FEC Lender will make available to the Borrower (i) a loan in a maximum amount up to but not exceeding such FEC Lender's FEC Tranche A Commitment and (ii) a loan in a maximum amount up to but not exceeding such FEC Lender's FEC Tranche B Commitment.

SECTION 2.1.2.     Commitment of Hermes Lenders.
On the Disbursement Date, each Hermes Lender will make available to the Borrower a loan in a maximum amount up to but not exceeding such Hermes Lender's Hermes Commitment.
SECTION 2.1.3.    Commitment of Finnvera Balancing Lenders.
On the Disbursement Date, if applicable, each Finnvera Balancing Lender will make available to the Borrower a loan in a maximum amount up to but not exceeding such Finnvera Balancing Lender's Finnvera Balancing Commitment.
SECTION 2.1.4.    Commitment Termination Date.
Each Lender's Commitment shall terminate on the earlier of (i) the Commitment Termination Date if the Purchased Vessel is not delivered to the Borrower prior to such date and (ii) the Actual Delivery Date.
SECTION 2.1.5.    Defaulting Lender.
If any Lender shall default in its obligations under Section 2.1, the Facility Agent shall, at the request of the Borrower, use reasonable efforts to assist the Borrower in finding a bank or financial institution acceptable to the Borrower to replace such Lender.
SECTION 2.1.6.    Reductions, increases and cancellations.
Unless expressly provided to the contrary:

(a)
any reduction, or cancellation of the FEC Tranche A Commitment shall adjust, reduce or cancel (as applicable) each FEC Lender's respective FEC Tranche A Commitment pro rata according to the amount of its respective FEC Tranche A Commitment immediately prior to such adjustment, reduction or cancellation;

(b)
any reduction or cancellation of the FEC Tranche B Commitment shall adjust, reduce, increase or cancel (as applicable) each FEC Lender's respective FEC Tranche B Commitment pro rata according to the amount of its respective FEC Tranche B Commitment immediately prior to such adjustment, reduction or cancellation;

(c)
any reduction or cancellation of the Hermes Commitment shall reduce or cancel (as applicable) each Hermes Lender's Hermes Commitment pro rata according to the amount of its respective Hermes Commitment immediately prior to such reduction or cancellation; and

(d)
any increase, reduction or cancellation of Finnvera Balancing Commitment shall adjust, reduce or cancel (as applicable) each Finnvera Balancing Lender's Finnvera Balancing Commitment pro rata according to the amount of its respective Finnvera Balancing Commitment immediately prior to such adjustment, reduction or cancellation.

SECTION 2.2.    Voluntary Reduction of Commitments

(a)
The Borrower may at any time prior to the date of a Loan Request terminate, or from time to time partially reduce, the Commitments upon written notice to the Facility Agent setting forth the total amount of the reduction in Commitments (the "Reduction Notice"); provided that any such reduction shall be applied (i) pro rata among the FEC Commitment Amount, the Hermes Commitment Amount and the Finnvera Balancing Commitment Amount determined immediately prior to giving effect to such reduction and provided that any such reduction shall not result in the Hermes Commitment at any time being less than 5% of the amount of the total Commitments, (ii) as between the FEC Tranche A Commitment Amount and the FEC Tranche B Commitment Amount, as directed by the Borrower in the Reduction Notice and (iii) as among each FEC Lender holding an FEC Tranche A Commitment, pro rata according to the amount of its respective FEC Tranche A Commitment immediately prior to giving effect to such reduction, (iv) as among each FEC Lender holding an FEC Tranche B Commitment, pro rata according to the amount of its respective FEC Tranche B Commitment immediately prior to giving effect to such reduction, (v) as among each Hermes Lender holding a Hermes Commitment, pro rata according to the amount of its respective Hermes Commitment immediately prior to giving effect to such reduction and (vi) as among each Finnvera Balancing Lender holding a Finnvera Balancing Commitment, pro rata according to the amount of its respective Finnvera Balancing Commitment immediately prior to giving effect to such reduction. The requested reduction shall be effective two Business Days after the date of delivery of the Reduction Notice to the Facility Agent.

(b)	Except as provided in Sections 2.2(c) and 2.2(d) below, each voluntary reduction in Commitments pursuant to this Section 2.2 shall be without premium or penalty.

(c)
If, during the period commencing on the Effective Date and ending on the Disbursement Date, the Borrower howsoever reduces the FEC Tranche A Commitment Amount to less than the US Dollar equivalent of EUR1,018,794,290, the Borrower shall pay such Break Costs as required by, and in accordance with, Section 4.4.

(d)
Where the Commitments are terminated or reduced pursuant to this Section 2.2, the Borrower shall pay to the Facility Agent and the Lenders any fees and commissions that have accrued to but excluding the date of termination or partial reduction (but, in the case of a partial reduction of Commitments, only in respect of the amount of the partial reduction). Any such payment shall be made on the second (2nd) Business Day following receipt by the Borrower of an invoice setting forth the accrued fees and commissions so payable.

SECTION 2.3.    Notification of Hermes Documentary Requirements

(a)
Promptly following its receipt of the Hermes Insurance Policy, the Facility Agent shall notify the Borrower in writing (with a copy to the Builder) of the documentary requirements specified by Hermes in the letter from Hermes and the letter from Hermes to the Hermes Agent detailing the Hermes Documentary Requirements (as defined below) in order for the Hermes Insurance Policy to become effective in relation to any specified German Construction Contract Component from time to time (the "Hermes Documentary Requirements").

(b)
The Hermes Documentary Requirements as notified by the Facility Agent to the Borrower pursuant to Section 2.3(a) shall constitute the definitive list of documents which are to be delivered to the Facility Agent pursuant to Section 5.1.6(d)

SECTION 2.4.    Adjustment of Hermes Commitment Amount and Finnvera Balancing Commitment Amount.

(a)
The Finnvera Balancing Commitment Amount may be increased from zero to an amount up to but not exceeding the aggregate of the Maximum Balancing Amount and the Finnvera Balancing Premium subject to and in accordance with this Section 2.4 only. In order to determine the Maximum Balancing Amount, from time to time, the Facility Agent shall request the Builder (up to 4 weeks before each German Content Review Date) to (a) confirm to the Facility Agent and the Borrower in writing the amount of the Actual German Content Component which is known or confirmed at that time and that part of such Actual German Content Component (if any) for which the Hermes Documentary Requirements can be satisfied and (b) provide copies of all the Hermes Documentary Requirements which are then available for any or all of the confirmed Actual German Content Component. On each German Content Review Date the Maximum Balancing Amount shall reduce by the Eligible German Content Amount which is confirmed at that time provided that the Facility Agent has received from the Builder (in satisfactory form) the relevant Hermes Documentary Requirements for such Eligible German Content Amount. Following each German Content Review Date the Facility Agent shall calculate and confirm to the Borrower in writing the Maximum Balancing Amount then available in accordance with this Agreement which amount cannot be increased following each such confirmation.

(b)
At any time up to the Final German Content Notice Date, the Borrower may, by written notice to the Facility Agent (the "Final German Content Notice"), elect without premium or penalty to re-allocate a portion of the Hermes Commitment Amount to the Finnvera Balancing Commitment Amount in the event the German Construction Contract Component at such time is expected to be less than EUR200,000,000 and/or there are any elements of the German Construction Contract Component for which the Hermes Documentary Requirements have not been satisfied (and are unlikely to be satisfied by the Final German Content Notice Date (or such later date in advance of the Contractual Delivery Date as the Borrower may agree with the Builder and the Facility Agent)). Any such written notice shall be accompanied by a letter from the Builder regarding the then Actual German Content Component and the then current status of the Hermes Documentary Requirements. The amount that may be re-allocated pursuant to this Section 2.4(b) shall not exceed (a) 80% of the difference between EUR200,000,000 and the Eligible German Content Amount or (b) the Maximum Balancing Amount then available plus the Finnvera Balancing Premium provided that in each case, the Hermes Commitment Amount shall at all times be equal to or greater than 5% of the aggregate Commitments of the Lenders under this Agreement.

(c)
It is agreed that any partial deficiency in the fulfilment of the Hermes Documentary Requirements relating to a part of the German Construction Contract Component shall not affect the validity of the Hermes Insurance Policy in relation to the remaining German Construction Contract Component and shall not affect the Borrower's right to draw such portion of the Hermes Commitment Amount upon the terms of this Agreement in relation to all those elements of the German Construction Contract Component for which the Hermes Documentary Requirements have been met.

(d)
In the circumstances set forth in this Section 2.4 only, the Finnvera Balancing Commitment Amount (including any amount specified in Section 2.4(b)) shall be available to the Borrower under the terms of this Agreement.

(e)	Section 2.1.6 shall apply to any adjustment of the Hermes Commitment Amount and/or the Finnvera Balancing Commitment Amount under this Section 2.4.

(f)
In the event the Facility Agent has not received the Final German Content Notice by the Final German Content Notice Date or, if as of such Final German Content Notice Date, the Facility Agent has received written notice from the Borrower (accompanied by a letter from the Builder) indicating that the German Construction Contract Component is equal to or greater than EUR200,000,000 and that all Hermes Documentary Requirements can be met in relation to the German Construction Component, then the Finnvera Balancing Commitment will be automatically cancelled without premium or penalty and will not be available for drawing.

SECTION 2.5.    Borrowing ProcedureThe Borrower shall deliver a Loan Request and the documents required to be delivered pursuant to Section 5.1.1(a) to the Facility Agent on or before 10:00 a.m., London time, not more than fifteen (15) or less than eight (8) Business Days in advance of the Disbursement Date, the Disbursement Date being two (2) Business Days prior to the Expected Delivery Date (the "Loan Request Date"). The Loan Request shall indicate the amount of each of the FEC Tranche A Loan, FEC Tranche B Loan, Hermes Loan and Finnvera Balancing Loan that the Borrower, in its discretion, elects to draw hereunder provided that:

i.	the aggregate amount of FEC Tranche A Loan shall not exceed the FEC Tranche A Commitment Amount as of the Loan Request Date;

ii.	the aggregate amount of FEC Tranche B Loan shall not exceed the FEC Tranche B Commitment Amount as of the Loan Request Date;

iii.	the aggregate amount of Hermes Loan shall not exceed the Hermes Commitment Amount as of the Loan Request Date and shall not be less than 5% of the aggregate amount of the Loan;

iv.	the aggregate amount of Finnvera Balancing Loan shall not exceed the Finnvera Balancing Commitment Amount as of the Loan Request Date; and

v.	the aggregate amount of the Loan shall not exceed the US Dollar Maximum Loan Amount.

(a)
The Facility Agent shall, no later than 11:00 a.m., London time, eight (8) Business Days prior to the Disbursement Date, notify each Lender of any Loan Request by forwarding a copy thereof to each Lender, together with its attachments. On the terms and subject to the conditions of this Agreement, the Loan shall be made on the date specified in such Loan Request provided that it is a Business Day. On or before 2:00 p.m., London time, on the Business Day specified in such Loan Request, each Lender shall, without any set-off or counterclaim, deposit with the Facility Agent same day Dollar funds in an amount equal to such Lender's Percentage of each of the FEC Loan, Hermes Loan and, if applicable, Finnvera Balancing Loan requested by such Loan Request. Such deposit will be made to an account which the Facility Agent shall specify from time to time by notice to the Lenders. To the extent funds are so received from the Lenders, the Facility Agent shall, without any set-off or counterclaim, make such funds available to the Borrower on the Business Day specified in the Loan Request by wire transfer of same day funds to the account or accounts the Borrower shall have specified in its Loan Request.

(b)
The Borrower shall be entitled, upon receipt of the Dollar funds into the account referred to in Section 2.5(b) above, (i) to complete the purchase of EUR with its counterparties or otherwise as set out in the Loan Request (by authorising and instructing the Facility Agent to remit the necessary Dollar funds to the said counterparties) and shall procure the payment of all EUR proceeds of such transactions to the EUR Pledged Account no later than the Business Day immediately following the Business Day specified in the Loan Request and (ii) to the extent of any such Dollar funds as shall not be used to purchase EUR, shall procure (by authorising and instructing the Facility Agent accordingly) the payment of such Dollar funds to the Dollar Pledged Account on the Disbursement Date.

(c)
The Facility Agent shall direct that moneys standing to the credit of the Pledged Accounts shall, in the manner set out in the Loan Request and in accordance with the requirements and provisions of the Pledge Agreement, be disbursed as follows on the dates specified below:

(i)
on the Actual Delivery Date, in EUR, to the account of the Builder, as designated by the Builder and identified by the Borrower in the Loan Request, to the extent necessary to meet the final instalment of the Contract Price (including any portion thereof attributable to the NYC Allowance) provided that the Hermes Loan shall only finance up to the lesser of EUR160,000,000 and 80% of the German Construction Contract Component, with the FEC Tranche A Loan, FEC Tranche B Loan and, if applicable, Finnvera Balancing Loan financing the balance of the final instalment.

(ii)
on the Disbursement Date, in Dollars to Finnvera in payment of (a) the Finnvera Premium; and (b) if applicable, the Finnvera Balancing Premium provided that the relevant portion of the FEC Tranche A Loan and/or the FEC Tranche B Loan shall only finance the Finnvera Premium and, if applicable, the relevant portion of the Finnvera Balancing Loan shall only finance the Finnvera Balancing Premium; and

(iii)
on the Actual Delivery Date, in Dollars (based on the spot rate of exchange specified in the invoice issued by Hermes prior to the Actual Delivery Date) (a) to Hermes in payment of the Second Fee; and (b) to the account of the Borrower, as designated by the Borrower and identified by the Borrower in the Loan Request, in reimbursement of the First Fee and in respect of any additional amounts standing to the Dollar Pledged Account as of the date of such disbursement provided that the relevant portion of the Hermes Loan shall only finance payment of such First Fee and Second Fee.

SECTION 2.6.    FundingEach Lender may, if it so elects, fulfil its obligation to make or continue its portion of the Loan hereunder by causing a branch or Affiliate (or an international banking facility created by such Lender) other than that indicated next to its signature to this Agreement or, as the case may be, in the relevant Transfer Certificate or Lender Assignment Agreement, to make or maintain such portion of the Loan; provided that such portion of the Loan shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of the Borrower to repay such portion of the Loan shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility; provided, further, that the Borrower shall not be required to pay any amount under Section 4.3, 4.4, 4.5 and 4.6 that is greater than the amount which it would have been required to pay had the Lender not caused such branch or Affiliate (or international banking facility) to make or maintain such portion of the Loan.
ARTICLE III
REPAYMENTS, PREPAYMENTS, INTEREST AND FEES
SECTION 3.1.    Repayments and prepayment consequent upon reduction in Contract PriceSubject to Section 3.1(b), the Borrower shall repay the Loan in 24 equal semi-annual instalments, with the first instalment to fall due on the date falling six (6) months after the Disbursement Date and the final instalment to fall due on the date of Final Maturity.

(a)
If, on the Actual Delivery Date, the outstanding principal amount of the Loan exceeds the US Dollar Maximum Loan Amount (as a result of a reduction in the Contract Price after the Disbursement Date and before the delivery of the Purchased Vessel), the Borrower shall prepay the Loan in an amount equal to such excess within two (2) Business Days after the Actual Delivery Date. Any such partial prepayment shall be applied on a pro rata basis across each of the FEC Loan, the Hermes Loan and, if applicable, the Finnvera Balancing Loan provided that the Borrower may direct how such pro rata prepayment shall be applied between the FEC Tranche A Loan and the FEC Tranche B Loan and provided that such pro rata application across the Loan shall not result in the Hermes Loan being less than 5% of the amount of the Loan.

(b)	No amount repaid or prepaid by the Borrower pursuant to this Section 3.1 may be re-borrowed under the terms of this Agreement.
SECTION 3.2.    Prepayment
SECTION 3.2.1.    Voluntary PrepaymentThe Borrower:

(a)	may, from time to time on any Business Day, make a voluntary prepayment, in whole or in part, of the outstanding principal amount of the Loan; provided that:

(i)
all such voluntary prepayments shall require (x) for prepayments on or after the Disbursement Date made prior to the Actual Delivery Date in respect of the advance made on the Disbursement Date, at least two (2) Business Days' prior written notice to the Facility Agent, and (y) for all other prepayments, at least thirty (30) calendar days' prior written notice (or such shorter period as the Majority Lenders may agree), if all or any portion of the prepayment is to be applied in prepayment of the Fixed Rate Loan, or otherwise at least five (5) Business Days' (or, if such prepayment is to be made on the last day of an Interest Period for the Loan, four (4) Business Days') prior written notice, in each case to the Facility Agent; and

(ii)
all such voluntary partial prepayments shall be in an aggregate minimum amount of $10,000,000 and a multiple of $1,000,000 (or in the remaining amount of the Loan) and shall be applied in forward order of maturity, inverse order of maturity or rateably at the Borrower's option against the remaining instalments; provided, however, that any such partial prepayment shall be applied on a pro rata basis across each of the FEC Loan, the Hermes Loan and, if applicable, the Finnvera Balancing Loan and provided further that the Borrower may direct how such pro rata prepayment shall be applied between the FEC Tranche A Loan and the FEC Tranche B Loan; and

(iii)	any voluntary prepayment shall not result in the Hermes Loan being less than 5% of the amount of the Loan at any time.
SECTION 3.2.2.    IllegalityIf, by reason of a Change in Law, it becomes unlawful under any applicable law (i) for a Lender to be subject to a commitment to make available to the Borrower such Lender's portion of the FEC Loan, Hermes Loan and/or Finnvera Balancing Loan, (ii) for a Lender to make or hold its portion of the FEC Loan, Hermes Loan and/or Finnvera Balancing Loan in its Lending Office, (iii) for a Lender to receive a payment under this Agreement or any other Loan Document or (iv) for a Lender to comply with any other material provision of, or to perform its obligations as contemplated by, this Agreement or any other Loan Document, the Lender affected by such Change in Law may give written notice (the "Illegality Notice") to the Borrower and the Facility Agent of such Change in Law, including reasonable details of the relevant Change of Law and specifying which, if not all, of its Commitment (the "Affected Commitment") and portion of the Loan (the "Affected Loan") is affected by such Change in Law. Any Illegality Notice must be given by a Lender no later than 120 days after such Lender first obtains actual knowledge or written notice of the relevant Change in Law.

(a)
If an affected Lender delivers an Illegality Notice prior to the Disbursement Date, then, subject to Section 11.20, (1) while the arrangements contemplated by the following clause (2) have not yet been completed and the Affected Commitment of such Lender has not been formally cancelled, such Lender shall not be obliged to fund its Affected Commitment and (2) the Borrower shall be entitled at any time within 50 days after receipt of such Illegality Notice to replace such Lender with another Lender hereunder or one or more other financial institutions (I) reasonably acceptable to the Facility Agent and (II) acceptable to each of Finnvera (in respect of the FEC Loan and, if applicable the Finnvera Balancing Loan) and/or Hermes (in respect of the Hermes Loan) (as applicable); provided that any such assignment or transfer shall be either (x) in the case of a single assignment or transfer, an assignment or transfer of all of the rights and obligations of the assigning or transferring Lender under this Agreement with respect to the Affected Commitment or (y) in the case of more than one assignment or transfer, an assignment or transfer of a portion of such rights and obligations made concurrently with another such assignment or transfer or other such assignments or transfers that collectively cover all of the rights and obligations of the assigning or transferring Lender under this Agreement with respect to the Affected Commitment. If, at the end of such 50-day period, the Borrower has not so replaced such affected Lender as aforesaid and no alternative arrangements have been implemented pursuant to Section 11.20, the Affected Commitment held by such Lender shall be cancelled.

(b)
Subject to Proviso (a) in Section 9.2, if an affected Lender delivers an Illegality Notice on or following the Disbursement Date, then the Borrower shall have the right, but not the obligation, exercisable at any time within 50 days after receipt of such Illegality Notice (the "Option Period"), either (1) to prepay the portion of the Affected Loan held by such Lender in full on or before the expiry of the Option Period, together with all unpaid interest and fees thereon accrued to but excluding the date of such prepayment, or (2) to replace such Lender on or before the expiry of the Option Period with another Lender hereunder or one or more other financial institutions (I) reasonably acceptable to the Facility Agent and (II) acceptable to Finnvera (in respect of the FEC Loan and, if applicable, the Finnvera Balancing Loan) and/or Hermes (in respect of the Hermes Loan) (as applicable); provided that (x) in the case of a single assignment or transfer, any such assignment or transfer shall be either an assignment or transfer of all of the rights and obligations of the assigning or transferring Lender under this Agreement with respect to the Affected Loan or, in the case of more than one assignment or transfer, an assignment or transfer of a portion of such rights and obligations made concurrently with another such assignment or transfer or other such assignments or transfers that collectively cover all of the rights and obligations of the assigning or transferring Lender under this Agreement with respect to the Affected Loan and (y) no Lender shall be obliged to make any such assignment or transfer as a result of an election by the Borrower pursuant to this Section 3.2.2(c) unless and until such Lender shall have received one or more payments from one or more Assignee Lenders, Transferee Lenders and/or the Borrower in an aggregate amount at least equal to the portion of the Affected Loan held by such Lender, together with all unpaid interest and fees thereon accrued to but excluding the date of such assignment or transfer (and all other amounts then owing to such Lender under this Agreement with respect to the Affected Loan).

SECTION 3.2.3.    Prepayment requirementsEach prepayment of the Loan made pursuant to this Section 3.2 shall be without premium or penalty, except as may be required by Section 4.4. No amounts prepaid by the Borrower may be re-borrowed under the terms of this Agreement.
SECTION 3.3.    Interest ProvisionsInterest on the outstanding principal amount of the Loan shall accrue and be payable in accordance with this Section 3.3.
SECTION 3.3.1.    Rates

(a)	The Loan shall accrue interest from the Disbursement Date to the date of repayment or prepayment of the Loan in full to the Lenders as follows:

(i)	on the FEC Tranche A Loan at the Fixed Rate;

(ii)	on the FEC Tranche B Loan, Hermes Loan and the Finnvera Balancing Loan, at the applicable Floating Rate, subject to any conversion of the FEC Tranche A Loan to a Floating Rate Loan in accordance with Section 3.3.3 in which case interest shall accrue on the FEC Tranche A Loan at the FEC Tranche A Floating Rate with effect from the date set forth in Section 3.3.3(b) or Section 3.3.3(c), as applicable. Interest calculated at the Fixed Rate, the relevant Floating Rate or the FEC Tranche A Floating Rate shall be payable semi-annually in arrears on each Repayment Date. The Floating Rate Loan shall bear interest for each Interest Period, from and including the first day of such Interest Period up to but excluding the last day of such Interest Period, at the interest rate determined as applicable to the Floating Rate Loan for such Interest Period. All interest shall be calculated on the basis of the actual number of days elapsed over a year comprised of 360 days.

(b)
In relation to interest accruing on the FEC Loan it is agreed that interest shall accrue at the rates specified in Section 3.3.1(a) above and that a portion of the interest which has accrued at a rate equal to 0.05% per annum shall be paid to the Facility Agent for the account of each of the FEC Margin Lenders and the remainder of such interest shall be paid to the Facility Agent for the account of FEC.

SECTION 3.3.2.    Conversion to FEC Tranche A Floating Rate
The Borrower shall only be obliged to make any indemnity or compensation payment to any Lender in connection with any conversion of the FEC Tranche A Loan from the Fixed Rate to the FEC Tranche A Floating Rate following an FEC Conversion pursuant to Section 3.3.3 and in the circumstances set out in Section 3.3.3(b) and (c) below.

SECTION 3.3.3.    FEC Conversion

(a)
The parties to this Agreement acknowledge and agree that, at any time when the FEC Tranche A Loan is payable at the Fixed Rate, FEC will have the right to effect an FEC Conversion with respect to the FEC Tranche A Loan (if it has been advanced) or the FEC Commitment relating to the FEC Tranche A Loan (if the FEC Tranche A Loan has not been advanced) if:

(i)	the funds made available under the Loan have been used for a purpose other than pursuant to Section 2.5(d);

(ii)
the Borrower has provided incorrect information in relation to an essential issue or failed to disclose matters that have an essential impact on the terms and conditions set out in schedule 3 of the FEC Supplemental Assignment Agreement or the approval of the FEC Financing;

(iii)
a Transferring Lender or the Facility Agent has provided incorrect information in an essential matter in connection with the Application or failed to disclose matters that have an essential impact on the approval of the FEC Financing; or

(iv)
a Transferring Lender or the Facility Agent is, in connection with the export transaction pursuant to the Construction Contract or the Loan, found by a court of competent jurisdiction to have been engaged prior to the Disbursement Date in any act that constitutes corrupt activity within the meaning described in clause 12 of the FEC Supplemental Assignment Agreement, or if otherwise the same is proven without controversy.

(b)
In the event that FEC is entitled under the terms of clause 13.1.1 of the FEC Supplemental Assignment Agreement to effect an FEC Conversion, it shall notify the Borrower through the Facility Agent and advise of the date on which the Fixed Rate will terminate and the FEC Tranche A Floating Rate will apply (the "FEC Conversion Notice") and the Borrower and FEC shall agree the FEC Tranche A Floating Rate Margin which is to apply for purposes of determining the FEC Tranche A Floating Rate in accordance with the procedure set out in a separate side letter between the Borrower and FEC. Any margin agreed shall constitute the FEC Tranche A Floating Rate Margin to apply to the FEC Tranche A Loan effective on and from the date specified in the Conversion Notice.

(c)
If the Borrower and FEC are unable to agree upon the alternative margin to apply for purposes of determining the FEC Tranche A Floating Rate as provided in Section 3.3.3(b), FEC shall set the FEC Tranche A Floating Rate Margin and FEC shall furnish a certificate to the Borrower and the Facility Agent (the "FEC Conversion Floating Rate Certificate") setting forth such rate (including margin) as soon as reasonably practicable, which FEC Tranche A Floating Rate

Margin shall be effective on and from the date specified in the Conversion Notice.

(d)
If an FEC Conversion occurs due to occurrence of the events or circumstances specified in Section 3.3.3(a)(ii), the Borrower shall indemnify FEC in its capacity as Fixed Rate Provider for (x) any Break Costs incurred because of the change of the interest rate and regardless of whether any FEC Commitment is cancelled or any portion of the FEC Tranche A Loan is prepaid in connection with such change of interest and (y) the Interest Subsidy Amount Repayable.

(e)
If an FEC Conversion occurs due to the occurrence of the events or circumstances specified in Section 3.3.3(a)(i), (iii) or (iv), then, unless such events or circumstances are directly attributable to a breach by the Borrower of its obligations under the Loan Documents, the Facility Agent or Transferring Lender or Transferring Lenders who provided such incorrect information or engaged in such corrupt activity shall (A) indemnify FEC in its capacity as Fixed Rate Provider for (x) any Break Costs incurred because of the change of the interest rate and regardless of whether any FEC Commitment is cancelled or any portion of the FEC Tranche A Loan is prepaid in connection with such change of interest and, except when Section 3.3.3(a)(iv) is applicable, (y) the Interest Subsidy Amount Repayable and (B) indemnify the Borrower no later than three (3) Business Days following the end of each Interest Period for any increase in the amount of interest which the Borrower has paid to the Facility Agent for such Interest Period in respect of the FEC Tranche A Loan as a result of the conversion from the Fixed Rate to the FEC Tranche A Floating Rate.

(f)
If an FEC Conversion occurs due to the occurrence of the events or circumstances specified in Section 3.3.3(a)(i), (iii) or (iv) which are directly attributable to a breach by the Borrower of its obligations under the Loan Documents, the Borrower shall indemnify FEC in its capacity as Fixed Rate Provider for (x) any Break Costs incurred because of the change of the interest rate and regardless of whether any FEC Commitment is cancelled or any portion of the FEC Tranche A Loan is prepaid in connection with such change of interest and (y) the Interest Subsidy Amount Repayable.

(g)
In the case of the indemnity under paragraph (d) or (f), the Facility Agent shall provide the Borrower with a certificate prepared by FEC to show, in sufficient detail, the method and basis of the computation of such Break Costs and Interest Subsidy Amount Repayable. In any case referred to in this Section 3.3.3(g), the Facility Agent shall collect from the Borrower the payments payable by the Borrower hereunder and pay such collected payments to FEC without delay upon receipt of such payments from the Borrower.

SECTION 3.3.4.    Post-Maturity Rates
After the date any principal amount of the Loan is due and payable (whether on any Repayment Date, upon acceleration or otherwise), or after any other monetary Obligation of the Borrower shall have become due and payable, the Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on such amounts for each day during the period while such payment is overdue at a rate per annum certified by the Facility Agent to the Borrower (which certification shall be conclusive in the absence of manifest error) to be equal to (a) in the case of any principal amount of a Fixed Rate Loan, the sum of the Fixed Rate plus 2% per annum, (b) in the case of any principal amount bearing interest at the FEC Tranche A Floating Rate, the sum of the FEC Tranche A Floating Rate plus 2% per annum or (c) in the case of any principal amount of the FEC Tranche B Loan, the sum of the Floating Rate applicable to such FEC Tranche B Loan plus 2% per annum or (d) in the case of any principal amount of the Hermes Loan or the Finnvera Balancing Loan or any other amount representing a monetary Obligation, the sum of the Floating Rate applicable to such Hermes Loan and Finnvera Balancing Loan plus 2% per annum.
SECTION 3.3.5.    Payment Dates
Interest accrued on the Loan shall be payable, without duplication, on the earliest of:

(a)	each Repayment Date;

(b)	the date of any prepayment, in whole or in part, of principal outstanding on the Loan (but only on the principal so prepaid);

(c)	on that portion of the Loan the repayment of which is accelerated pursuant to Section 8.2 or Section 8.3, immediately upon such acceleration; and

(d)
in the case of any interest on any principal, interest or other amount owing under this Agreement or any other Loan Document that is overdue, from time to time on demand of the Facility Agent until such overdue amount is paid in full.

SECTION 3.3.6.    Interest Rate Determination; Replacement Reference Banks
The Facility Agent shall obtain from each Reference Bank timely information for the purpose of determining the LIBO Rate in the event that no relevant rate as described in paragraphs (a) and (b) of the definition of "LIBO Rate" is available and the LIBO Rate is to be the Reference Bank Rate. If any one or more of the Reference Banks shall fail to furnish in a timely manner such information to the Facility Agent for the Reference Bank Rate, the Facility Agent shall determine the Reference Bank Rate on the basis of the information furnished by the remaining Reference Banks. If the Borrower elects to add an additional Reference Bank hereunder or a Reference Bank ceases for any reason to be able and willing to act as such, the Facility Agent shall, at the direction of the Majority

Lenders and after consultation with the Borrower and the Lenders, appoint a replacement for such Reference Bank reasonably acceptable to the Borrower, and such replaced Reference Bank shall cease to be a Reference Bank hereunder. The Facility Agent shall furnish to the Borrower and to the Lenders each determination of the LIBO Rate made by reference to the Reference Bank Rate.
SECTION 3.4.    Commitment Fees
The Borrower agrees to pay to the Facility Agent for the account of each Lender the commitment fees on the dates and in the amounts set out in a Fee Letter.
SECTION 3.5.    Fees
SECTION 3.5.1    Syndication Fee
The Borrower agrees to pay to the Facility Agent for the account of the Original Lenders and the Lenders (other than FEC) a syndication fee on the dates and in the amounts set out in a Fee Letter.
SECTION 3.5.2.    [intentionally left blank]
SECTION 3.5.3.    Agency Fee
The Borrower agrees to pay the Facility Agent (for its own account) an agency fee on the dates and in the amounts set out in a Fee Letter.
SECTION 3.5.4.    Finnvera Premium
On the Disbursement Date, the Borrower shall pay to the Facility Agent, for the account of and as agent for Finnvera, an amount equal to the product of the Applicable Finnvera Rate and the principal amount of the FEC Loan in Dollars.
SECTION 3.5.5.    Finnvera Balancing Premium
On the Disbursement Date, the Borrower shall pay to the Facility Agent, for the account of and as agent for Finnvera, an amount equal to the product of the Applicable Finnvera Rate and the principal amount of the Finnvera Balancing Loan in Dollars.
SECTION 3.5.6.    Finnvera Handling Fee
The Borrower agrees to pay to the Facility Agent for and on behalf of Finnvera, the amount of the handling fee which has been invoiced by Finnvera pursuant to the Finnvera Guarantee in an amount equal to EUR20,000. Such handling fee shall be due and payable within 14 days of the Effective Date.

SECTION 3.6.    Other Fees
The Borrower agrees to pay to the Facility Agent the agreed-upon fees set forth in the Fee Letters on the dates and in the amounts set forth therein.
ARTICLE IV
CERTAIN LIBO RATE AND OTHER PROVISIONS
SECTION 4.1.    LIBO Rate Lending Unlawful
If after the Effective Date the introduction of or any change in or in the interpretation of any law makes it unlawful, or any central bank or other governmental authority having jurisdiction over such Lender asserts that it is unlawful, for such Lender to make, continue or maintain its portion of (i) the FEC Tranche A Loan in the event it is accruing interest at the FEC Tranche A Floating Rate (ii) the FEC Tranche B Loan (iii) the Hermes Loan and/or (iv) if applicable, the Finnvera Balancing Loan based on the LIBO Rate, the obligation of such Lender to make, continue or maintain its portion of such (i) FEC Tranche A Loan (ii) FEC Tranche B Loan (iii) Hermes Loan and/or (iv) the Finnvera Balancing Loan bearing interest at a rate based on the LIBO Rate shall, upon notice thereof to the Borrower, the Facility Agent and each other Lender, forthwith be suspended until the circumstances causing such suspension no longer exist, provided that such Lender's obligation to make, continue and maintain its portion of such FEC Tranche A Loan, FEC Tranche B Loan, Hermes Loan and/or Finnvera Balancing Loan hereunder shall be automatically converted into an obligation to make, continue and maintain its portion of such (i) FEC Tranche A Loan (ii) FEC Tranche B Loan (iii) Hermes Loan and/or (iv) Finnvera Balancing Loan bearing interest at a rate to be negotiated between such Lender and the Borrower that is the equivalent of the sum of the LIBO Rate for the relevant Interest Period plus the applicable Floating Rate Margin (in relation to the FEC Tranche B Loan, the Hermes Loan and, if applicable, the Finnvera Balancing Loan or the FEC Tranche A Floating Rate Margin (in relation to the FEC Tranche A Loan where following an FEC Conversion this is subject to the FEC Tranche A Floating Rate).
SECTION 4.2.    Screen Rate or Deposits UnavailableIf, in relation to the Floating Rate Loan, the Facility Agent shall have determined that:

(a)	the Screen Rate shall cease to be available as a publicly available benchmark rate; or

(b)	Dollar deposits in the relevant amount and for the relevant Interest Period are not available to each Reference Bank in its relevant market; or

(c)
by reason of circumstances affecting the Reference Banks' relevant markets, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBO Rate loans for the relevant Interest Period, then the Facility Agent shall give notice of such determination (hereinafter called a "Determination Notice") to the Borrower and each of the Lenders holding a portion of the Floating Rate Loan. The Borrower, those Lenders and the Facility Agent shall then negotiate in good faith in order to agree upon, in the case of Section 4.2(a), the alternative benchmark rate to be substituted for the Screen Rate (hereinafter called the "Alternative Screen Rate") which would otherwise have applied under this Agreement and, in the case of Section 4.2(b) and 4.2(c), a mutually satisfactory interest rate and interest period (or interest periods) to be substituted for those which would otherwise have applied under this Agreement. If the Borrower, those Lenders and the Facility Agent are unable to agree upon the Alternative Screen Rate or an interest rate (or rates) and interest period (or interest periods) (as the case may be) prior to the date occurring fifteen (15) Business Days after the giving of such Determination Notice, the Facility Agent shall (after consultation with those Lenders) (as the case may be) set an Alternative Screen Rate or interest rate and an interest period (or interest periods) in each case to take effect at the end of the Interest Period current at the date of the Determination Notice, which Alternative Screen Rate or rate (or rates), as applicable, shall be equal to the sum of the applicable Floating Rate Margin or, if applicable, the FEC Tranche A Floating Rate Margin and the Federal Funds Rate.

In the event that the circumstances described in Section 4.2(b) and Section 4.2(c) shall extend beyond the end of an interest period agreed or set pursuant hereto, the foregoing procedure shall be repeated as often as may be necessary.
SECTION 4.3.    Increased LIBO Rate Loan Costs, etc.
If after the Effective Date a change in any applicable treaty, law, regulation or regulatory requirement (including by introduction or adoption of any new treaty, law, regulation or regulatory requirement) or in the interpretation thereof or in its application to the Borrower, or if compliance by any Lender with any applicable direction, request, requirement or guideline (whether or not having the force of law) of any governmental or other authority including, without limitation, any agency of the European Union or similar monetary or multinational authority insofar as it may be changed or imposed after the date hereof, shall:

(a)
subject any Lender to any taxes, levies, duties, charges, fees, deductions or withholdings of any nature with respect to its portion of the Loan or any part thereof imposed, levied, collected, withheld or assessed by any jurisdiction or any political subdivision or taxing authority thereof (other than (i) taxes as to which such Lender is indemnified under Section 4.6 and (ii) taxes excluded from the indemnity set forth in Section 4.6); or

(b)
change the basis of taxation to any Lender (other than a change in taxation on the overall net income of any Lender) of payments of principal or interest or any other payment due or to become due pursuant to this Agreement; or

(c)	impose, modify or deem applicable any reserve or capital adequacy requirements (other than the increased capital costs described in Section 4.5)

or other banking or monetary controls or requirements which affect the manner in which a Lender shall allocate its capital resources to its obligations hereunder or require the making of any special deposits against or in respect of any assets or liabilities of, deposits with or for the account of, or loans by, any Lender (provided that such Lender shall, unless prohibited by law, allocate its capital resources to its obligations hereunder in a manner which is consistent with its present treatment of the allocation of its capital resources); or

(d)	impose on any Lender any other condition affecting its portion of the Loan or any part thereof, and the result of any of the foregoing is either (i) to increase the cost to such Lender of making its portion of the Loan or maintaining its portion of the Loan or any part thereof, (ii) to reduce the amount of any payment received by such Lender or its effective return hereunder or on its capital or (iii) to cause such Lender to make any payment or to forego any return based on any amount received or receivable by such Lender hereunder, then and in any such case if such increase or reduction in the opinion of such Lender materially affects the interests of such Lender, (A) such Lender shall (through the Facility Agent) notify the Borrower of the occurrence of such event and use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Lending Office if the making of such a designation would avoid the effects of such law, regulation or regulatory requirement or any change therein or in the interpretation thereof and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender and (B) the Borrower shall forthwith upon such demand pay to the Facility Agent for the account of such Lender such amount as is necessary to compensate such Lender for such additional cost or such reduction and ancillary expenses, including taxes, incurred as a result of such adjustment unless such additional costs are attributable to a FATCA Deduction required to be made by a party to this Agreement or are otherwise excluded from the indemnity set forth in Section 4.6 or Section 11.4. Such notice shall (i) describe in reasonable detail the event leading to such additional cost, together with the approximate date of the effectiveness thereof, (ii) set forth the amount of such additional cost, (iii) describe the manner in which such amount has been calculated, (iv) certify that the method used to calculate such amount is such Lender's standard method of calculating such amount, (v) certify that such request is consistent with its treatment of other borrowers that are subject to similar provisions, and (vi) certify that, to the best of its knowledge, such change in circumstance is of general application to the commercial banking industry in such Lender's jurisdiction of organisation or in the relevant jurisdiction in which such Lender does business. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than three months prior to the date that such Lender notifies the Borrower of the circumstance giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor; provided further that, if the circumstance giving rise to such increased costs or reductions is retroactive, then the three-month period referred to above shall be extended to include the period of retroactive effect thereof, but not more than six months prior to the date that such Lender notifies the Borrower of the circumstance giving rise to such cost or reductions and of such Lender's intention to claim compensation therefor.
SECTION 4.4.    Funding Losses Event and Defaulting Finance Party Break Costs
SECTION 4.4.1.    Indemnity
(A)    In the event: (i) any Lender is required to liquidate or to re-deploy (at not less than the market rate) deposits or other funds acquired by such Lender to fund any portion of the principal amount of its portion of the Loan (ii) FEC exercises its right to effect an FEC Conversion or (iii) FEC exercises its right to effect an FEC Reassignment, in each case, as a result of:

(a)
if at the time interest is calculated at the Floating Rate or, if applicable, the FEC Tranche A Floating Rate on such Lender's portion of the Loan, any conversion or repayment or prepayment or acceleration of the principal amount of such Lender's portion of the Loan on a date other than the scheduled last day of an Interest Period or otherwise scheduled date for repayment or payment (in each case, including any payments as a result of an FEC Reassignment made in accordance with Section 9.1.10(A) where the Borrower is liable to pay Break Costs under Section 9.1.10(A)(b)), but excluding any prepayment made following an election by the Borrower to effect a prepayment pursuant to Section 3.2.2(c), or any repayment pursuant to Section 9.1.11, by reason of a Non-Borrower Related Change in Law);

(b)
if at the time interest is calculated at the Fixed Rate on such Lender's portion of the Loan, any repayment or prepayment or acceleration of the principal amount of such Lender's portion of the Loan, other than any repayment made on the date scheduled for such repayment (in each case, including any payments whatsoever as a result of an FEC Conversion or an FEC Reassignment where the Borrower is liable to pay Break Costs under Section 3.3.3(d) or Section 3.3.3(f) in the case of an FEC Conversion and Section 9.1.10(A)(b) in the case of an FEC Reassignment) excluding any repayment pursuant to Section 9.1.11, by reason of a Non-Borrower Related Change in Law);

(c)	a voluntary reduction of the FEC Tranche A Commitment below EUR1,018,794,290;

(d)	the Loan not being advanced in accordance with the Loan Request therefor due to the fault of the Borrower or as a result of any of the conditions precedent set forth in Article V not being satisfied;

(e)	any prepayment of the Loan by the Borrower pursuant to Section 4.12 or Section 9.2; or

(f)	the FEC Tranche A Loan not being advanced on or before the Commitment Termination Date,
(each, a "Funding Losses Event"), then, upon the written notice of such Lender to the Borrower (with a copy to the Facility Agent), the Borrower shall, within five (5) Business Days of its receipt of such notice:

a.
if at that time interest is calculated at the Floating Rate or, if applicable, the FEC Tranche A Floating Rate on such Lender's portion of the Loan, pay directly to the Facility Agent for the account of such Lender an amount (the "Floating Rate Indemnity Amount") equal to the amount, if any, by which:

(i)
interest calculated at the Floating Rate or, if applicable, the FEC Tranche A Floating Rate which such Lender would have received on its share of the amount of the Loan subject to such Funding Losses Event for the period from the date of receipt of any part of its share in the Loan to the last day of the applicable Interest Period, exceeds:

(ii)
the amount which such Lender would be able to obtain by placing an amount equal to the amount received by it on deposit with a leading bank in the appropriate interbank market for a period starting on the Business Day following receipt and ending on the last day of the applicable Interest Period; or

b.
if at that time the Fixed Rate is applied to the FEC Tranche A Commitment or the FEC Tranche A Loan (as applicable), pay to the Facility Agent acting on the instructions of FEC, in its capacity as the Fixed Rate Provider) for the account of FEC, in its capacity as the Fixed Rate Provider, the amount (if any) in Dollars determined by FEC, as Fixed Rate Provider, by which:

(i)
the sum of the present value, discounted at the Reinvestment Rate, of each principal payment and interest payment which the FEC Lender would have received on its share of any amount of the FEC Tranche A Commitment that is cancelled or any outstanding amount of the FEC Tranche A Loan that is prepaid for the period from the date of cancellation or from the date of receipt of the prepayment of the principal amount of the FEC Tranche A Loan by the FEC Lender, until the date of Final Maturity (assuming for these purposes that interest would have accrued during the relevant period on a loan ("Deemed Loan") made on the date of cancellation or receipt of the principal amount prepaid in an amount equal to the FEC

Tranche A Commitment so cancelled or the principal amount of the FEC Tranche A Loan so prepaid and where such Deemed Loan is repaid in proportional repayment instalments on each of the subsequent Repayment Dates), exceeds:

(ii)	the cancelled amount of the FEC Tranche A Commitment or the principal amount of the FEC Tranche A Loan prepaid plus accrued interest paid thereon since the previous interest payment date.
(B)    Where a Defaulting Finance Party is liable to pay Break Costs to the Facility Agent for the account of FEC acting in its capacity as Fixed Rate Provider pursuant to Section 3.3.3(e) or Section 9.1.10(A)(c) such Break Costs shall be determined in accordance with Section 4.4.1(A)b.
SECTION 4.5.    Increased Capital Costs
If after the Effective Date any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority (a) results in an increase of the amount of capital required to be maintained by any Lender or any Person controlling such Lender, and the rate of return on its or such controlling Person's capital as a consequence of its Commitment or its portion of the Loan made by such Lender is reduced to a level below that which such Lender or such controlling Person would have achieved but for the occurrence of any such change in circumstance or (b) a Finance Party suffers a reduction of any amount payable under a Loan Document then, in each such case upon notice from time to time by such Lender or Finance Party to the Borrower, the Borrower shall immediately pay directly to such Lender or Finance Party additional amounts sufficient to compensate such Lender or such controlling Person or Finance Party for such reduction in rate of return. Any such notice shall (i) describe in reasonable detail the capital adequacy requirements which have been imposed, together with the approximate date of the effectiveness thereof, (ii) set forth the amount of such lowered return, (iii) describe the manner in which such amount has been calculated, (iv) certify that the method used to calculate such amount is such Lender's or Finance Party's standard method of calculating such amount, (v) certify that such request for such additional amounts is consistent with its treatment of other borrowers that are subject to similar provisions and (vi) certify that, to the best of its knowledge, such change in circumstances is of general application to the commercial banking industry in the jurisdictions in which such Lender or Finance Party does business. In determining such amount, such Lender or Finance Party may use any method of averaging and attribution that it shall, subject to the foregoing sentence, deem applicable. Each Lender or Finance Party agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Lending Office if the making of such a designation would avoid such reduction in such rate of return and would not, in the reasonable judgment of such Lender or Finance Party, be otherwise disadvantageous to such Lender or Finance Party. Failure or delay on the part of any Lender or Finance Party to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or Finance Party's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Finance Party pursuant to this Section for any increased costs or reductions incurred more than three months prior to the date that such Lender or Finance Party notifies the Borrower of the circumstance giving rise to such reductions and of such Lender's or Finance Party's intention to claim compensation therefor; provided further that, if the circumstance giving rise to such reductions is retroactive, then the three-month period referred to above shall be extended to include the period of retroactive effect thereof, but not more than six months prior to the date that such Lender or Finance Party notifies the Borrower of the circumstance giving rise to such reductions and of such Lender's or Finance Party's intention to claim compensation therefor. Notwithstanding the foregoing, no amounts shall be payable pursuant to Section 4.5 in respect of (i) taxes to which a Finance Party is indemnified under Section 4.6 or (ii) taxes excluded from the indemnity set forth in Section 4.6.
SECTION 4.6.    Taxes
All payments by the Borrower of principal of, and interest on, the Loan and all other amounts payable hereunder, including for the avoidance of doubt under any Fee Letter, shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding with respect to each Lender (i) franchise taxes and taxes imposed on or measured by such Lender's net income or receipts of such Lender and franchise taxes imposed in lieu of net income taxes or taxes on receipts, by the jurisdiction under the laws of which such Lender is organised or any political subdivision thereof or the jurisdiction of such Lender's Lending Office or any political subdivision thereof or any other jurisdiction unless such net income taxes are imposed solely as a result of the Borrower's activities in such other jurisdiction, and (ii) any taxes imposed under FATCA (such non-excluded items being called "Covered Taxes"). In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Covered Taxes pursuant to any applicable law, rule or regulation, then the Borrower will:

(a)	pay directly to the relevant authority the full amount required to be so withheld or deducted;

(b)	promptly forward to the Facility Agent an official receipt or other documentation satisfactory to the Facility Agent evidencing such payment to such authority; and

(c)
pay to the Facility Agent for the account of the Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by each Lender will equal the full amount such Lender would have received had no such withholding or deduction been required.

Moreover, if any Covered Taxes are directly asserted against the Facility Agent or any Lender with respect to any payment received or paid by the Facility Agent or such Lender hereunder, the Facility Agent or such Lender may pay such Covered Taxes and the Borrower will promptly pay such additional amounts (including any penalties, interest or expenses) as is necessary in order that the net amount received by such person after the payment of such Covered Taxes (including any Covered Taxes on such additional amount) shall equal the amount such person would have received had no such Covered Taxes been asserted.
Any Lender claiming any additional amounts payable pursuant to this Section agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.
If the Borrower fails to pay any Covered Taxes when due to the appropriate taxing authority or fails to remit to the Facility Agent for the account of the respective Lenders the required receipts or other required documentary evidence, the Borrower shall indemnify the Lenders for any incremental withholding Covered Taxes, interest or penalties that may become payable by any Lender as a result of any such failure (so long as such amount did not become payable as a result of the failure of such Lender to provide timely notice to the Borrower of the assertion of a liability related to the payment of Covered Taxes). For purposes of this Section 4.6, a distribution hereunder by the Facility Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrower.
If any Lender is entitled to any refund, credit, deduction or other reduction in tax by reason of any payment made by the Borrower in respect of any Covered Tax under this Section 4.6 or by reason of any payment made by the Borrower pursuant to Section 4.3, such Lender shall use reasonable efforts to obtain such refund, credit, deduction or other reduction and, promptly after receipt thereof, will pay to the Borrower such amount (plus any interest received by such Lender in connection with such refund, credit, deduction or reduction) as is equal to the net after-tax value to such Lender of such part of such refund, credit, deduction or reduction as such Lender reasonably determines is allocable to such Covered Tax or such payment (less out-of-pocket expenses incurred by such Lender), provided that no Lender shall be obligated to disclose to the Borrower any information regarding its tax affairs or tax computations.
Each Lender agrees with the Borrower and the Facility Agent that it will (i) (a) provide to the Facility Agent and the Borrower an appropriately executed copy of Internal Revenue Service ("IRS") Form W-9 (or any successor form) certifying the status of such Lender as a US person, IRS Form W-8ECI (or any successor form) certifying that any payments made to or for the benefit of such Lender are effectively connected with a trade or business in the United States or IRS Form W-8BEN-E (or any successor form) claiming the benefits of a tax treaty (but only if the applicable treaty described in such form provides for a complete exemption from U.S. federal income tax withholding), or any successor form, on or prior to the date hereof (or, in the case of any assignee or transferee Lender, Lender that changes its Lending Office, on or prior to the date of the relevant assignment, transfer or change), in each case attached to an IRS Form W-8IMY (or any successor form), if appropriate, (b) notify the Facility Agent and the Borrower if the certifications made on any form provided pursuant to this paragraph are no longer accurate and true in all material respects and (c) provide such other tax forms or other documents as shall be prescribed by applicable law, if any, or as otherwise reasonably requested, to demonstrate, to the extent applicable, the status of such Lender or that payments to such Lender hereunder are exempt from withholding under FATCA, and (ii) in all cases, provide such forms, certificates or other documents, as and when reasonably requested by the Borrower, necessary to claim any applicable exemption from, or reduction of, Covered Taxes, a FATCA Deduction or any payments made to or for benefit of such Lender, provided that the Lender is legally able to deliver such forms, certificates or other documents. For any period with respect to which a Lender (or assignee or transferee Lender) has failed to provide the Borrower with the foregoing forms (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided (which, in the case of an Assignee Lender or Transferee Lender, would be the date on which the original assignor or transferor was required to provide such form) or if such form otherwise is not required hereunder) such Lender (or assignee or transferee Lender) shall not be entitled to the benefits of this Section 4.6 or Section 11.4 with respect to Covered Taxes imposed by reason of such failure.
SECTION 4.7.    [Intentionally left blank]
SECTION 4.8.    Payments, Computations, etc.

(a)
Unless otherwise expressly provided in this Agreement or any other Loan Document, all payments by the Borrower in respect of amounts of principal, interest and fees or any other applicable amounts owing to the Lenders hereunder shall be made by the Borrower to the Facility Agent for the account of the Lenders entitled to receive such payments and rateably in accordance with the respective amounts then due and payable to the Lenders. All such payments required to be made to the Facility Agent shall be made by the Borrower, without set-off, deduction or counterclaim, not later than 11:00 a.m., New York time, on the date due, in same day or immediately available funds through the New York Clearing House Interbank Payments System (or such other funds as may be customary for the settlement of international banking transactions in Dollars), to such account as the Facility Agent shall specify from time to time by notice to the Borrower. Funds received after that time shall be deemed to have been received by the Lenders on the next succeeding Business Day.

(b)
The Facility Agent shall promptly (but in any event on the same Business Day that the same are received or, as contemplated in clause (a) of this Section, deemed received) remit in same day funds to each Lender its share, if any, of such payments received by the Facility Agent for the account of such Lender without any set-off, deduction or counterclaim. All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days. Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall (except as otherwise required by paragraph (a) of the definition of the term "Interest Period") be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees, if any, in connection with such payment.
SECTION 4.9.    Replacement Lenders, etc.
If the Borrower shall be required to make any payment to any Lender pursuant to Section 4.3, 4.5 or 4.6, the Borrower shall be entitled at any time (so long as no Default and no Prepayment Event shall have occurred and be continuing) within 180 days after receipt of notice from such Lender of such required payment to (a) terminate such Lender's Commitment (whereupon the Percentage of each other Lender shall automatically be adjusted to an amount equal to such Lender's rateable share of the remaining Commitments), (b) prepay the affected portion of such Lender's share of the Loan in full, together with accrued interest thereon through the date of such prepayment (provided that the Borrower shall not terminate any Lender's Commitment pursuant to clause (a) or prepay any such Lender pursuant to this clause (b) unless the Borrower and the Facility Agent shall have attempted in good faith over a period of 30 days to replace such Lender pursuant to the following clause (c)), and/or (c) except in the case of FEC in relation to the FEC Loan, replace such Lender with one or more financial institutions (I) reasonably acceptable to the Facility Agent in its capacity as Hermes Agent, (II) acceptable to Hermes in the case of a Hermes Lender and (III) acceptable to Finnvera in the case of an FEC Lender or a Finnvera Balancing Lender; provided that (x) in the case of a single assignment or transfer, any such assignment or transfer shall be either an assignment or transfer of all of the rights and obligations of the assigning or transferring Lender under this Agreement or, in the case of more than one assignment or transfer, an assignment or transfer of a portion of such rights and obligations made concurrently with another such assignment or transfer or other such assignments or transfers that collectively cover all of the rights and obligations of the assigning or transferring Lender under this Agreement and (y) no Lender shall be obliged to make any such assignment or transfer pursuant to this Section 4.9 unless and until such Lender shall have received one or more payments from one or more Assignee Lenders, Transferee Lenders and/or the Borrower in an aggregate amount at least equal to the portion of the Loan held by such Lender, together with all unpaid interest and fees thereon accrued to but excluding the date of such assignment or transfer (and all other amounts then owing to such Lender under this Agreement). Each Lender represents and warrants to the Borrower that, as of the date of this Agreement (or, with respect to any Lender not a party hereto on the date hereof, on the date that such Lender becomes a party hereto), there is no existing treaty, law, regulation, regulatory requirement, interpretation, directive, guideline, decision or request pursuant to which such Lender would be entitled to request any payments under any of Section 4.3, 4.5 and 4.6 to or for account of such Lender.

SECTION 4.10.    Sharing of Payments
SECTION 4.10.1    Payments to Lenders
If a Lender (a "Recovering Lender") receives or recovers any amount from the Borrower other than in accordance with Section 4.8 (Payments, Computations, etc.) (a "Recovered Amount") and applies that amount to a payment due under the Loan Documents then:

(a)	the Recovering Lender shall, within three (3) Business Days, notify details of the receipt or recovery to the Facility Agent;

(b)
the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Lender would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with the said Section 4.8, without taking account of any taxes which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)
the Recovering Lender shall, within three (3) Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Lender as its share of any payment to be made, in accordance with any applicable provisions of this Agreement.

SECTION 4.10.2.    Redistribution of payments
The Facility Agent shall treat the Sharing Payment as if it had been paid by the Borrower and distribute it between the Lenders (other than the Recovering Lender) (the "Sharing Lenders") in accordance with Section 4.8 of this Agreement towards the obligations of the Borrower to the Sharing Lenders.
SECTION 4.10.3.    Recovering Lender's rights
On a distribution by the Facility Agent under Section 4.10.2 of a payment received by a Recovering Lender from the Borrower, solely as between the Borrower and the Recovering Lender, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by the Borrower.
SECTION 4.10.4.    Reversal of redistribution
If any part of the Sharing Payment received or recovered by a Recovering Lender becomes repayable to the Borrower and is repaid by that Recovering Lender to the Borrower, then:

(a)
each Sharing Lender shall, upon request of the Facility Agent, pay to the Facility Agent for the account of that Recovering Lender an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Lender for its proportion of any interest on the Sharing Payment which that Recovering Lender is required to pay) (the "Redistributed Amount"); and

(b)	solely as between the Borrower and each relevant Sharing Lender, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by the Borrower.
SECTION 4.10.5.    Exceptions

(a)	This Section 4.10 shall not apply to the extent that the Recovering Lender would not, after making any payment pursuant to this Section 4.10, have a valid and enforceable claim against the Borrower.

(b)	A Recovering Lender is not obliged to share with any other Lender any amount which the Recovering Lender has received or recovered as a result of taking legal or arbitration proceedings, if:

i.	it notified the other Lender of the legal or arbitration proceedings; and

ii.
the other Lender had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 4.11.    Set-off
Upon the occurrence and during the continuance of an Event of Default or a Prepayment Event, each Lender shall have, to the extent permitted by applicable law, the right to appropriate and apply to the payment of the Obligations then due and owing to it any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter maintained with such Lender; provided that any such appropriation and application shall be subject to the provisions of Section 4.10. Each Lender agrees promptly to notify the Borrower and the Facility Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of set-off under applicable law or otherwise) which such Lender may have.

SECTION 4.12.    Use of Proceeds
The Borrower shall apply the proceeds of the Loan in accordance with Section 2.5(c) and (d) and, in relation to the Disbursement Date, prior to such application, such proceeds shall be held in an account or accounts of the Facility Agent in accordance with the provisions of Section 2.5(b) and (c) or in an account or accounts that the Borrower shall have specified in its Loan Request in accordance with the provisions of Section 2.5(b); without limiting the foregoing, no proceeds of the Loan will directly or indirectly be used to lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or any other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such finding is a Sanctioned Person or Sanctioned Country, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loan, whether as advisor, lender, facility or other agent or otherwise) or (iii) to acquire any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934 or any "margin stock", as defined in F.R.S. Board Regulation U. If the proceeds of the Loan have not been paid either (A) to the Builder or its order in accordance with Section 2.5(d)(i) and to, Finnvera, Hermes and the Borrower in accordance with Section 2.5(d)(ii) or 2.5(d)(iii) or (B) to the Facility Agent (directly or indirectly) in prepayment of the Loan under Section 3.2.1(a) or by 9:59 p.m. (London time) on the second Business Day after the Disbursement Date, such proceeds shall continue to be pledged by the Borrower upon receipt in accordance with Section 2.5(c) as collateral pursuant to the Pledge Agreement pending the Actual Delivery Date. If, within 30 days of the Disbursement Date, the Borrower notifies the Facility Agent that the Actual Delivery Date is expected to be materially delayed, the Facility Agent, the Borrowers and the Lenders shall discuss in good faith (but without obligation) for a period of 30 days to agree whether the Loan can be repaid and reborrowed and the terms that would apply to any such re-borrowing. In the event that no agreement is reached and the delivery of the Vessel does not occur on or before 30 January 2023, the proceeds in the Pledged Accounts shall be applied as a prepayment against the Loan in accordance with Section 9.2.
SECTION 4.13.    FATCA Deduction
(a) Each party to the Agreement may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no party to the Agreement shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.
(b)    Each party to the Agreement shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the other party to the Agreement to whom it is making the payment and, in addition, shall notify the Borrower and the Facility Agent, and the Facility Agent shall notify the other parties to the Agreement.

SECTION 4.14.    FATCA Information
(a)    Subject to paragraph (c) below, each party (other than the Borrower) shall, within ten (10) Business Days of a reasonable request by another party (other than the Borrower):
(i)    confirm to that other party whether it is:
(A)    a FATCA Exempt Party; or
(B)    not a FATCA Exempt Party;
(ii)    supply to that other party such forms, documentation and other information relating to its status under FATCA as that other party reasonably requests for the purposes of that other party's compliance with FATCA;
(iii)    supply to that other party such forms, documentation and other information relating to its status as that other party reasonably requests for the purposes of that other party's compliance with any other law, regulation, or exchange of information regime.
(b)    If a party confirms to another party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that party shall notify that other party reasonably promptly.
(c)    Paragraph (a) above shall not oblige any Lender or the Facility Agent to do anything, and paragraph (a)(iii) above shall not oblige any other party to do anything, which would or might in its reasonable opinion constitute a breach of:
(i)    any law or regulation;
(ii)    any fiduciary duty; or
(iii)    any duty of confidentiality.
(d)    If a party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such party shall be treated for the purposes of the Loan Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the party in question provides the requested confirmation, forms, documentation or other information.

(e)
If the Borrower becomes a US Tax Obligor or the Facility Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten Business Days of:

(i)	where the Borrower is a US Tax Obligor, the date of this Agreement;

(ii)
where the Borrower is a US Tax Obligor on a date an assignment or transfer is made pursuant to Section 11.11.1 and the relevant Lender is an Assignee Lender or a Transferee Lender that becomes a Lender in accordance with Section 11.11.1, the date on which such Assignee Lender or Transferee Lender becomes a Lender;

(iii)	the date of a request from the Facility Agent,
supply to the Facility Agent:

(A)	a withholding certificate on Form W-8 (or any successor form), Form W-9 (or any successor form) or any other relevant form; or

(B)	any withholding statement or other document, authorisation or waiver as the Facility Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

(f)	The Facility Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) above to the Borrower.

(g)
If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Facility Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Facility Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Facility Agent). The Facility Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the Borrower.

(h)
The Facility Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) or (g) above without further verification. The Facility Agent shall not be liable for any action taken by it under or in connection with paragraph (e), (f) or (g) above.

SECTION 4.15.    Resignation of the Facility Agent
The Facility Agent shall resign (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Facility Agent) if:
(a)    the Facility Agent fails to respond to a request under Section 4.14 and the Borrower or a Lender reasonably believes that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party; or
(b)    the information supplied by the Facility Agent pursuant to Section 4.14 indicates that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party; or
(c)    the Facility Agent notifies the Borrower and the Lenders that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party, and (in each case) the Borrower or a Lender reasonably believes that a party to this Agreement will be required to make a FATCA Deduction that would not be required if the Facility Agent were a FATCA Exempt Party, and the Borrower or that Lender, by notice to the Facility Agent, requires it to resign, provided that any such resignation (i) shall be subject to the restrictions in the FEC Supplemental Assignment Agreement and (ii) shall not become effective until a successor Facility Agent has been appointed as provided in Section 10.5, such successor Facility Agent has accepted such appointment and the consent of each of Hermes and the Finnish Authority has been obtained for the resignation.
ARTICLE V
CONDITIONS TO BORROWING
SECTION 5.1.    Advance of the Loan
The obligation of the Lenders to fund all or any portion of the Loan on the Disbursement Date shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 5.1. The Facility Agent shall advise the Lenders of the satisfaction of the conditions precedent set forth in this Section 5.1 prior to funding on the Disbursement Date.
Section 5.1.1.    Resolutions, etc.
The Facility Agent shall have received from the Borrower:

(a)
a certificate of its Secretary or Assistant Secretary as to the incumbency and signatures of those of its officers authorised to act with respect to this Agreement and each other Loan Document and as to the truth and completeness of the attached:

i.	resolutions of its Board of Directors then in full force and effect authorising the execution, delivery and performance of this Agreement and each other Loan Document, and

ii.	Organic Documents of the Borrower,
and upon which certificate the Lenders may conclusively rely until the Facility Agent shall have received a further certificate of the Secretary or Assistant Secretary of the Borrower cancelling or amending such prior certificate; and

(b)	a Certificate of Good Standing issued by the relevant Liberian authorities in respect of the Borrower.
Section 5.1.2.    Opinions of Counsel
The Facility Agent shall have received opinions, addressed to the Facility Agent and each Lender, from:

(a)	Watson Farley & Williams LLP, counsel to the Borrower, as to Liberian law, covering the matters set forth in Exhibit B-1 hereto;

(b)	Stephenson Harwood LLP, counsel to the Facility Agent, as to English law, covering the matters set forth in Exhibit B-2 hereto;

(c)	Norton Rose Fulbright (Germany) LLP, counsel to the Facility Agent and the Lenders as to German law;

(d)	Clifford Chance US LLP, United States tax counsel to the Facility Agent for the benefit of the Lenders, covering the matters set forth in Exhibit B-3 hereto;

(e)
DLA Piper Finland Oy, counsel to the Facility Agent for the benefit of the Lenders, as to Finnish law, covering the matters set forth in Exhibit B-4 hereto including, among others, the validity and enforceability of the Second Finnvera Guarantee;

(f)	counsel to the Facility Agent and the Lenders as to the law governing the Pledge Agreement, covering the validity and enforceability of the Pledge Agreement; and

(g)
if requested by a Lender at least 90 days prior to the expected Disbursement Date in order to comply with Article 194 of the Regulation (EU) No 575/2013 (CRR), a single legal opinion (for the benefit of all the Lenders notwithstanding that not all the Lenders have requested the same) on matters of German law related to the validity and enforceability of the Hermes Insurance Policy, each such opinion to be updated to take into account all relevant and applicable Loan Documents at the time of issue thereof.
Section 5.1.3.    Finnvera Guarantee and Hermes Insurance Policy

(a)
The Finnvera Guarantee shall have been duly executed and delivered to the Facility Agent and shall be in full force and effect subject only to payment of the Finnvera Premium to Finnvera out of the proceeds of the FEC Loan and, as at the Disbursement Date, there are no written instructions from Finnvera in effect under clause 6.1 of the Finnvera General Terms requiring the FEC Lenders to cease disbursement of the FEC Loan.

(b)
If applicable, the Second Finnvera Guarantee shall have been duly executed and delivered to the Facility Agent and shall be in full force and effect subject only to payment of the Finnvera Balancing Premium to Finnvera out of the proceeds of the FEC Balancing Loan and, as at the Disbursement Date, there are no written instructions from Finnvera in effect under clause 6.1 of the Finnvera General Terms requiring the Finnvera Balancing Lenders to cease disbursement of the Finnvera Balancing Loan.

(c)	The Facility Agent shall have received the Hermes Insurance Policy duly issued and shall be in full force and effect subject only to payment of the Hermes Fee out of the proceeds of the Hermes Loan.

(d)
Hermes shall not have, prior to the advance of the Loan, delivered to the Facility Agent or the Hermes Agent any notice that the Federal Republic of Germany has determined that the Loan is excluded from cover under the Hermes Insurance Policy.

Section 5.1.4.    Closing Fees, Expenses, etc.
The Facility Agent shall have received for its own account, or for the account of each Finance Party, as the case may be, all fees that the Borrower shall have agreed in writing to pay to the Facility Agent (whether for its own account or for the account of any Finance Party) that are due and owing as of the date of such funding and all invoiced expenses of the Facility Agent (including the agreed fees and expenses of counsels to the Facility Agent) required to be paid by the Borrower pursuant to Section 11.3 or that the Borrower has otherwise agreed in writing to pay to the Facility Agent, in each case on or prior to the date of such funding.
Section 5.1.5.    Compliance with Warranties, No Default, etc..
Both before and after giving effect to the funding of the Loan the following statements shall be true and correct:

(a)
the representations and warranties set forth in Article VI (excluding, however, those set forth in Section 6.10) shall be true and correct in all material respects except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct, with the same effect as if then made; and

(b)	no Default and no Prepayment Event and no event which (with notice or lapse of time or both) would become a Prepayment Event shall have then occurred and be continuing.
Section 5.1.6.    Loan Request
The Facility Agent shall have received a Loan Request duly executed by the Borrower together with:

(a)
certified as true (by the Builder) copies of the "Buyer's Invoice" received by the Builder from the Borrower pursuant to sub-paragraph (b) of paragraph 2 of Appendix B of the Construction Contract in relation to the incurred NYC Allowance;

(b)
a copy of the final invoice from the Builder showing the amount of the Contract Price (including the NYC Allowance) and the portion thereof payable to the Builder on the Actual Delivery Date under the Construction Contract;

(c)	copies of the wire transfers for all payments by the Borrower to the Builder under the Construction Contract in respect of the Contract Price prior to the Borrower's service of the Loan Request;

(d)	the Hermes Documentary Requirements as notified by the Facility Agent to the Borrower pursuant to Section 2.3(a); and

(e)	a certified true copy of the Construction Contract together with each addendum thereto which is in effect on the date of the Loan Request.
Section 5.1.7.    Foreign Exchange Counterparty Confirmations

(a)
The Facility Agent shall have received a copy of each foreign exchange counterparty confirmation entered into by the Borrower in respect of the payment of the instalments of the Contract Price (other than that relating to the NYC Allowance) at least ten (10) Business Days prior to the proposed Disbursement Date.

(b)
Following consultation with the Facility Agent the Borrower shall supply to the Facility Agent at least three (3) Business Days prior to the date of the Loan Request its calculation of the US Dollar Maximum Loan Amount under paragraph (a) of the definition of the term "US Dollar Equivalent".

Section 5.1.8.    Pledge Agreement
The Pledge Agreement shall be duly executed by the parties thereto and delivered to the Facility Agent not less than thirty (30) days prior to the Disbursement Date.
Section 5.1.9.    FEC Financing Documents

(a)	A copy of the duly executed FEC Transfer Documents.

(b)	The FEC Transfer Documents being in full force and effect and where applicable, from and after the Disbursement Date.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
To induce the Lenders and the Facility Agent to enter into this Agreement and to make the Loan hereunder, the Borrower represents and warrants to the Facility Agent and each Lender as set forth in this Article VI as of the Effective Date and the Disbursement Date (except as otherwise stated).
SECTION 6.1.    Organisation, etc.
The Borrower is a corporation validly organised and existing and in good standing under the laws of its jurisdiction of incorporation; the Borrower is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of its business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect; and the Borrower has full power and authority, has taken all corporate action and holds all governmental and creditors' licenses, permits, consents and other approvals necessary to enter into each Loan Document and to perform the Obligations.
SECTION 6.2.    Due Authorisation, Non-Contravention, etc.
The execution, delivery and performance by the Borrower of this Agreement and each other Loan Document are within the Borrower's corporate powers, have been duly authorised by all necessary corporate action, and do not:

(a)	contravene the Borrower's Organic Documents;

(b)	contravene any law or governmental regulation of any Applicable Jurisdiction except as would not reasonably be expected to result in a Material Adverse Effect;

(c)	contravene any court decree or order binding on the Borrower or any of its property except as would not reasonably be expected to result in a Material Adverse Effect;

(d)	contravene any contractual restriction binding on the Borrower or any of its property except as would not reasonably be expected to result in a Material Adverse Effect; or

(e)
result in, or require the creation or imposition of, any Lien on any of the Borrower's properties except: (i) as would not reasonably be expected to result in a Material Adverse Effect or (ii) or Liens created under the Loan Documents.

SECTION 6.3.    Government Approval, Regulation, etc.
No authorisation or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person is required for the due execution, delivery or performance by the Borrower of this Agreement or any other Loan Document (except for authorisations or approvals not required to be obtained on or prior to the Disbursement Date or that have been obtained or actions not required to be taken on or prior to the Disbursement Date or that have been taken). The Borrower holds all governmental licenses, permits and other approvals required to conduct its business as conducted by it on the Disbursement Date, except to the extent the failure to hold any such licenses, permits or other approvals would not have a Material Adverse Effect.
SECTION 6.4.    Compliance with Laws
(a)    The Borrower is in compliance with all applicable laws, rules, regulations and orders, except to the extent that the failure to so comply does not and would not reasonably be expected to have a Material Adverse Effect.
(b)    The Borrower has implemented and maintains in effect policies and procedures designed to procure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. The Borrower and its Subsidiaries and, to the knowledge of the Borrower, their respective officers, employees, directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions, in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in Borrower being designated as a Sanctioned Person. None of (i) the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary any of their respective directors, officers or employees, or (ii) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.
(c)    The Borrower is in compliance with all applicable Environmental Laws, except to the extent that the failure to so comply would not have a Material Adverse Effect.
SECTION 6.5.    Validity, etc.
This Agreement and each of the other Loan Documents constitutes the legal, valid and binding obligation of the Borrower enforceable in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally or by general equitable principles.
SECTION 6.6.    No Default, Event of Default or Prepayment Event
No Default, Event of Default or Prepayment Event has occurred and is continuing.
SECTION 6.7.    Litigation
There is no action, suit, litigation, investigation or proceeding pending or, to the knowledge of the Borrower, threatened against the Borrower, that (i) except as set forth in filings made by the Borrower with the SEC in the Borrower's reasonable opinion might reasonably be expected to materially adversely affect the business, operations or financial condition of the Borrower and its Subsidiaries (taken as a whole) (collectively, "Material Litigation") or (ii) purports to affect the legality, validity or enforceability of the Loan Documents or the consummation of the transactions contemplated hereby.
SECTION 6.8.    The Purchased Vessel
Immediately following the delivery of the Purchased Vessel to the Borrower under the Construction Contract, the Purchased Vessel will be:

(a)	legally and beneficially owned by the Borrower or one of the Borrower's wholly owned Subsidiaries,

(b)	registered in the name of the Borrower or one of the Borrower's wholly owned Subsidiaries under the Bahamian or Maltese flag or such other flag as the parties may mutually agree,

(c)	classed as required by Section 7.1.4(b),

(d)	free of all recorded Liens, other than Liens permitted by Section 7.2.3,

(e)	insured against loss or damage in compliance with Section 7.1.5, and

(f)	exclusively operated by or chartered to the Borrower or one of the Borrower's wholly owned Subsidiaries.
SECTION 6.9.    Obligations rank pari passu
The Obligations rank at least pari passu in right of payment and in all other respects with all other unsecured unsubordinated Indebtedness of the Borrower other than Indebtedness preferred as a matter of law.

SECTION 6.10.    Withholding, etc.
As of the Effective Date, no payment to be made by the Borrower under any Loan Document is subject to any withholding or like tax imposed by any Applicable Jurisdiction.
SECTION 6.11.    No Filing, etc. Required
No filing, recording or registration and no payment of any stamp, registration or similar tax is necessary under the laws of any Applicable Jurisdiction to ensure the legality, validity, enforceability, priority or admissibility in evidence of this Agreement or the other Loan Documents (except for filings, recordings, registrations or payments not required to be made on or prior to the Disbursement Date or that have been made).
SECTION 6.12.    No Immunity
The Borrower is subject to civil and commercial law with respect to the Obligations. Neither the Borrower nor any of its properties or revenues is entitled to any right of immunity in any Applicable Jurisdiction from suit, court jurisdiction, judgment, attachment (whether before or after judgment), set-off or execution of a judgment or from any other legal process or remedy relating to the Obligations (to the extent such suit, court jurisdiction, judgment, attachment, set-off, execution, legal process or remedy would otherwise be permitted or exist).
SECTION 6.13.    Investment Company Act
The Borrower is not required to register as an "investment company" within the meaning of the Investment Company Act of 1940, as amended.
SECTION 6.14.    Regulation U
The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of the Loan will be used for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation U. Terms for which meanings are provided in F.R.S. Board Regulation U or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.
SECTION 6.15.    Accuracy of Information
The financial and other information (other than financial projections or other forward looking information) furnished to the Facility Agent and the Lenders in writing by or on behalf of the Borrower by its chief financial officer, treasurer or corporate controller in connection with the negotiation of this Agreement is, when taken as a whole, to the best knowledge and belief of the Borrower, true and correct and contains no misstatement of a fact of a material nature. All financial projections, if any, that have been furnished to the Facility Agent and the Lenders in writing by or on behalf of the Borrower by its chief financial officer, treasurer or corporate controller in connection with this Agreement have been or will be prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower's control, and that no assurance can be given that the projections will be realised). All financial and other information furnished to the Facility Agent and the Lenders in writing by or on behalf of the Borrower by its chief financial officer, treasurer or corporate controller after the date of this Agreement shall have been prepared by the Borrower in good faith.
ARTICLE VII
COVENANTS
SECTION 7.1.    Affirmative Covenants
The Borrower agrees with the Facility Agent and each Lender that, from the Effective Date (or, where applicable, from such time as may be stated in any applicable provision below) until all Commitments have terminated and all Obligations have been paid in full, the Borrower will perform the obligations set forth in this Section 7.1.
Section 7.1.1.    Financial Information, Reports, Notices, etc.
The Borrower will furnish, or will cause to be furnished, to the Facility Agent (with sufficient copies for distribution to each Lender) the following financial statements, reports, notices and information:

(a)
as soon as available and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, a copy of the Borrower's report on Form 10-Q (or any successor form) as filed by the Borrower with the SEC for such Fiscal Quarter, containing unaudited consolidated financial statements of the Borrower for such Fiscal Quarter (including a balance sheet and profit and loss statement) prepared in accordance with GAAP, subject to normal year-end audit adjustments;

(b)
as soon as available and in any event within 120 days after the end of each Fiscal Year of the Borrower, a copy of the Borrower's annual report on Form 10-K (or any successor form) as filed by the Borrower with the SEC for such Fiscal Year, containing audited consolidated financial statements of the Borrower for such Fiscal Year prepared in accordance with GAAP (including a balance sheet and profit and loss statement) and audited by PricewaterhouseCoopers LLP or another firm of independent public accountants of similar standing;

(c)
together with each of the statements delivered pursuant to the foregoing clause (a) or (b), a certificate, executed by the chief financial officer, the treasurer or the corporate controller of the Borrower, showing, as of the last day of the relevant Fiscal Quarter or Fiscal Year compliance with the covenants set forth in Section 7.2.4 (in reasonable detail and with appropriate calculations and computations in all respects reasonably satisfactory to the Facility Agent);

(d)
as soon as possible after the occurrence of a Default or Prepayment Event, a statement of the chief financial officer of the Borrower setting forth details of such Default or Prepayment Event (as the case may be) and the action which the Borrower has taken and proposes to take with respect thereto;

(e)	as soon as the Borrower becomes aware thereof, notice of any Material Litigation except to the extent that such Material Litigation is disclosed by the Borrower in filings with the SEC;

(f)
promptly after the sending or filing thereof, copies of all reports which the Borrower sends to all holders of each security issued by the Borrower, and all registration statements which the Borrower or any of its Subsidiaries files with the SEC or any national securities exchange;

(g)
such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as any Lender through the Facility Agent may from time to time reasonably request; and

(h)
information that identifies the Borrower and any Affiliate of the Borrower party to a Loan Document, which may include the name and address of the Borrower and that Affiliate, the organisational documents of the Borrower and any such Affiliate and such other information that will allow the Facility Agent or a Lender and/or its Affiliates to comply with its obligations under the USA Patriot Act.

provided that information required to be furnished to the Facility Agent under subsections (a), (b) and (f) of this Section 7.1.1 shall be deemed furnished to the Facility Agent when available free of charge on the Borrower's website at http://www.rclinvestor.com or the SEC's website at http://www.sec.gov.
Section 7.1.2.    Approvals and Other Consents
The Borrower will obtain (or cause to be obtained) all such governmental licenses, authorisations, consents, permits and approvals as may be required for (a) the Borrower to perform its obligations under this Agreement and the other Loan Documents and (b) the operation of the Purchased Vessel in compliance with all applicable laws, except, in each case, to the extent that failure to obtain (or cause to be obtained) such governmental licenses, authorisations, consents, permits and approvals would not be expected to have a Material Adverse Effect.

Section 7.1.3.    Compliance with Laws, etc.
The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with all applicable laws, rules, regulations and orders, except (other than as described in clause (a) below) to the extent that the failure to so comply would not have a Material Adverse Effect, which compliance shall in any case include (but not be limited to):

(a)	in the case of the Borrower, the maintenance and preservation of its corporate existence (subject to the provisions of Section 7.2.6);

(b)	in the case of the Borrower, maintenance of its qualification as a foreign corporation in the State of Florida;

(c)
the payment, before the same become delinquent, of all taxes, assessments and governmental charges imposed upon it or upon its property, except to the extent being diligently contested in good faith by appropriate proceedings;

(d)	compliance with all applicable Environmental Laws;

(e)
compliance with all anti-money laundering laws and Anti-Corruption Laws applicable to the Borrower, including by not making or causing to be made any offer, gift or payment, consideration or benefit of any kind to anyone, either directly or indirectly, as an inducement or reward for the performance of any of the transactions contemplated by this Agreement to the extent the same would be in contravention of such applicable laws; and

(f)
the Borrower will maintain in effect policies and procedures designed to procure compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions.

Section 7.1.4.    The Purchased Vessel
The Borrower will:

(a)
from the Actual Delivery Date, cause the Purchased Vessel to be exclusively operated by or chartered to the Borrower or one of the Borrower's wholly owned Subsidiaries, provided that the Borrower or such Subsidiary may charter out the Purchased Vessel (i) to entities other than the Borrower and the Borrower's wholly owned Subsidiaries and (ii) on a time charter with a stated duration not in excess of one year;

(b)	from the Actual Delivery Date, cause the Purchased Vessel to be kept in such condition as will entitle her to classification by a classification society of recognised standing;

(c)	on the Actual Delivery Date, provide the following to the Facility Agent with respect to the Purchased Vessel:
(i)    evidence (in the form of a builder's certificate or bill of sale) as to the ownership of the Purchased Vessel by the Borrower or one of the Borrower's wholly owned Subsidiaries;
(ii)    evidence of no recorded Liens on the Purchased Vessel, other than Liens permitted pursuant to Section 7.2.3; and
(iii)    a copy of the protocol of delivery and acceptance in respect of the Purchased Vessel signed by the Builder and the Borrower, certified as a true and complete copy by an Authorised Officer of the Borrower.

(d)	within seven days after the Actual Delivery Date, provide the following to the Facility Agent with respect to the Purchased Vessel:
(i)    evidence of the class of the Purchased Vessel; and
(ii)    evidence as to all required insurance being in effect with respect to the Purchased Vessel.
Section 7.1.5.    Insurance
The Borrower will, from the Actual Delivery Date, maintain or cause to be maintained with responsible insurance companies insurance with respect to the Purchased Vessel against such casualties, third-party liabilities and contingencies and in such amounts, in each case, as is customary for other businesses of similar size in the passenger cruise line industry (provided that in no event will the Borrower or any Subsidiary be required to obtain any business interruption, loss of hire or delay in delivery insurance) and will, upon request of the Facility Agent, furnish to the Facility Agent (with sufficient copies for distribution to each Lender) at reasonable intervals a certificate of a senior officer of the Borrower or its relevant Subsidiary with respect to the Purchased Vessel setting forth the nature and extent of all insurance maintained by the Borrower and certifying as to compliance with this Section.
Section 7.1.6.    Books and Records
The Borrower will keep books and records that accurately reflect all of its business affairs and transactions and permit the Facility Agent and each Lender or any of their respective representatives, at reasonable times and intervals and upon reasonable prior notice, to visit each of its offices, to discuss its financial matters with its officers and to examine any of its books or other corporate records.
Section 7.1.7.    Finnish Authority and Hermes Requests

(a)
The Borrower shall, on the reasonable request of the Facility Agent, provide such information or documents as required under the Credit Support Documents as necessary in each case to enable the Lenders to obtain the full support of FEC and Finnvera as provided for in the Credit Support Documents. In particular but without limitation the Borrower shall provide to the Finnish Ministry such information as required for monitoring and supervision purposes and is relevant to the FEC Financing and the Borrower, the Facility Agent and each of the Original Lenders shall allow representatives of the Finnish Ministry to visit their offices for this purpose.

Where the Guarantee Holder as holder of the Finnvera Guarantee or, if applicable, the Second Finnvera Guarantee receives a request for any material amendment, consent or waiver under this Agreement, the Guarantee Holder shall ask for Finnvera's consent in respect of any such material amendment, consent or waiver (which consent shall not be unreasonably withheld or delayed). The Borrower and the Lenders acknowledge that Finnvera is entitled to instruct the Guarantee Holder, the FEC Lenders and, if applicable, the Finnvera Balancing Lenders how to exercise their rights regarding the FEC Loan or, if applicable, the Finnvera Balancing Loan under this Agreement. The Facility Agent shall procure that the Guarantee Holder shall comply, and the FEC Lenders and, if applicable, the Finnvera Balancing Lenders shall comply, with the written instructions and notices given by Finnvera and shall not exercise any rights under this Agreement in a manner inconsistent with such written instructions and notices of Finnvera, provided that any such instructions do not oblige the Guarantee Holder or any FEC Lender or, if applicable, any Finnvera Balancing Lender to act outside of or contrary to or in beach of its obligations under or the powers and authority conferred on each of them (acting in any capacity) under this Agreement. For the avoidance of doubt, nothing in this Section 7.1.7 shall affect the obligations of the Guarantee Holder under clause 4.2 of the Finnvera General Terms.

(b)
The Borrower shall, on the reasonable request of the Hermes Agent or the Facility Agent, provide such other information as required under the Hermes Insurance Policy and/or the Hermes Conditions as necessary in each case to enable the Hermes Agent, the Facility Agent or the Hermes Lenders to obtain the full support of Hermes and/or the government of the Federal Republic of Germany (as the case may be) pursuant to the Hermes Insurance Policy and/or the Hermes Conditions (as the case may be). The Borrower shall pay to the Hermes Agent, the Facility Agent or the Hermes Lenders the amount of all reasonable costs and expenses reasonably incurred by the Hermes Agent, the Facility Agent or the Hermes Lenders in connection with complying with a request by Hermes or the government of the Federal Republic of Germany for any additional information necessary or desirable in connection with the Hermes Insurance Policy or the Hermes Conditions; provided that the Borrower is consulted before the Hermes Agent, the Facility Agent or Hermes Lenders incurs any such cost or expense.

The Lenders shall not take any action that: (a) would have an adverse effect on the Hermes Insurance Policy; (b) would adversely impact the effectiveness of the Hermes Insurance Policy; or (c) would amend or otherwise modify the terms of the Hermes Insurance Policy in a manner that would impact any of the rights and obligations of the Borrower under this Agreement, other than in accordance with, or as contemplated by, the terms of this Agreement or as may be requested by the Borrower.
Section 7.1.8.    Notice of written amendments to Construction Contract
The Borrower shall furnish to the Facility Agent, as soon as practicable after such amendment or modification is entered into, (a) each formal addendum to the Construction Contract (which on its face is identified as an addendum) and (b) notice of any other written amendment to or written modification of the Construction Contract (other than upward or downward adjustments resulting from change orders effected as contemplated by the express terms of the Construction Contract) that (i) relates to the amount of the Contract Price, (ii) relates to the date on which the Purchased Vessel is to be delivered or (iii) (either by itself or when aggregated with earlier amendments or modifications, if any) results in a decrease in the dimensions or capacity of the Purchased Vessel in terms of the number of passengers and/or staterooms by more than five per cent (5%), in each case to the extent that any of the same do not require approval pursuant to Section 7.2.8.
Section 7.1.9.    Hedging Activities
The Borrower shall deliver to the Facility Agent on a quarterly basis following the Effective Date, a schedule of the Weighted Average Rate, accompanied by copies of confirmations or screen shots evidencing the entry into, termination or modification of any trades or fixings effected during such quarter under any agreements entered into by the Borrower from time to time in spot or forward currency markets for the purchase of EUR with Dollars in order to pay the Contract Price or fix the NYC Applicable Rate.

SECTION 7.2.    Negative Covenants
The Borrower agrees with the Facility Agent and each Lender that, from the Effective Date until all Commitments have terminated and all Obligations have been paid and performed in full, the Borrower will perform the obligations set forth in this Section 7.2.

Section 7.2.1.    Business Activities
The Borrower will not, and will not permit any of its Subsidiaries to, engage in any principal business activity other than those engaged in by the Borrower and its Subsidiaries on the date hereof and other business activities reasonably related, ancillary or complementary thereto or that are reasonable extensions thereof.
Section 7.2.2.    Indebtedness
The Borrower will not permit any of the Existing Principal Subsidiaries to create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness, other than, without duplication, the following:

(a)	Indebtedness secured by Liens of the type described in Section 7.2.3;

(b)	Indebtedness owing to the Borrower or a direct or indirect Subsidiary of the Borrower;

(c)	Indebtedness incurred to finance, refinance or refund the cost (including the cost of construction) of assets acquired after the Effective Date;

(d)
Indebtedness in an aggregate principal amount, together with (but without duplication of) Indebtedness permitted to be secured under Section 7.2.3(c), at any one time outstanding not exceeding (determined at the time of creation of such Lien or the incurrence by any Existing Principal Subsidiary of such Indebtedness, as applicable) 10.0% of the total assets of the Borrower and its Subsidiaries taken as a whole as determined in accordance with GAAP as at the last day of the most recent ended Fiscal Quarter; and

(e)	obligations in respect of Hedging Instruments entered into for the purpose of managing interest rate, foreign currency exchange or commodity exposure risk and not for speculative purposes.
Section 7.2.3.    Liens
The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, except:

(a)
Liens on assets (including, without limitation, shares of capital stock of corporations and assets owned by any corporation that becomes a Subsidiary of the Borrower after the Effective Date) acquired after the Effective Date (whether by purchase, construction or otherwise) by the Borrower or any of its Subsidiaries (other than (x) an Existing Principal Subsidiary or (y) any other Principal Subsidiary which, at any time, after three months after the acquisition of a Vessel, owns a Vessel free of any mortgage Lien), which Liens were created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction) of such assets, so long as (i) the acquisition of such assets is not otherwise prohibited by the terms of this Agreement and (ii) each such Lien is created within three months after the acquisition of the relevant assets;

(b)	the Construction Mortgage but only to the extent that the same is discharged on the Actual Delivery Date;

(c)
in addition to other Liens permitted under this Section 7.2.3, Liens securing Indebtedness in an aggregate principal amount, together with (but without duplication of) Indebtedness permitted under Section 7.2.2(d), at any one time outstanding not exceeding (determined at the time of creation of such Lien or the incurrence by any Existing Principal Subsidiary of such indebtedness, as applicable) (i) 10.0% of the total assets of the Borrower and its Subsidiaries (the “Lien Basket Amount”) taken as a whole as determined in accordance with GAAP as at the last day of the most recent ended Fiscal Quarter; provided, however that, if, at any time, the Senior Debt Rating of the Borrower is less than Investment Grade as given by both Moody’s and S&P, the Lien Basket Amount shall be the greater of (x) 5.0% of the total assets of the Borrower and its Subsidiaries taken as a whole as determined in accordance with GAAP as at the last day of the most recent ended Fiscal Quarter and (y) $735,000,000;

(d)
Liens on assets acquired after the Effective Date by the Borrower or any of its Subsidiaries (other than by (x) any Subsidiary that is an Existing Principal Subsidiary or (y) any other Principal Subsidiary which, at any time, owns a Vessel free of any mortgage Lien) so long as (i) the acquisition of such assets is not otherwise prohibited by the terms of this Agreement and (ii) each of such Liens existed on such assets before the time of its acquisition and was not created by the Borrower or any of its Subsidiaries in anticipation thereof;

(e)
Liens on any asset of any corporation that becomes a Subsidiary of the Borrower (other than a corporation that also becomes a Subsidiary of an Existing Principal Subsidiary) after the Effective Date so long as (i) the acquisition or creation of such corporation by the Borrower is not otherwise prohibited by the terms of this Agreement and (ii) such Liens are in existence at the time such corporation becomes a Subsidiary of the Borrower and were not created by the Borrower or any of its Subsidiaries in anticipation thereof;

(f)	Liens securing Government-related Obligations;

(g)
Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings;

(h)
Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue by more than 60 days or being diligently contested in good faith by appropriate proceedings;

(i)	Liens incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance or other forms of governmental insurance or benefits;

(j)	Liens for current crew's wages and salvage;

(k)
Liens arising by operation of law as the result of the furnishing of necessaries for any Vessel so long as the same are discharged in the ordinary course of business or are being diligently contested in good faith by appropriate proceedings;

(l)	Liens on Vessels that:
(i)    secure obligations covered (or reasonably expected to be covered) by insurance;
(ii)    were incurred in the course of or incidental to trading such Vessel in connection with repairs or other work to such Vessel; or
(iii)    were incurred in connection with work to such Vessel that is required to be performed pursuant to applicable law, rule, regulation or order;
provided that, in each case described in this clause (l), such Liens are either (x) discharged in the ordinary course of business or (y) being diligently contested in good faith by appropriate proceedings;

(m)
normal and customary rights of set-off upon deposits of cash or other Liens originating solely by virtue of any statutory or common law provision relating to bankers' liens, rights of set-off or similar rights in favour of banks or other depository institutions;

(n)
Liens in respect of rights of set-off, recoupment and holdback in favour of credit card processors securing obligations in connection with credit card processing services incurred in the ordinary course of business;

(o)	Liens on cash or Cash Equivalents or marketable securities securing:
(i)obligations in respect of Hedging Instruments entered into for the purpose of managing interest rate, foreign currency exchange or commodity exposure risk and not for speculative purposes; or
(ii)letters of credit that support such obligations;

(p)
deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business and deposits securing liabilities to insurance carriers under insurance or self-insurance arrangements;

(q)
easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary; and

(r)	licenses, sublicenses, leases or subleases granted to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries.
Section 7.2.4.    Financial Condition
The Borrower will not permit:

(a)	Net Debt to Capitalisation Ratio, as at the end of any Fiscal Quarter, to be greater than 0.625 to 1.

(b)	Fixed Charge Coverage Ratio to be less than 1.25 to 1 as at the last day of any Fiscal Quarter.
In addition, if, at any time, the Senior Debt Rating of the Borrower is less than Investment Grade as given by both Moody’s and S&P, the Borrower will not permit Stockholders’ Equity to be less than, as at the last day of any Fiscal Quarter, the sum of (i) $4,150,000,000 plus (ii) 50% of the consolidated net income of the Borrower and its Subsidiaries for the period commencing on January 1, 2007 and ending on the last day of the Fiscal Quarter most recently ended (treated for these purposes as a single accounting period, but in any event excluding any Fiscal Quarters for which the Borrower and its Subsidiaries have a consolidated net loss).
Section 7.2.5.     [Intentionally omitted]
Section 7.2.6.    Consolidation, Merger, etc.
The Borrower will not, and will not permit any of its Subsidiaries to, liquidate or dissolve, consolidate with, or merge into or with, any other corporation except:

(a)
any such Subsidiary may (i) liquidate or dissolve voluntarily into, and may merge with and into, the Borrower or any other Subsidiary, and the assets or stock of any Subsidiary may be purchased or otherwise acquired by the Borrower or any other Subsidiary or (ii) merge with and into another Person in connection with a sale or other disposition permitted by Section 7.2.7; and

(b)
so long as no Event of Default or Prepayment Event has occurred and is continuing or would occur after giving effect thereto, the Borrower or any of its Subsidiaries may merge into any other Person, or any other Person may merge into the Borrower or any such Subsidiary, or the Borrower or any of its Subsidiaries may purchase or otherwise acquire all or substantially all of the assets of any Person, in each case so long as:

(i)    after giving effect thereto, the Stockholders' Equity of the Borrower and its Subsidiaries is at least equal to 90% of such Stockholders' Equity immediately prior thereto; and
(ii)    in the case of a merger involving the Borrower where the Borrower is not the surviving corporation:

(A)	the surviving corporation shall have assumed in writing, delivered to the Facility Agent, all of the Borrower's obligations hereunder and under the other Loan Documents;

(B)
the surviving corporation shall, promptly upon the request of the Facility Agent or any Lender, supply such documentation and other evidence as is reasonably requested by the Facility Agent or any Lender in order for the Facility Agent or such Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations; and

(C)
as soon as practicable after receiving notice from the Borrower of such merger, and in any event no later than five Business Days after the delivery of such notice, for a surviving corporation that is organized under the laws of a jurisdiction other than of the United States or a political subdivision thereof or Liberia, any Lender that may not legally lend to, establish credit for the account of and/or do any business whatsoever with such surviving corporation, either directly or through an Affiliate of such Lender (a “Protesting Lender”) shall so notify the Borrower and the Facility Agent in writing. With respect to each Protesting Lender, the Borrower shall, effective on or before the date that such surviving corporation shall have the right to borrow hereunder, notify the Facility Agent and such Protesting Lender that the Commitments of such Protesting Lender shall be terminated; provided that such Protesting Lender shall have received one or more payments from either the Borrower or one or more assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Loan owing to such Protesting Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Protesting Lender under this Agreement.

Section 7.2.7.    Asset Dispositions, etc.
The Borrower will not, and will not permit any of its Subsidiaries to, sell, transfer, contribute or otherwise convey, or grant options, warrants or other rights with respect to, all or substantially all of the assets of (a) the Borrower or (b) the Subsidiaries of the Borrower, taken as a whole, except sales of assets between or among the Borrower and Subsidiaries of the Borrower.
Section 7.2.8.    Construction Contract
The Borrower will not amend or modify any term or condition of the Construction Contract if such amendment or modification results in (i) a change of type of the Purchased Vessel or (ii) (either by itself or when aggregated with earlier amendments or modifications, if any) a decrease in the capacity of the Purchased Vessel in terms of the number of passengers and/or staterooms by more than five per cent (5%) or (iii) the Purchased Vessel being unable to comply with applicable laws (including Environmental Laws) if, in the reasonable opinion of each of Finnvera and the Hermes Agent, such inability has or could reasonably be expected to have a Material Adverse Effect.
SECTION 7.3.    Limitation of in respect of Certain Representations, Warranties and Covenants
The representations and warranties and covenants given in Section 6.4(b) and Section 7.1.3(f) respectively shall only be given, and be applicable to, a Lender resident in the Federal Republic of Germany insofar as the giving of and compliance with such representations and warranties do not result in a violation of or conflict with section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung) (in conjunction with section 4 paragraph 1 a no.3 foreign trade law (AWG) (Außenwirtschaftsgesetz)), any provision of Council Regulation (EC) 2271/1996 or any similar applicable anti-boycott law or regulation.
ARTICLE VIII
EVENTS OF DEFAULT
SECTION 8.1.    Listing of Events of Default. Each of the following events or occurrences described in this Section 8.1 shall constitute an "Event of Default".
Section 8.1.1.    Non-Payment of Obligations
The Borrower shall default in the payment when due of any principal of or interest on the Loan or any Commitment Fees or Break Costs, or the Borrower shall default in the payment of any other fee due and payable under any Fee Letter, provided that, in the case only of any default in the payment of any interest on the Loan or of any Commitment Fees, such default shall continue unremedied for a period of at least five (5) Business Days after notice thereof shall have been given to the Borrower by the Facility Agent; and provided further that, in the case of any default in the payment of Break Costs or of any other fee due and payable under any Fee Letter, such default shall continue unremedied for a period of at least ten days after notice thereof shall have been given to the Borrower by the Facility Agent.
Section 8.1.2.    Breach of Warranty
Any representation or warranty of the Borrower made or deemed to be made hereunder (including any certificates delivered pursuant to Article V) is or shall be incorrect in any material respect when made.
Section 8.1.3.    Non-Performance of Certain Covenants and Obligations
The Borrower shall default in the due performance and observance of any other agreement contained herein or in any other Loan Document (other than the covenants set forth in Section 7.2.4 and the obligations referred to in Section 8.1.1) and such default shall continue unremedied for a period of five days after notice thereof shall have been given to the Borrower by the Facility Agent or any Lender (or, if (a) such default is capable of being remedied within 30 days (commencing on the first day following such five-day period) and (b) the Borrower is actively seeking to remedy the same during such period, such default shall continue unremedied for at least 35 days after such notice to the Borrower).
Section 8.1.4.    Default on Other Indebtedness
(a) The Borrower or any of its Principal Subsidiaries shall fail to pay any Indebtedness that is outstanding in a principal amount of at least $100,000,000 (or the equivalent in other currencies) in the aggregate (but excluding Indebtedness hereunder or with respect to Hedging Instruments) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; (b) the occurrence under any Hedging Instrument of an Early Termination Date (as defined in such Hedging Instrument) resulting from (A) any event of default under such Hedging Instrument as to which the Borrower is the Defaulting Party (as defined in such Hedging Instrument) or (B) any Termination Event (as so defined) as to which the Borrower is an Affected Party (as so defined) and, in either event, the termination value with respect to any such Hedging Instrument owed by the Borrower as a result thereof is greater than $100,000,000 and the Borrower fails to pay such termination value when due after applicable grace periods; (c) any other event shall occur or condition shall exist under any agreement or instrument evidencing, securing or relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to cause or permit the holder or holders of such Indebtedness to cause such Indebtedness to become due and payable prior to its scheduled maturity (other than as a result of any sale or other disposition of any property or assets under the terms of such Indebtedness); or (d) any such Indebtedness shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption or by voluntary agreement), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness is required to be made, in each case prior to the scheduled maturity thereof (other than as a result of any sale or other disposition of any property or assets under the terms of such Indebtedness); provided that any required prepayment or right to require prepayment triggered by terms that are certified by the Borrower to be unique to, but customary in, ship financings shall not constitute an Event of Default under this Section 8.1.4 so long as any required prepayment is made when due. For purposes of determining Indebtedness for any Hedging Instrument, the principal amount of the obligations under any such instrument at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or any Principal Subsidiary would be required to pay if such instrument were terminated at such time.
Section 8.1.5.    Bankruptcy, Insolvency, etc.
The Borrower or any of the Principal Subsidiaries (or any of its other Subsidiaries to the extent that the relevant event described below would have a Material Adverse Effect) shall:

(a)	generally fail to pay, or admit in writing its inability to pay, its debts as they become due;

(b)
apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for it or any of its property, or make a general assignment for the benefit of creditors;

(c)
in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for it or for a substantial part of its property, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days, provided that in the case of such an event in respect of the Borrower, the Borrower hereby expressly authorises the Facility Agent and each Lender to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their respective rights under the Loan Documents;

(d)
permit or suffer to exist the commencement of any bankruptcy, reorganisation, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Borrower or any of such Subsidiaries, and, if any such case or proceeding is not commenced by the Borrower or such Subsidiary, such case or proceeding shall be consented to or acquiesced in by the Borrower or such Subsidiary or shall result in the entry of an order for relief or shall remain for 60 days undismissed, provided that the Borrower hereby expressly authorises the Facility Agent and each Lender to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their respective rights under the Loan Documents; or

(e)	take any corporate action authorising, or in furtherance of, any of the foregoing.
SECTION 8.2.    Action if Bankruptcy
If any Event of Default described in clauses (b) through (d) of Section 8.1.5 shall occur with respect to the Borrower, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of the Loan and all other Obligations shall automatically be and become immediately due and payable, without notice or demand.
SECTION 8.3.    Action if Other Event of Default
If any Event of Default (other than any Event of Default described in clauses (b) through (d) of Section 8.1.5 with respect to the Borrower) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Facility Agent, upon the direction of the Majority Lenders, shall by notice to the Borrower declare all of the outstanding principal amount of the Loan and other Obligations to be due and payable or payable on demand and/or the Commitments (if not previously terminated) to be terminated, whereupon the full unpaid amount of the Loan and other Obligations shall be and become immediately due and payable or payable on demand (as the case may be), without further notice, demand or presentment, and/or, as the case may be, the Commitments shall terminate provided that the Facility Agent shall if so instructed by (i) FEC (where it is the only Lender of the FEC Loan (acting on the instructions of Finnvera)) in relation the FEC Loan, or (ii) the Majority Lenders (other than FEC) (with the approval of Hermes) in relation to the Hermes Loan and/or (with the approval of Finnvera) in relation to the Finnvera Balancing Loan, by notice to the Borrower:

(a)
cancel all or any part of the (i) FEC Tranche A Commitment and/or the FEC Tranche B Commitment in the case of FEC and/or (ii) the Finnvera Balancing Commitment and/or the Hermes Commitment (as the case may be) in the case of the Majority Lenders (other than FEC); and/or

(b)	declare that all or part of any amounts outstanding under the Loan Documents in respect of the Loan or any part thereof are:
(i)    immediately due and payable; and/or

(ii)
payable on demand by the Facility Agent acting on the instructions of FEC in relation to the FEC Loan and the Majority Lenders (other than FEC) in relation to the Hermes Loan, and/or, if applicable, the Finnvera Balancing Loan.

Any notice given under this sub-clause will take effect in accordance with its terms, provided that unless Finnvera has instructed otherwise FEC agrees to consult with the Transferring Lenders (acting in any capacity in relation the FEC Loan), the Hermes Lenders or the Finnvera Balancing Lenders as applicable for a period not exceeding ten (10) Business Days before giving instructions to the Facility Agent as to the measures to be taken in relation to the acceleration or repayment of the FEC Loan pursuant to this Section 8.3.
ARTICLE IX
PREPAYMENT EVENTS
SECTION 9.1.    Listing of Prepayment Events
Each of the following events or occurrences described in this Section 9.1 shall constitute a "Prepayment Event".
Section 9.1.1.     Change of Control
There occurs any Change of Control.
Section 9.1.2.    UnenforceabilityAny Loan Document shall cease to be the legally valid, binding and enforceable obligation of the Borrower (in each case, other than with respect to provisions of any Loan Document (i) identified as unenforceable in the form of the opinion of the Borrower's counsel set forth as Exhibit B-1 or (ii) that a court of competent jurisdiction has determined are not material) and such event shall continue unremedied for 15 days after notice thereof has been given to the Borrower by the Facility Agent.
Section 9.1.3.    Approvals
Any material license, consent, authorisation, registration or approval at any time necessary to enable the Borrower or any Principal Subsidiary to conduct its business shall be revoked, withdrawn or otherwise cease to be in full force and effect, unless the same would not have a Material Adverse Effect.
Section 9.1.4.    Non-Performance of Certain Covenants and ObligationsThe Borrower shall default in the due performance and observance of any of the covenants set forth in Section 4.12 or Section 7.2.4.
Section 9.1.5.    JudgmentsAny judgment or order for the payment of money in excess of $100,000,000 shall be rendered against the Borrower or any of the Principal Subsidiaries by a court of competent jurisdiction and the Borrower or such Principal Subsidiary shall have failed to satisfy such judgment and either:

(a)
enforcement proceedings in respect of any material assets of the Borrower or such Principal Subsidiary shall have been commenced by any creditor upon such judgment or order and shall not have been stayed or enjoined within five (5) Business Days after the commencement of such enforcement proceedings; or

(b)	there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.
Section 9.1.6.    Condemnation, etc.The Purchased Vessel shall be condemned or otherwise taken under colour of law or requisitioned and the same shall continue unremedied for at least 20 days, unless such condemnation or other taking would not have a Material Adverse Effect.
Section 9.1.7.    ArrestThe Purchased Vessel shall be arrested and the same shall continue unremedied for at least 20 days, unless such arrest would not have a Material Adverse Effect.
Section 9.1.8.    Sale/Disposal of the Purchased VesselThe Purchased Vessel is sold to a company which is not the Borrower or any other Subsidiary of the Borrower (other than for the purpose of a lease back to the Borrower or any other Subsidiary of the Borrower).
Section 9.1.9.    Termination of the Construction ContractIf the Construction Contract is terminated in accordance with its terms or by other lawful means prior to delivery of the Purchased Vessel and the parties thereto do not reach an agreement to reinstate the Construction Contract within 30 days after such termination.
Section 9.1.10.    FEC Reassignment and Termination, etc. of the Finnvera Guarantee, the Hermes Insurance Policy or the Second Finnvera Guarantee
(A)    FEC ReassignmentThe parties to this Agreement acknowledge that FEC has the right, pursuant to and in accordance with clause 11.3 of the FEC Supplemental Assignment Agreement, to effect a reassignment and/or re-transfer by way of Transfer Certificate of any part of the FEC Loan to the relevant Transferring Lender if and only if the circumstances set out in clause 11.3 of the FEC Supplemental Assignment Agreement occur, namely if the Finnvera Guarantee is, due to a reason not attributable to FEC, repudiated, withdrawn, suspended, terminated or cancelled or otherwise ceases to be in full force and effect or binding or enforceable against Finnvera (the "FEC Reassignment").

(a)
If an FEC Reassignment is at any time effected by FEC other than as a result of any gross negligence or wilful misconduct of the Facility Agent, the Guarantee Holder or any of the Transferring Lenders, (any such FEC Reassignment hereinafter referred to as the "FEC Prepayment Event"), the mandatory prepayments and cancellation provisions contained in Section 9.2 shall apply and the Borrower shall be liable to pay any Break Costs determined in accordance with Section 4.4.1.

(b)
In the event of an FEC Reassignment as a result of any gross negligence or wilful misconduct of the Facility Agent, the Guarantee Holder or any of the Transferring Lenders, no such mandatory prepayment shall be required and the parties to this Agreement acknowledge and agree that:

(i)    each such Transferring Lender, the Facility Agent or the Guarantee Holder shall be liable to pay FEC in its capacity as Fixed Rate Provider, any Break Costs determined in accordance with Section 4.4.1(A)b and any other fees, costs or expenses required to be paid and the Facility Agent shall procure that the Guarantee Holder shall make any such payment for which it is liable;
(ii)    from the date of the FEC Reassignment the Borrower shall pay interest on the relevant part of the FEC Loan at the Floating Rate; and
(iii)    the Borrower shall not be liable to pay any Break Costs or any other fees costs or expenses required to be paid as a result of the FEC Reassignment.

(d)
References to the provisions of the FEC Supplemental Assignment Agreement referred to in this Section 9.1.10(A) shall be to such provisions in the form of the FEC Supplemental Assignment Agreement as originally executed provided no amendments or supplements thereto shall be agreed without the Borrower's prior written consent in which case such references shall be to such provisions of the FEC Supplemental Assignment Agreement as amended or supplemented.

(e)
The parties to this Agreement acknowledge and agree that if the Transferring Lenders exercise their right to request a re-assignment and/or re-transfer of the FEC Loan pursuant to clause 13.2 of the FEC Supplemental Assignment Agreement, the Borrower shall not be liable to pay any costs and expenses, including but not limited to Break Costs, that are incurred by any party as a result of such re-assignment and/or re-transfer.

(f)
If Section 9.1.10(A)(c)(ii) applies, the Facility Agent and the Borrower shall enter in good faith negotiations (for a period of not more than thirty (30) days commencing from the date of the FEC Reassignment) with a view to agreeing a substitute basis for determining the rate of interest taking into account the creditworthiness and borrowing credentials of the Borrower and the cost to the Transferring Lenders of funding their respective participations in the FEC Loan.

(g)
From the date of the FEC Reassignment and unless and until an alternative rate is agreed in accordance with paragraph (f) above, the rate of interest on the relevant part of the FEC Loan for the relevant Interest Period shall be the percentage rate per annum which is the weighted average of the rates notified in good faith to the Facility Agent by each Transferring Lender as soon as practicable and in any event within seven (7) Business Days of the date of the FEC Reassignment (or, if earlier, on the date falling three (3) Business Days before the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum and in the relevant Transferring Lender's good faith the cost to the relevant Transferring Lender of funding its participation in that FEC Loan from whatever source it may reasonably select.

(h)	Any alternative basis agreed pursuant to paragraph (f) above shall, with the prior consent of all the Transferring Lenders and the Borrower, be binding on those parties.
(B)    Termination etc. of Finnvera Guarantee or Second Finnvera Guarantee
If, prior to the date of Final Maturity the Finnvera Guarantee and/or, if applicable, the Second Finnvera Guarantee is suspended, terminated or withdrawn by Finnvera or otherwise ceases to be of full force and effect other than as a result of:

(i)	a reason attributable to the gross negligence or wilful misconduct of FEC, the Facility Agent, the Guarantee Holder or any of the Lenders; or
(ii)    an FEC Prepayment Event,

then in such event, the Facility Agent shall, as soon as reasonably practicable upon becoming aware of the same, notify the Borrower, giving details available of the reasons or grounds for such suspension, termination or withdrawal and shall provide to the Borrower copies of documents, or extracts thereof, as it may have in its possession in relation thereto (and the Lenders shall provide and the Facility Agent shall procure that the Guarantee Holder shall provide such information to the Facility Agent as it may reasonably request in order for it to comply with this requirement), to the extent not prohibited by applicable law and without requiring it to breach any obligation binding upon it.
(C)    Termination etc. of Hermes Insurance Policy
If the Hermes Insurance Policy fails to be in full force and effect, is terminated or cancelled or is no longer valid, or it is suspended for more than three (3) months, in each case, so long as (a) such failure, termination, cancellation, invalidity or suspension is not due to any gross negligence or wilful misconduct on the part of any Lender and (b) the relevant parties to the Hermes Insurance Policy do not reach an agreement to reinstate the Hermes Insurance Policy within 30 days after such failure, termination, cancellation or invalidity or the end of such three (3) month suspension period, as the case may be.
Section 9.1.11.    Illegality
No later than the close of business on the last day of the Option Period related to the giving of any Illegality Notice by an affected Lender pursuant to Section 3.2.2(c), either: (x) the Borrower has not elected to take an action specified in clause (I) or (II) of Section 3.2.2(c) or (y) if any such election shall have been made, the Borrower has failed to take the action required in respect of such election.
SECTION 9.2.    Mandatory PrepaymentIf any Prepayment Event shall occur and be continuing (and subject, in the case of Section 9.1.10 (C), to Section 11.20), the Facility Agent, upon the direction of the Majority Lenders, shall by notice to the Borrower either (i) if the Disbursement Date has occurred and the Loan disbursed require the Borrower to prepay in full on the date stipulated in such notice or, in the case of a notice served on the Borrower in respect of a Prepayment Event under Section 9.1.11, within 15 Business Days, all principal of and interest on the Loan and all other Obligations (and, in such event, the Borrower agrees to so pay the full unpaid amount of the Loan and all accrued and unpaid interest thereon and all other Obligations) or (ii) if the Disbursement Date has not occurred, terminate the Commitments ; provided that:

(a)
if such Prepayment Event arises under Section 9.1.11, the remedy available under this Section 9.2 shall be limited to that provided in clause (i) above and only with respect to the portion of the Loan held by the affected Lender that gave the relevant Illegality Notice (the "Affected Lender") unless the Affected Lender is a Hermes Lender and any such prepayment of that Hermes Lender's portion of the Loan would result in the Hermes Loan being less than 5% of the Loan outstanding at any time in which event the Borrower shall prepay that portion of the Loan required in order to ensure the Hermes Loan is not less than 5% of the aggregate Loans together with interest and all other Obligations as provided by clause (i) above;

(b)
if the Prepayment Event arises under Section 9.1.10(A) or (B), the Borrower shall (i) prepay the FEC Loan together with interest and all other Obligations or the FEC Commitment shall be cancelled (as the case may be) in respect of any termination of the Finnvera Guarantee or any FEC Reassignment resulting therefrom and/or (ii) in the case of Section 9.1.10(B) only and if applicable, prepay the Finnvera Balancing Loan together with interest and all other Obligations or the Finnvera Balancing Commitment shall be cancelled (as the case may be) in respect of any termination of the Second Finnvera Guarantee; and

(c)
if the Prepayment Event arises under Section 9.1.10(C) and no alternative arrangements have been agreed during the Mitigation Period under and in accordance with Section 11.20, the Borrower shall prepay the Loan together with interest and all other Obligations or the total Commitments shall be cancelled (as the case may be) as provided above in clause (i) above.

SECTION 9.3.    Mitigation.
If the Facility Agent or any of the Lenders has actual notice and/or knowledge of any potential suspension, termination or withdrawal of the Finnvera Guarantee and/or if applicable, the Second Finnvera Guarantee or becomes aware that an event or circumstance has arisen which will cause the Finnvera Guarantee and/or, if applicable, the Second Finnvera Guarantee to be suspended, terminated or withdrawn for any reason or no longer remain in full force and effect it shall notify the Borrower and, in the case of such Lender, the Facility Agent. Following such notification the Lenders, the Borrower and the Facility Agent shall (at the cost and expense of the Borrower) negotiate in good faith for a period of up to 30 days or, if less, the date by which the Finnvera Guarantee and/or, if applicable, the Second Finnvera Guarantee shall be suspended, terminated or withdrawn or cease to be in full force and effect to determine whether the Facility can be restructured and/or the Loan refinanced in a manner acceptable to each of the Lenders in their absolute discretion.  The Facility Agent (acting on behalf of the Lenders) will request that Finnvera take part in such negotiations but shall have no obligation other than to send such request to Finnvera. Nothing in this Section shall oblige any Finance Party to (i) monitor or make enquiries of or any investigation into whether any such suspension, termination or withdrawal etc. of the Finnvera Guarantee and/or, if applicable, the Second Finnvera Guarantee has occurred or will occur or (ii) agree to any restructuring or refinancing of the Loan during any such good faith discussions.
ARTICLE X
THE FACILITY AGENT, THE HERMES AGENT AND THE MANDATED LEAD ARRANGERS
SECTION 10.1.    Actions
Each Lender hereby appoints KfW IPEX, as Facility Agent and as Hermes Agent, as its agent under and for purposes of this Agreement and each other Loan Document (for purposes of this Article X, the Facility Agent and the Hermes Agent are referred to collectively as the "Agents"). Each Lender authorises the Agents to act on behalf of such Lender under this Agreement and each other Loan Document and, in the absence of other written instructions from the Majority Lenders received from time to time by the Agents (with respect to which each Agent agrees that it will comply, except as otherwise provided in this Article X or as otherwise advised by counsel), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Agents by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. Neither Agent shall be obliged to act on the instructions of any Lender or the Majority Lenders if to do so would, in the opinion of such Agent, be contrary to any provision of this Agreement or any other Loan Document or to any law, or would expose such Agent to any actual or potential liability to any third party or would in the reasonable opinion of such Agent be contrary to any provision of the Finnvera Guarantee, the Hermes Insurance Policy or the Second Finnvera Guarantee (as the case may be) or in any way jeopardise the cover provided by such guarantee or policy.
SECTION 10.2.    Indemnity
Each Lender (other than FEC) shall indemnify (which indemnity shall survive any termination of this Agreement) each Agent, pro rata according to such Lender's Percentage, from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel) that be incurred by or asserted or awarded against, such Agent in any way relating to or arising out of this Agreement and any other Loan Document or any action taken or omitted by such Agent under this Agreement or any other Loan Document; provided that no Lender shall be liable for the payment of any portion of such claims, damages, losses, liabilities and expenses which have resulted from such Agent's gross negligence or wilful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse each Agent promptly upon demand for its rateable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that such Agent is not reimbursed for such expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any such indemnified costs, this Section applies whether any such investigation, litigation or proceeding is brought by any Agent, any Lender or a third party. Neither Agent shall be required to take any action hereunder or under any other Loan Document, or to prosecute or defend any suit in respect of this Agreement or any other Loan Document, unless it is expressly required to do so under this Agreement or is indemnified hereunder to its satisfaction. If any indemnity in favour of an Agent shall be or become, in such Agent's determination, inadequate, such Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given.
SECTION 10.3.    Funding Reliance, etc..
Each Lender shall notify the Facility Agent by 4:00 p.m., Frankfurt time, one day prior to the advance of the Loan if it is not able to fund the following day. Unless the Facility Agent shall have been notified by telephone, confirmed in writing, by any Lender by 4:00 p.m., Frankfurt time, on the day prior to the advance of the Loan that such Lender will not make available the amount which would constitute its Percentage of the Loan on the date specified therefor, the Facility Agent may assume that such Lender has made such amount available to the Facility Agent and, in reliance upon such assumption, may, but shall not be obliged to, make available to the Borrower a corresponding amount. If and to the extent that such Lender shall not have made such amount available to the Facility Agent, such Lender and the Borrower severally agree to repay the Facility Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date the Facility Agent made such amount available to the Borrower to the date such amount is repaid to the Facility Agent, at the interest rate applicable at the time to the Loan without premium or penalty.
SECTION 10.4.    Exculpation
Neither of the Agents nor any of their respective directors, officers, employees or agents shall be liable to any Lender for any action taken or omitted to be taken by it under this Agreement or any other Loan Document, or in connection herewith or therewith, except for its own wilful misconduct or gross negligence. Without limitation of the generality of the foregoing, each Agent (i) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it and in accordance with the advice of such counsel, accountants or experts, (ii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement, (iii) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or the existence at any time of any Default or Prepayment Event or to inspect the property (including the books and records) of the Borrower, (iv) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto, (v) shall incur no liability under or in respect of this Agreement by action upon any notice, consent, certificate or other instrument or writing (which may be by telecopier) believed by it to be genuine and signed or sent by the proper party or parties, and (vi) shall have no responsibility to the Borrower or any Lender on account of (A) the failure of a Lender or the Borrower to perform any of its obligations under this Agreement or any other Loan Document; (B) the financial condition of the Borrower; (C) the completeness or accuracy of any statements, representations or warranties made in or pursuant to this Agreement or any other Loan Document, or in or pursuant to any document delivered pursuant to or in connection with this Agreement or any other Loan Document; or (D) the negotiation, execution, effectiveness, genuineness, validity, enforceability, admissibility in evidence or sufficiency of this Agreement or any other Loan Document or of any document executed or delivered pursuant to or in connection with any Loan Document.
SECTION 10.5.    Successor
The Facility Agent may resign as such at any time upon at least 30 days' prior notice to the Borrower and all Lenders, provided that any such resignation (i) shall be subject to the restrictions in the FEC Supplemental Assignment Agreement and (ii) shall not become effective until a successor Facility Agent has been appointed as provided in this Section 10.5 and such successor Facility Agent has accepted such appointment. If the Facility Agent at any time shall resign, the Majority Lenders shall, subject to the immediately preceding proviso and subject to the consent of the Borrower (such consent not to be unreasonably withheld), appoint another Lender as a successor to the Facility Agent which shall thereupon become such Facility Agent's successor hereunder (provided that the Majority Lenders shall, subject to the consent of the Borrower unless an Event or Default or a Prepayment Event shall have occurred and be continuing (such consent not to be unreasonably withheld or delayed) offer to each of the other Lenders in turn, in the order of their respective Percentages of the Loan, the right to become successor Facility Agent). If no successor Facility Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within 30 days after the Facility Agent's giving notice of resignation, then the Facility Agent may, on behalf of the Lenders, appoint a successor Facility Agent, which shall be one of the Lenders or a commercial banking institution having a combined capital and surplus of at least $1,000,000,000 (or the equivalent in other currencies), subject, in each case, to the consent of the Borrower (such consent not to be unreasonably withheld). Upon the acceptance of any appointment as Facility Agent hereunder by a successor Facility Agent, such successor Facility Agent shall be entitled to receive from the resigning Facility Agent such documents of transfer and assignment as such successor Facility Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the resigning Facility Agent, and the resigning Facility Agent shall be discharged from its duties and obligations under this Agreement. After any resigning Facility Agent's resignation hereunder as the Facility Agent, the provisions of:

(a)	this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Facility Agent under this Agreement; and

(b)	Section 11.3 and Section 11.4 shall continue to inure to its benefit.
If a Lender acting as the Facility Agent assigns its Loan to one of its Affiliates, such Facility Agent may, subject to the consent of the Borrower (such consent not to be unreasonably withheld or delayed) assign its rights and obligations as Facility Agent to such Affiliate.
SECTION 10.6.    Loans by the Facility Agent
The Facility Agent shall have the same rights and powers with respect to the Loan made by it or any of its Affiliates. The Facility Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as if the Facility Agent were not the Facility Agent hereunder and without any duty to account therefor to the Lenders. The Facility Agent shall have no duty to disclose information obtained or received by it or any of its Affiliates relating to the Borrower or its Subsidiaries to the extent such information was obtained or received in any capacity other than as the Facility Agent.
SECTION 10.7.    Credit Decisions
Each Lender acknowledges that it has, independently of each Agent and each other Lender, and based on such Lender's review of the financial information of the Borrower, this Agreement, the other Loan Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such Lender has deemed appropriate, made its own credit decision to extend its Commitment. Each Lender also acknowledges that it will, independently of each Agent and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any other Loan Document.
SECTION 10.8.    Copies, etc.
Each Agent shall give prompt notice to each Lender of each notice or request required or permitted to be given to such Agent by the Borrower pursuant to the terms of this Agreement (unless concurrently delivered to the Lenders by the Borrower). Each Agent will distribute to each Lender each document or instrument received for its account and copies of all other communications received by such Agent from the Borrower for distribution to the Lenders by such Agent in accordance with the terms of this Agreement.
SECTION 10.9.    The Agents' Rights
Each Agent may (i) assume that all representations or warranties made or deemed repeated by the Borrower in or pursuant to this Agreement or any other Loan Document are true and complete, unless, in its capacity as the Facility Agent, it has acquired actual knowledge to the contrary, (ii) assume that no Default has occurred unless, in its capacity as an Agent, it has acquired actual knowledge to the contrary, (iii) rely on any document or notice believed by it to be genuine, (iv) rely as to legal or other professional matters on opinions and statements of any legal or other professional advisers selected or approved by it, (v) rely as to any factual matters which might reasonably be expected to be within the knowledge of the Borrower on a certificate signed by or on behalf of the Borrower and (vi) refrain from exercising any right, power, discretion or remedy unless and until instructed to exercise that right, power, discretion or remedy and as to the manner of its exercise by the Lenders (or, where applicable, by the Majority Lenders) and unless and until such Agent has received from the Lenders any payment which such Agent may require on account of, or any security which such Agent may require for, any costs, claims, expenses (including legal and other professional fees) and liabilities which it considers it may incur or sustain in complying with those instructions.
SECTION 10.10.    The Facility Agent's Duties
The Facility Agent shall (i) if requested in writing to do so by a Lender, make enquiry and advise the Lenders as to the performance or observance of any of the provisions of this Agreement or any other Loan Document by the Borrower or as to the existence of an Event of Default and (ii) inform the Lenders promptly of any Event of Default of which the Facility Agent has actual knowledge.
The Facility Agent shall not be deemed to have actual knowledge of the falsehood or incompleteness of any representation or warranty made or deemed repeated by the Borrower or actual knowledge of the occurrence of any Default unless a Lender or the Borrower shall have given written notice thereof to the Facility Agent in its capacity as the Facility Agent. Any information acquired by the Facility Agent other than specifically in its capacity as the Facility Agent shall not be deemed to be information acquired by the Facility Agent in its capacity as the Facility Agent.
The Facility Agent may, without any liability to account to the Lenders, generally engage in any kind of banking or trust business with the Borrower or with the Borrower's subsidiaries or associated companies or with a Lender as if it were not the Facility Agent.
SECTION 10.11.    Employment of Agents
In performing its duties and exercising its rights, powers, discretions and remedies under or pursuant to this Agreement or the other Loan Documents, each Agent shall be entitled to employ and pay agents to do anything which such Agent is empowered to do under or pursuant to this Agreement or the other Loan Documents (including the receipt of money and documents and the payment of money); provided that, unless otherwise provided herein, including without limitation Section 11.3, the employment of such agents shall be for such Agent's account, and to act or refrain from taking action in reliance on the opinion of, or advice or information obtained from, any lawyer, banker, broker, accountant, valuer or any other person believed by such Agent in good faith to be competent to give such opinion, advice or information.

SECTION 10.12.    Distribution of Payments
The Facility Agent shall pay promptly to the order of each Lender that Lender's Percentage of every sum of money received by the Facility Agent pursuant to this Agreement or the other Loan Documents (with the exception of any amounts payable pursuant to any Fee Letter and any amounts which, by the terms of this Agreement or the other Loan Documents, are paid to the Facility Agent for the account of the Facility Agent alone or specifically for the account of one or more Lenders) and until so paid such amount shall be held by the Facility Agent on trust absolutely for that Lender.
SECTION 10.13.    Reimbursement
The Facility Agent shall have no liability to pay any sum to a Lender until it has itself received payment of that sum. If, however, the Facility Agent does pay any sum to a Lender on account of any amount prospectively due to that Lender pursuant to Section 10.12 before it has itself received payment of that amount, and the Facility Agent does not in fact receive payment within two (2) Business Days after the date on which that payment was required to be made by the terms of this Agreement or any of the other Loan Documents, that Lender will, on demand by the Facility Agent, refund to the Facility Agent an amount equal to the amount received by it, together with an amount sufficient to reimburse the Facility Agent for any amount which the Facility Agent may certify that it has been required to pay by way of interest on money borrowed to fund the amount in question during the period beginning on the date on which that amount was required to be paid by the terms of this Agreement or the other Loan Documents and ending on the date on which the Facility Agent receives reimbursement.
SECTION 10.14.    Instructions
Where an Agent is authorised or directed to act or refrain from acting in accordance with the instructions of the Lenders or of the Majority Lenders (as the case may be) each of the Lenders shall provide such Agent with instructions within five (5) Business Days (or such longer period as is required in the opinion of Hermes or Finnvera (as the case may be) in order for the Lenders to receive instructions from Hermes and/or Finnvera (as the case may be)) of such Agent's request (which request may be made orally or in writing). If a Lender does not provide such Agent with instructions within that period, that Lender shall be bound by the decision of such Agent. Nothing in this Section 10.14 shall limit the right of such Agent to take, or refrain from taking, any action without obtaining the instructions of the Lenders or the Majority Lenders if such Agent in its discretion considers it necessary or appropriate to take, or refrain from taking, such action in order to preserve the rights of the Lenders under or in connection with this Agreement or any of the other Loan Documents. In that event, such Agent will notify the Lenders of the action taken by it as soon as reasonably practicable, and the Lenders agree to ratify any action taken by the Facility Agent pursuant to this Section 10.14.
SECTION 10.15.    Payments
All amounts payable to a Lender under this Section 10 shall be paid to such account at such bank as that Lender may from time to time direct in writing to the Facility Agent.
SECTION 10.16.    "Know your customer" Checks
Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of another Lender) in order for the Facility Agent (or that Lender) to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in this Agreement, the other Loan Documents, the FEC Transfer Certificates, any Transfer Certificates or any Lender Assignment Agreements (as the case may be).
SECTION 10.17.    No Fiduciary Relationship
Except as provided in Section 10.12, neither Agent shall have any fiduciary relationship with or be deemed to be a trustee of or for any other person and nothing contained in this Agreement or any other Loan Document shall constitute a partnership between any two or more Lenders or between either Agent and any other person.
SECTION 10.18.    Mandated Lead Arrangers
(A)    No Mandated Lead Arranger has any obligations of any kind to the Borrower or any other Finance Party under or in connection with this Agreement or the other Loan Documents.
(B)    Nothing in any Loan Document constitutes a Mandated Lead Arranger as a trustee or fiduciary of any other person.
(C)    No Mandated Lead Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.
ARTICLE XI
MISCELLANEOUS PROVISIONS
SECTION 11.1.    Waivers, Amendments, etc.

(A)
The provisions of this Agreement and of each other Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrower and the Majority Lenders (acting with the consent of Finnvera and Hermes in respect of any material amendment, modification or waiver); provided that no such amendment, modification or waiver which would:

(a)	modify any requirement hereunder that any particular action be taken by all the Lenders, Hermes or Finnvera shall be effective unless consented to by each Lender;

(b)	modify this Section 11.1 or change the definition of "Majority Lenders" shall be made without the consent of each Lender;

(c)	increase the Commitment of any Lender shall be made without the consent of such Lender;

(d)	reduce any fees described in Article III payable to any Lender shall be made without the consent of such Lender;

(e)	extend the Commitment Termination Date of any Lender shall be made without the consent of such Lender;

(f)
extend the due date for, or reduce the amount of, any scheduled repayment or prepayment of principal of or interest on the Loan (or reduce the principal amount of or rate of interest on the Loan) owed to any Lender shall be made without the consent of such Lender; or

(g)	affect adversely the interests, rights or obligations of the Facility Agent in its capacity as such shall be made without consent of the Facility Agent.

(B)
The Facility Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders in relation to the Loan (or, if the relevant Loan Document stipulates the matter is a decision for any other Lender, Hermes, Finnvera or group of Lenders from that Lender, Hermes, Finnvera or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Facility Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(C)
The Facility Agent is fully protected if it acts on the instructions of the Majority Lenders in relation to the Loan in the exercise of any right, authority, power or discretion or any matter not expressly provided for in the Loan Documents or the Credit Support Documents. Any such instructions given by the Majority Lenders will be binding on the relevant Lenders or all the Lenders (as the case may be). In the absence of instructions, the Facility Agent may act as it considers to be in the best interests of all the Lenders.

(D)
No failure or delay on the part of the Facility Agent or any Lender in exercising any power or right under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Borrower in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Facility Agent or any Lender under this Agreement or any other Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder. The Lenders hereby agree, at any time and from time to time that the Nordea Agreement or the Bank of Nova Scotia Agreement is amended or refinanced to negotiate in good faith to amend this Agreement (but expressly without obligation to agree on any amendment and only on a basis which is strictly a without prejudice to the rights and benefits of the Finance Parties currently existing under this Agreement) to conform any representations, warranties, covenants or events of default in this Agreement to the amendments made to any substantially comparable provisions in the Nordea Agreement or the Bank of Nova Scotia Agreement or any refinancing thereof.

SECTION 11.2.    Notices

(a)
All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by electronic mail and addressed, delivered or transmitted to such party at its address, facsimile number or electronic mail address set forth below its signature hereto or set forth in a Lender Assignment Agreement or Transfer Certificate (as the case may be) or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by electronic mail, shall be deemed given upon acknowledgment of receipt by the recipient.

(b)
So long as KfW IPEX is the Facility Agent, the Borrower may provide to the Facility Agent all information, documents and other materials that it furnishes to the Facility Agent hereunder or any other Loan Document (and any guaranties, security agreements and other agreements relating thereto), including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing advance or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due hereunder or any other Loan Document prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of the Agreement and/or any advance or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as "Communications"), by transmitting the Communications in an electronic/pdf medium in a format acceptable to the Facility Agent at andre.mutter@kfw.de (or such other email address notified by the Facility Agent to the Borrower).

(c)
The Borrower agrees that the Facility Agent may make such items included in the Communications as the Borrower may specifically agree available to the Lenders by posting such notices, at the option of the Borrower, on Intralinks or any similar such platform (the "Platform") acceptable to the Borrower. Although the primary web portal is secured with a dual firewall and a User ID/Password Authorisation System and the Platform is secured through a single user per deal authorisation method whereby each user may access the Platform only on a deal-by-deal basis, the Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided "as is" and "as available" and (iii) neither the Facility Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Facility Agent or any of its Affiliates in connection with the Platform.

(d)
The Facility Agent agrees that the receipt of Communications by the Facility Agent at its e-mail address set forth above shall constitute effective delivery of such Communications to the Facility Agent for purposes hereunder and any other Loan Document (and any guaranties, security agreements and other agreements relating thereto).

SECTION 11.3.    Payment of Costs and Expenses
The Borrower agrees to pay on demand all reasonable expenses of the Finance Parties, FEC, Finnvera and Hermes (including the reasonable fees and out-of-pocket expenses of primary counsel to the Facility Agent and Lenders (except FEC), and of local counsel, if any, who may be retained by counsel to the Facility Agent and, in the case of FEC, primary counsel retained by FEC with the Borrower's prior approval in connection with the initial syndication of the Loan) in connection with the initial syndication of the Loan and any amendments, waivers, consents, supplements or other modifications to, this Agreement, any other Loan Document or any Credit Support Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated. In addition, the Borrower agrees to pay reasonable fees and out of pocket expenses of counsel to the Facility Agent and of counsel to FEC in connection with the funding under this Agreement. The Borrower further agrees to pay, and to save the Finance Parties harmless from all liability for, any stamp, recording, documentary or other similar taxes payable in connection with the execution, delivery or enforcement of this Agreement or the borrowing hereunder, any other Loan Documents or any Credit Support Document. The Borrower also agrees to reimburse the Facility Agent and each Lender upon demand for all reasonable out-of-pocket expenses (including reasonable attorneys' fees and legal expenses) incurred by a Finance Party or Finnvera in connection with (x) the negotiation of any restructuring or "work-out", whether or not consummated, of any Obligations and (y) the enforcement of any Obligations.
SECTION 11.4.    Indemnification
In consideration of the execution and delivery of this Agreement by each Lender and the extension of the Commitments, the Borrower hereby indemnifies and holds harmless the Facility Agent, each Lender and each of their respective Affiliates and their respective officers, advisors, directors and employees (collectively, the "Indemnified Parties") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party (including, without limitation, in connection with any investigation, litigation or proceeding or the preparation of a defence in connection therewith), in each case arising out of or in connection with or by reason of this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby or any actual or proposed use of the proceeds of the Loan (collectively, the "Indemnified Liabilities"), except to the extent such claim, damage, loss, liability or expense (i) is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party's gross negligence or wilful misconduct or the material breach by such Indemnified Party of its obligations under this Agreement, any other Loan Document or the Credit Support Documents and which breach is not attributable to the Borrower's own breach of the terms of this Agreement, any other Loan Document or the Credit Support Documents or (ii) relates to taxes other than Covered Taxes. In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, any of its directors, security holders or creditors, an Indemnified Party or any other person or an Indemnified Party is otherwise a party thereto. Each Indemnified Party shall (a) furnish the Borrower with prompt notice of any action, suit or other claim covered by this Section 11.4, (b) not agree to any settlement or compromise of any such action, suit or claim without the Borrower's prior consent, (c) shall cooperate fully in the Borrower's defence of any such action, suit or other claim (provided that the Borrower shall reimburse such Indemnified Party for its reasonable out-of-pocket expenses incurred pursuant hereto) and (d) at the Borrower's request, permit the Borrower to assume control of the defence of any such claim, other than regulatory, supervisory or similar investigations, provided that (i) the Borrower acknowledges in writing its obligations to indemnify the Indemnified Party in accordance with the terms herein in connection with such claims, (ii) the Borrower shall keep the Indemnified Party fully informed with respect to the conduct of the defence of such claim, (iii) the Borrower shall consult in good faith with the Indemnified Party (from time to time and before taking any material decision) about the conduct of the defence of such claim, (iv) the Borrower shall conduct the defence of such claim properly and diligently taking into account its own interests and those of the Indemnified Party, (v) the Borrower shall employ counsel reasonably acceptable to the Indemnified Party and at the Borrower's expense, and (vi) the Borrower shall not enter into a settlement with respect to such claim unless either (A) such settlement involves only the payment of a monetary sum, does not include any performance by or an admission of liability or responsibility on the part of the Indemnified Party, and contains a provision unconditionally releasing the Indemnified Party and each other indemnified party from, and holding all such persons harmless, against, all liability in respect of claims by any releasing party or (B) the Indemnified Party provides written consent to such settlement (such consent not to be unreasonably withheld or delayed). Notwithstanding the Borrower's election to assume the defence of such action, the Indemnified Party shall have the right to employ separate counsel and to participate in the defence of such action and the Borrower shall bear the fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the Borrower to represent the Indemnified Party would present such counsel with an actual or potential conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the Borrower and the Indemnified Party and the Indemnified Party shall have concluded that there may be legal defences available to it which are different from or additional to those available to the Borrower and determined that it is necessary to employ separate counsel in order to pursue such defences (in which case the Borrower shall not have the right to assume the defence of such action on the Indemnified Party's behalf), (iii) the Borrower shall not have employed counsel reasonably acceptable to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of the institution of such action, or (iv) the Borrower authorises the Indemnified Party to employ separate counsel at the Borrower's expense. The Borrower acknowledges that none of the Indemnified Parties shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Borrower or any of its security holders or creditors for or in connection with the transactions contemplated hereby, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party's gross negligence or wilful misconduct. In no event, however, shall any Indemnified Party be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings). If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.
SECTION 11.5.    Survival
The obligations of the Borrower under Section 4.3, 4.4, 4.5, 4.6, 11.3 and 11.4 and the obligations of the Lenders under Section 10.1, shall in each case survive any termination of this Agreement and the payment in full of all Obligations. The representations and warranties made by the Borrower in this Agreement and in each other Loan Document shall survive the execution and delivery of this Agreement and each such other Loan Document.
SECTION 11.6.    Severability; Independence of Obligations
Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.
The Borrower agrees that the Borrower's obligations under this Agreement (including its obligation to repay the Loan) (a) are independent of the Construction Contract and (b) will not be invalidated, suspended or limited in any way by any termination, rescission, cancellation, invalidation, non-performance or non-completion of the Construction Contract or any other contract, agreement or arrangement relating thereto (other than the Loan Documents) or any dispute or claim between the Borrower and/or the Builder and/or any suppliers and/or any other third parties under or in connection with the Construction Contract, or any defence thereto, or any insolvency proceedings relating to the Builder or any other Person.
SECTION 11.7.    Headings
The various headings of this Agreement and of each other Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or such other Loan Document or any provisions hereof or thereof.
SECTION 11.8.    Execution in Counterparts
This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.
SECTION 11.9.     Third Party Rights

(a)
A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement except that each of Finnvera and Hermes may enforce and enjoy any rights specifically conferred upon Finnvera or Hermes pursuant to this Agreement.

(b)
Notwithstanding any term of any Loan Document, the consent of any person who is not a party to a Loan Document (other than Finnvera, FEC (until such time as it becomes a party thereto pursuant to the FEC Transfer Certificates) or Hermes) is not required to rescind or vary this Agreement at any time.

SECTION 11.10.    Successors and Assigns
This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided that:

(a)
except to the extent permitted under Section 7.2.6, the Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of the Facility Agent and each Lender; and

(b)	the rights of sale, assignment and transfer of the Lenders are subject to Section 11.11.
SECTION 11.11.    Sale and Transfer of the Loan; Participations in the Loan
Each Lender may assign or transfer its Percentage or portion of the Loan to one or more other Persons (a "New Lender"), or sell participations in its Percentage or portion of the Loan to one or more other Persons subject to this Section 11.11.
Section 11.11.1.    Assignments and transfers
(A) (i) Any Lender with the written consents of the Borrower and the Facility Agent (which consents shall not be unreasonably delayed or withheld and which consent, in the case of the Borrower, shall be deemed to have been given in the absence of a written notice delivered by the Borrower to the Facility Agent, on or before the fifth Business Day after receipt by the Borrower of such Lender's request for consent, stating, in reasonable detail, the reasons why the Borrower proposes to withhold such consent) may at any time (and from time to time) assign or transfer to one or more commercial banks or other financial institutions all or any fraction of such Lender's share of the Loan; provided that in the case of any assignee or transferee, such assignee or transferee (other than in the case of FEC) shall be reasonably acceptable to (1) Hermes (in relation to the Hermes Loan) and (2) Finnvera (in relation to the FEC Loan and, if applicable, the Finnvera Balancing Loan).
(ii) Any Lender, with notice to the Borrower and the Facility Agent in all cases except in the case of an assignment or transfer to FEC or Finnvera, and, notwithstanding the foregoing clause (i), without the consent of the Borrower, or the Facility Agent may assign or transfer (a) to FEC or Finnvera (including, but not limited to, an assignment and/or transfer by such Lender as an Original FEC Lender to FEC under an FEC Transfer Certificate or by FEC to such Lender as an Original FEC Lender) or following the Disbursement Date, to any of its Affiliates or (b) following the occurrence and during the continuance of an Event of Default under Section 8.1.1, 8.1.4(a) or 8.1.5, to any other Person, in either case, all or any fraction of such Lender's portion of the Loan but on the basis that, in the case of clause (a) and clause (b), any assignee or transferee (other than in the case of FEC or Finnvera) shall be reasonably acceptable to (1) the Facility Agent and (2) Finnvera (in relation to the FEC Loan and, if applicable, the Finnvera Balancing Loan and (3) Hermes (in relation to the Hermes Loan).
(iii) Any Lender may (notwithstanding the foregoing clauses, and without notice to, or consent from, the Borrower or the Facility Agent) assign or charge all or any fraction of its portion of the Loan to any federal reserve bank or central bank as collateral security in connection with the extension of credit or support by such federal reserve bank or central bank to such Lender.

(iv) No Lender may (notwithstanding the foregoing clauses) assign or transfer any of its rights under this Agreement if the proposed assignment or transfer would result in a breach of any terms of the Finnvera Guarantee, if applicable, the Second Finnvera Guarantee or the Hermes Insurance Policy.
(v) No Lender may (notwithstanding the foregoing clauses) assign or transfer any of its rights under this Agreement unless it has given prior written notification of the transfer to each of the Finnish Authorities, Hermes and the Facility Agent and the Facility Agent has obtained a prior written consent from the Finnish Authorities and Hermes.
(vi) Nothing in this Section 11.11.1 shall prejudice the right of a Lender to assign or transfer its rights under this Agreement to the Finnish Authorities or Hermes, if such assignment or transfer is required to be made by that Lender to the Finnish Authorities and Hermes in accordance with the Finnvera Guarantee, if applicable, the Second Finnvera Guarantee or the Hermes Insurance Policy.
Save in the case of a transfer to FEC pursuant to the FEC Transfer Documents, each Person described in the foregoing clauses as being the Person to whom such assignment or transfer is to be made, is hereinafter referred to as an "Assignee Lender" or "Transferee Lender". Assignments or transfers in a minimum aggregate amount of $25,000,000 (or, if less, all of such Lender's portion of the Loan and Commitment) (which assignment or transfer shall be of a constant, and not a varying, percentage of such Lender's portion of the Loan) are permitted; provided that the Borrower and the Facility Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned or transferred to an Assignee Lender or a Transferee Lender (as the case may be) until:

(a)
written notice of such assignment or transfer, together with payment instructions, addresses and related information with respect to such Assignee Lender or Transferee Lender, shall have been given to the Borrower and the Facility Agent by such Lender and such Assignee Lender or Transferee Lender;

(b)
such Assignee Lender or Transferee Lender shall have executed and delivered to the Borrower and the Facility Agent a Lender Assignment Agreement or a Transfer Certificate as set out in (B) below, accepted by the Facility Agent;

(c)	the Facility Agent on behalf of FEC shall have received the Additional FEC Transfer Documents where required; and

(d)	the processing fees described below shall have been paid.
From and after the date that the Facility Agent accepts such Lender Assignment Agreement or Transfer Certificate and receives the Additional FEC Transfer Documents where required, (x) the Assignee Lender or Transferee Lender thereunder shall be deemed automatically to have become a party hereto and to the extent that rights and obligations hereunder have been assigned or transferred to such Assignee Lender or Transferee Lender in connection with such Lender Assignment Agreement or Transfer Certificate, shall have the rights and obligations of a Lender hereunder and under the other Loan Documents, and (y) the assignor or transferor Lender, to the extent that rights and obligations hereunder have been assigned or transferred by it, shall be released from its obligations hereunder and under the other Loan Documents, other than any obligations arising prior to the effective date of such assignment or transfer. Except to the extent resulting from a subsequent change in law, in no event shall the Borrower be required to pay to any Assignee Lender or Transferee Lender any amount under Section 4.3, 4.4, 4.5 and 4.6 that is greater than the amount which it would have been required to pay had no such assignment or transfer been made. Such assignor Lender, transferor Lender or such Assignee Lender or Transferee Lender (unless a party to an FEC Transfer Certificate under which FEC is the transferee) must also pay a processing fee to the Facility Agent upon delivery of any Lender Assignment Agreement or Transfer Certificate in the amount of $2,000 (and shall also reimburse the Facility Agent for any reasonable out-of-pocket costs, including reasonable attorneys' fees and expenses, incurred in connection with the assignment or transfer).
(B) Procedure for transfer to (i) FEC under an FEC Transfer Certificate or (ii) a Transferee Lender under a Transfer Certificate

(a)	A novation is effected if:

(i)	the Existing Lender and FEC or Transferee Lender (as the case may be) deliver to the Facility Agent a duly completed FEC Transfer Certificate or Transfer Certificate (as the case may be); and

(ii)	the Facility Agent executes it.
The Facility Agent must execute as soon as reasonably practicable any FEC Transfer Certificate or Transfer Certificate (as the case may be) delivered to it and which appears on its face to be in order.

(b)
The Facility Agent shall only be obliged to execute an FEC Transfer Certificate or Transfer Certificate delivered to it by (i) the Existing Lender and FEC or (ii) the Existing Lender and the Transferee Lender upon its completion of all "know your customer" checks that it is required to carry out in relation to the transfer to FEC or such Transferee Lender and upon receipt of the Additional FEC Transfer Documents where required.

(c)
Each party to this Agreement (other than the Existing Lender and FEC or Transferee Lender (as the case may be)) irrevocably authorises the Facility Agent to execute any duly completed FEC Transfer Certificate or Transfer Certificate, as applicable on its behalf.

(d)	On the Effective Date (as defined in the relevant Transfer Certificate):

(i)
FEC or the Transferring Lender (as applicable) will assume the rights and obligations of the Existing Lender in connection with (i) the FEC Loan in the relevant FEC Transfer Certificate or (ii) any portion of the Loan in the relevant Transfer Certificate by way of novation in substitution for the Existing Lender; and

(ii)	the Existing Lender will be released from those obligations and cease to have those rights.
(C)    Limitation of responsibility of Existing Lenders

(a)
Unless expressly agreed to the contrary and save in the case of a transfer by the Original Lenders to FEC on the Effective Date, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Loan Documents or the Credit Support Documents;

(ii)	the financial condition of the Borrower;

(iii)	the performance and observance by the Borrower of its obligations under the Loan Documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Loan Document or the Credit Support Documents, and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Loan Document or Credit Support Document; and

(ii)
will continue to make its own independent appraisal of the creditworthiness of the Borrower and its related entities whilst any amount is or may be outstanding under the Loan Documents or any Commitment is in force.

(c)	Nothing in any Loan Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Section 11.11.1 except in the case of an FEC Reassignment; or

(ii)
support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower of its obligations under the Loan Documents or otherwise, save where Lenders are obliged to reimburse FEC for any Break Costs.

Section 11.11.2.    Participations
Any Lender may at any time sell to one or more commercial banks or other financial institutions (herein called a "Participant") participating interests in its Loan; provided that:

(a)	no participation contemplated in this Section 11.11.2 shall relieve such Lender from its obligations hereunder;

(b)	such Lender shall remain solely responsible for the performance of its obligations hereunder;

(c)
the Borrower and the Facility Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and each of the other Loan Documents;

(d)
no Participant, unless such Participant is an Affiliate of such Lender, shall be entitled to require such Lender to take or refrain from taking any action hereunder or under any other Loan Document, except that such Lender may agree with any Participant that such Lender will not, without such Participant's consent, take any actions of the type described in clauses (b) through (f) of Section 11.1(A);

(e)
the Borrower shall not be required to pay any amount under Section 4.3, 4.4, 4.5 and 4.6 that is greater than the amount which it would have been required to pay had no participating interest been sold; and

(f)
each Lender that sells a participation under this Section 11.11.2 that constitutes a sale of its share in the Loan or an interest therein for U.S. federal income tax purposes shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each of the Participant's interest in that Lender's portion of the Loan, Commitments or other interests hereunder (the "Participant Register"). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender may treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes hereunder.

The Borrower acknowledges and agrees that each Participant, for purposes of Section 4.3, 4.4, 4.5, 4.6 and clause (e) of 7.1.1, shall be considered a Lender.
Section 11.11.3.    Register
The Facility Agent, acting as agent for the Borrower, shall maintain at its address referred to in Section 11.2 a copy of each Lender Assignment Agreement and each Transfer Certificate delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment(s) of, and principal amount of the Loan owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Facility Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.
SECTION 11.12.    Other Transactions
Nothing contained herein shall preclude the Facility Agent or any Lender from engaging in any transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Affiliates in which the Borrower or such Affiliate is not restricted hereby from engaging with any other Person.
SECTION 11.13.    Hermes Insurance Policy
Section 11.13.1.    Terms of Hermes Insurance Policy

(a)	The Hermes Insurance Policy will cover 95% of the Hermes Loan.

(b)	The Hermes Fee will equal 2.79% of the aggregate principal amount of the Hermes Loan as at the Actual Delivery Date.

(c)
The parties have entered into this Agreement on the basis that the Hermes Insurance Policy shall contain the following terms and should such terms not be included within the Hermes Insurance Policy, then the Borrower may cancel the Commitment(s):

(i)
25% of the Hermes Fee as in effect on the date of issuance of the Hermes Insurance Policy ("First Fee") will be payable to the Hermes Agent or Hermes in Dollars within two (2) Business Days of receipt by the Borrower of demand from the Hermes Agent following the later to occur of (i) the issue of the Hermes Insurance Policy and (ii) the Effective Date;

(ii)
the balance of the Hermes Fee (being the amount thereof under paragraph (b) above less the First Fee) ("Second Fee") will be payable in Dollars to the Hermes Agent or Hermes on the Actual Delivery Date;

(iii)
if the Hermes Commitment is cancelled in full by the Borrower or the Lenders on or prior to the Actual Delivery Date, Hermes shall be required to reimburse the Hermes Agent the amount of the First Fee less an administration fee (such administration fee to be no greater than 5% of the amount refunded but in any event not exceeding EUR2,500);

(iv)
if the Hermes Commitment is cancelled in part by the Borrower on or prior to the Actual Delivery Date, Hermes shall be required to reimburse the Hermes Agent an amount equal to a corresponding proportion of the First Fee, based on the proportion of the aggregate Hermes Commitment prior to such cancellation to the aggregate Hermes Commitment after giving effect to such cancellation, less an administration fee (such administration fee to be no greater than 5% of the amount refunded but in any event not exceeding EUR2,500); and

(v)
if, after the Actual Delivery Date, the Borrower prepays all or part of the Hermes Loan in accordance with this Agreement, Hermes shall be required to reimburse the Hermes Agent an amount equal to a corresponding proportion of the unexpired portion of the Hermes Fee, having regard to the amount of the prepayment and the remaining term of the Hermes Loan less the sum of (x) a break funding fee equal to 20% of the unexpired portion of the Hermes Fee and (y) an administration fee (such fee to be no greater than 5% of the amount refunded but in any event not exceeding EUR2,500).

Section 11.13.2.    Obligations of the Borrower

(a)
Provided that the Hermes Insurance Policy complies with Section 11.13.1, the Borrower shall pay (a) the First Fee to the Hermes Agent in accordance with Section 11.13.1(c)(i) and (b) the Second Fee to the Hermes Agent on the Actual Delivery Date. In each case, if received by the Hermes Agent, the Hermes Agent shall pay such amount to Hermes.

(b)
Provided that the Hermes Insurance Policy complies with Section 11.13.1, the Borrower shall pay to the Hermes Agent an issue fee of EUR12,500 for the issue of the Hermes Insurance Policy at the same time that the First Fee is payable.

Section 11.13.3.    Obligations of the Hermes Agent and the Lenders

(a)
Promptly upon receipt of the Hermes Insurance Policy from Hermes, the Hermes Agent shall (subject to any confidentiality undertakings given to Hermes by the Hermes Agent pursuant to the terms of the Hermes Insurance Policy) send a copy thereof to the Borrower.

(b)
The Hermes Agent shall perform such acts or provide such information which are, acting reasonably, within its power so to perform or so to provide, as required by Hermes under the Hermes Insurance Policy and as are necessary to ensure that the Lenders obtain the support of Hermes pursuant to the Hermes Insurance Policy.

(c)	The Hermes Agent shall (in the circumstances described in Section 11.13.1(c)(iii), (iv) or (v)):

(i)
make written requests to Hermes seeking a reimbursement of the Hermes Fee promptly after the relevant cancellation or prepayment and (subject to any confidentiality undertakings given to Hermes by the Hermes Agent pursuant to the terms of the Hermes Insurance Policy) provide a copy of the request to the Borrower;

(ii)	use its reasonable endeavours to maximise the amount of any reimbursement of the Hermes Fee to which the Hermes Agent is entitled;

(iii)
pay to the Facility Agent the full amount of any reimbursement of the Hermes Fee that the Hermes Agent receives from Hermes within two (2) Business Days of receipt with same day value for application as a prepayment towards the Hermes Loan in such order as the Hermes Lenders (in consultation with the Borrower) shall require; and

(iv)
relay the good faith concerns of the Borrower to Hermes regarding the amount it is required to pay to Hermes or the amount of any reimbursement to which the Hermes Agent is entitled, it being agreed that the Hermes Agent's obligation shall be no greater than simply to pass on to Hermes the Borrower's concerns.

(d)
Each Hermes Lender will co‑operate with the Hermes Agent, the Facility Agent and each other Hermes Lender, and take such action and/or refrain from taking such action as may be reasonably necessary, to ensure that the Hermes Insurance Policy continues in full force and effect and shall indemnify and hold harmless each other Lender in the event that the Hermes Insurance Policy does not continue in full force and effect due to its gross negligence or wilful default.

SECTION 11.14.    Finnvera and FEC
Section 11.14.1.    Finnvera Guarantee and Second Finnvera Guarantee

(a)
Promptly upon receipt of the Finnvera Guarantee and, if applicable, the Second Finnvera Guarantee from Finnvera and provided that the Borrower provides a confidentiality undertaking to Finnvera in respect of the Finnvera Guarantee and, if applicable, the Second Finnvera Guarantee, the Facility Agent shall (subject to any confidentiality undertakings given to Finnvera by the Facility Agent pursuant to the terms of the Finnvera Guarantee and, if applicable, the Second Finnvera Guarantee) send a copy thereof to the Borrower.

(b)
The Facility Agent shall procure that if, after the Disbursement Date, the Borrower prepays the FEC Loan and/or the Finnvera Balancing Loan in part or in full in accordance with Section 3.2.1, the Finnvera Guarantee and, if applicable, the Second Finnvera Guarantee will require Finnvera to reimburse the Guarantee Holder for the account of the Borrower all or a corresponding portion of any Finnvera Premium or the Finnvera Balancing Premium (as the case may be) paid prior to the date of such prepayment in an amount calculated in accordance with the Finnvera Premium Refund Formula.

(c)	Any refund of the Finnvera Premium and/or the Finnvera Balancing Premium (as the case maybe) pursuant to Section 11.14.1(b) above shall be subject to:

(i)	there not having been any claims for indemnification under the Finnvera Guarantee and/or the Second Finnvera Guarantee (as the case may be) up to the date of such refund payment by Finnvera; and

(ii)
the irrevocable release of Finnvera from any liability under (i) the Finnvera Guarantee in respect of the portion of the FEC Loan prepaid and/or (ii) the Second Finnvera Guarantee in respect of the portion of the Finnvera Balancing Loan prepaid.

(d)	The Facility Agent shall procure that the Guarantee Holder shall:

(i)
make a written request to Finnvera seeking a reimbursement of the Finnvera Premium and/or the Finnvera Balancing Premium (as the case may be) in the circumstances described in Section 11.14.1(b) and (c) above promptly after the relevant prepayment and (subject to any confidentiality undertakings given to Finnvera by the Facility Agent pursuant to the terms of the Finnvera Guarantee and/or the Second Finnvera Guarantee (as the case may be)) provide a copy of the request to the Borrower;

(ii)
use its reasonable endeavours to maximize the amount of any reimbursement of the Finnvera Premium and/or the Finnvera Balancing Premium (as the case may be) from Finnvera to which the Guarantee Holder is entitled;

(iii)
agree to the irrevocable release of Finnvera from any liability under the (i) Finnvera Guarantee in respect of the portion of the FEC Loan prepaid and/or (ii) the Second Finnvera Guarantee in respect of the portion of the Finnvera Balancing Loan prepaid; and

(iv)
pay to the Borrower the full amount of any reimbursement of the Finnvera Premium and/or Finnvera Balancing Premium (as the case may be) that the Guarantee Holder receives from Finnvera pursuant to the terms of the Finnvera Guarantee and/or the Second Finnvera Guarantee (as the case may be) within five (5) Business Days of receipt with same day value and such amount of any such reimbursement shall be applied as a prepayment against the FEC Loan and the Finnvera Balancing Loan on a pro rata basis provided that the Borrower may direct how such pro rata prepayment shall be applied between the FEC Tranche A Loan and the FEC Tranche B Loan.

(e)
The Borrower acknowledges that the Finnvera Premium and, if applicable, the Finnvera Balancing Premium shall be calculated as provided in Section 3.5.4 and Section 3.5.5 respectively and shall be paid to Finnvera from the proceeds of the FEC Loan and, if applicable, the Finnvera Balancing Loan respectively on the Disbursement Date and duly authorises (i) FEC to pay the Finnvera Premium to Finnvera on the Disbursement Date by utilising the proceeds of the FEC Loan and (ii) if applicable, the Original Finnvera Balancing Lenders to pay the Finnvera Balancing Premium to Finnvera on the Disbursement Date by utilising the proceeds of the Finnvera Balancing Loan.

Section 11.14.2.    Facility Agent and Finnvera dealings

(a)
The parties to this Agreement agree that the Facility Agent may act on the instructions of Finnvera in relation to this Agreement, provided that nothing in this Clause shall permit the Facility Agent to do anything which would alter the rights and/or obligations of any Finance Party or the Borrower as set out in this Agreement.

(b)
Subject to any provision of the FEC Transfer Documents to the contrary, the Facility Agent as the Guarantee Holder under the Finnvera Guarantee, and, if applicable, the Second Finnvera Guarantee agrees with the Lenders to act in compliance with the Finnvera Guarantee, and, if applicable, the Second Finnvera Guarantee.

(c)
The Facility Agent as the Guarantee Holder under the Finnvera Guarantee, and, if applicable, the Second Finnvera Guarantee may inform Finnvera of any increase or material change in any risk covered by the Finnvera Guarantee to the extent it is required to do so under the terms of the Finnvera Guarantee, and, if applicable, the Second Finnvera Guarantee and/or related Finnvera General Terms or for the purposes of ensuring the continuing validity of the Finnvera Guarantee, and, if applicable, the Second Finnvera Guarantee and shall notify the Borrower in case it so informs Finnvera.

SECTION 11.15.    FEC Transfer Documents

(a)	The Borrower acknowledges that:

(i)
the Original FEC Lenders have entered into or will enter into (as applicable) the FEC Transfer Documents pursuant to which the Original FEC Lenders will, amongst other things, assign and transfer their respective rights and obligations under this Agreement to FEC; and

(ii)
following the assignment and transfer referred to above, the Facility Agent shall act as agent for FEC under the Loan Documents and the Guarantee Holder shall continue to act as holder of the Finnvera Guarantee for and on behalf of the FEC Lender(s).

(b)
The Borrower and each Finance Party shall co-operate and actively assist each other with respect to any obligations such Finance Party may have under or in connection with any Credit Support Document provided however, the Borrower shall not be required to act in a manner that it considers to be contrary or adverse to its own interests or may, directly or indirectly, result in any increased or additional cost or liability to the Borrower whether under the Loan Documents or otherwise (except for costs and expenses which the Borrower has agreed, pursuant to any Loan Document or otherwise, to pay).

(c)
The Finance Parties have obligations under the FEC Transfer Documents (to which they are a party) and the Facility Agent has obligations as holder of the Finnvera Guarantee, and, if applicable, the Second Finnvera Guarantee which they would not have incurred (or in relation to which it would not have had any liability) if they had not entered into the FEC Transfer Documents or become holder of the Finnvera Guarantee, and, if applicable, the Second Finnvera Guarantee. Accordingly, the Borrower agrees to indemnify each Finance Party against any cost, loss or liability incurred by such Finance Party in connection with the FEC Transfer Documents (to which such Finance Party is a party and acting in whatever capacity) or as holder of the Finnvera Guarantee, and, if applicable, the Second Finnvera Guarantee and for any cost, loss or liability for which such Finance Party may be liable to FEC or Finnvera or otherwise under any FEC Transfer Document to which it is a party (acting in whatever capacity) or in respect of the Finnvera Guarantee, and, if applicable, the Second Finnvera Guarantee unless caused by the gross negligence or wilful misconduct of that Finance Party or the failure to perform or any default by that Finance Party under the relevant FEC Transfer Document, this Agreement, any other Loan Document, the Finnvera Guarantee, or, if applicable, the Second Finnvera Guarantee.

(d)	The FEC Transfer Documents shall be executed concurrently with signing this Agreement.

(e)	The Facility Agent shall or (as the case may be) shall procure that the Guarantee Holder shall, provide a copy of each FEC Transfer Document to the Borrower promptly following execution of the same.
SECTION 11.16.    Application of proceeds under the Finnvera Guarantee, the Second Finnvera Guarantee and the Hermes Insurance Policy

(a)	If any Finance Party receives any proceeds under the Finnvera Guarantee, the Second Finnvera Guarantee or the Hermes Insurance Policy, it shall transfer such moneys to the Facility Agent.

(b)
Any proceeds referred to in (a) above shall be applied by the Facility Agent in favour of (i) an FEC Lender only in relation to monies received under the Finnvera Guarantee (ii) if applicable, the Finnvera Balancing Lenders only in relation to monies received under the Second Finnvera Guarantee and (iii) the Hermes Lenders only in relation to monies received under the Hermes Insurance Policy and, for the avoidance of doubt, no such proceeds shall be made available to the Borrower.

(c)
Such proceeds shall be ignored when calculating the amount owing to the Lenders in respect of the FEC Loan, the Finnvera Balancing Loan (if applicable) or the Hermes Loan (as the case may be) and, for the avoidance of doubt, the obligations of the Borrower under the Loan Documents to which it is a party shall remain in full force and effect, notwithstanding the receipt of any such proceeds under the Finnvera Guarantee, the Second Finnvera Guarantee (if applicable) or the Hermes Insurance Policy (as the case may be).

SECTION 11.17.    Waiver of immunity
To the extent that the Borrower or any Finance Party has or hereafter may acquire any immunity from jurisdiction of any court of from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, the Borrower and such Finance Party hereby irrevocably waives, to the fullest extent permitted by law, such immunity in respect of its obligations under this Agreement and the other Loan Documents.
SECTION 11.18.    Law and Jurisdiction
Section 11.18.1.    Governing Law
This Agreement and any non-contractual obligations arising out of or in respect of this Agreement shall in all respects be governed by and interpreted in accordance with English law.
Section 11.18.2.    Jurisdiction
For the exclusive benefit of the Facility Agent and the other Finance Parties, the parties to this Agreement irrevocably agree that the courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that any proceedings may be brought in those courts. The Borrower irrevocably waives any objection which it may now or in the future have to the laying of the venue of any proceedings in any court referred to in this Section, and any claim that those proceedings have been brought in an inconvenient or inappropriate forum.
Section 11.18.3.    Alternative Jurisdiction
Nothing contained in this Section shall limit the right of the Facility Agent or the other Finance Parties to commence any proceedings against the Borrower in any other court of competent jurisdiction nor shall the commencement of any proceedings against the Borrower in one or more jurisdictions preclude the commencement of any proceedings in any other jurisdiction, whether concurrently or not.
Section 11.18.4.    Service of Process
Without prejudice to the right of the Facility Agent or the other Finance Parties to use any other method of service permitted by law, the Borrower irrevocably agrees that any writ, notice, judgment or other legal process shall be sufficiently served on it if addressed to it and left at or sent by post to RCL Cruises Ltd., presently at Building 2, Aviator Park, Station Road, Addlestone, Surrey KT15 2PG, Attention: General Counsel, and in that event shall be conclusively deemed to have been served at the time of leaving or, if by international courier, at 9:00 am on the third Business Day after posting by international courier.
SECTION 11.19.    Confidentiality
Each of the Facility Agent and the Lenders agrees to maintain and to cause its Affiliates to maintain the confidentiality of all information provided to it by the Borrower or any Subsidiary of the Borrower, or by the Facility Agent on the Borrower's or such Subsidiary's behalf, under this Agreement, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement or in connection with other business now or hereafter existing or contemplated with the Borrower or any Subsidiary, except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by it or its Affiliates or their respective directors, officers, employees and agents, or (ii) was or becomes available on a non-confidential basis from a source other than the Borrower or any of its Subsidiaries so long as such source is not, to its knowledge, prohibited from disclosing such information by a legal, contractual or fiduciary obligation to the Borrower or any of its Affiliates; provided, however, that it may disclose such information (A) at the request or pursuant to any requirement of any self-regulatory body, governmental body, agency or official to which the Facility Agent, any Lender or any of their respective Affiliates is subject or in connection with an examination of the Facility Agent, such Lender or any of their respective Affiliates by any such authority or body, including without limitation the Federal Republic of Germany or Finland; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable requirement of law but without limitation including the rules of any relevant stock exchange on which any Lender's or its Affiliate's shares are listed; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Facility Agent, any Lender or their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder; (F) to the Facility Agent or such Lender's independent auditors, counsel, and any other professional advisors of the Facility Agent or such Lender who are advised of the confidentiality of such information; (G) to any direct participant, assignee or transferee and their representatives and professional advisers, in relation to any Loan Document or the Borrower, provided that such Person agrees to keep such information confidential to the same extent required of the Facility Agent and the Lenders hereunder; (H) as to the Facility Agent, any Lender or their respective Affiliates, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Borrower or any Subsidiary is party with the Facility Agent, such Lender or such Affiliate; (I) to its Affiliates and its Affiliates' directors, officers, employees, professional advisors and agents, provided that each such Affiliate, director, officer, employee, professional advisor or agent shall keep such information confidential to the same extent required of the Facility Agent and the Lenders hereunder; (J) to each of Finnvera and Hermes provided that Finnvera or Hermes may only discuss such information subject to receiving a confidentiality undertaking from any recipient to whom such information is disclosed (other than in the case of other Export Credit Agencies); (K) to any other party to the Agreement; and (L) to any rating agency (including its professional advisers) such confidential information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Loan Documents and/or the Borrower. Each of the Facility Agent and the Lenders shall be responsible for any breach of this Section 11.19 by any of its Affiliates or any of its Affiliates' directors, officers, employees, professional advisors and agents.

SECTION 11.20.    Mitigation

(a)
If the provisions of Section 3.2.2(b), 3.2.2(c) or 9.1.10(C) apply (and having regard to clause (b) below), the Facility Agent, the Borrower and the Lenders (or, in the case of Section 3.2.2(b) or 3.2.2(c), any affected Lender) shall discuss in good faith (but without obligation) for a period (the "Mitigation Period") of not less than, in the case of Sections 3.2.2(b) and 3.2.2(c), 50 days and, in the case of Section 9.1.10(C), 30 days (and which in the case of Section 3.2.2(b) and 3.2.2(b) shall commence on the first day of the 50-day period referred to in those respective Sections and, in the case of Section 9.1.10(C), shall run concurrently with the 30 day period referred to in that Section or, concurrently with the three (3) month grace period applicable in the case of a suspension of the Hermes Insurance Policy ) after (x) in the case of Section 3.2.2(b) and 3.2.2(c), the date on which the Illegality Notice is given or (y) in the case of Section 9.1.10(C), the date such Section becomes applicable, as the case may be:

(i)
in the case of Section 3.2.2(b) or 3.2.2(c), what steps may be open to the relevant Lender to mitigate or remove such circumstances (including, without limitation, the possibility of assigning the Lender's Commitment to an Affiliate or another Lending Office); and

(ii)
in the case of Section 9.1.10(C), the circumstances in which Section 9.1.10(C) has become applicable and whether there are any steps or actions which can be taken to remove the effect of the circumstances as described in such Section and/or reinstate or replace the Hermes Insurance Policy.

If the provisions of Section 3.2.2(b) or 3.2.2(c) apply, if requested by the Borrower, the affected Lender shall, without limiting such Lender's obligation to enter into discussions as set forth above in this Section 11.20(a), use commercially reasonable efforts to transfer its Affected Commitment or its portion of the Loan, as the case may be, to one or more third parties at par during the Mitigation Period in the manner contemplated by Section 3.2.2(b) or (c) as relevant.

(b)
To the extent required by or considered necessary by any party to this Agreement, the Lenders (and, in the case of Section 3.2.2(b) or 3.2.2(c), any affected Lender) shall use commercially reasonable efforts to include the Finnish Authorities and Hermes in all foregoing discussions.

If an Illegality Notice shall be given by any Lender during the period falling 20 days prior to the Actual Delivery Date, the affected Lender will use all reasonable efforts to accelerate the mitigation steps of the type described or to be discussed pursuant to this Section to try and enable the Commitment of such Lender to still be available for drawing by the Borrower two (2) Business Days prior to the Actual Delivery Date in the manner contemplated by this Agreement.

SIGNATORIES
The Borrower
ROYAL CARIBBEAN CRUISES LTD.    )    /s/ Antje M. Gibson
Name: Antje M. Gibson    )
Title: Vice President, Treasurer

The Facility Agent and Documentation Agent
KfW IPEX-BANK GmbH    )    /s/ Delphine Deroche
Name: Delphine Deroche    )
Title: Director
Name: André Mutter    )     /s/ André Mutter
Title: Vice President    )

The Hermes Agent
KfW IPEX-BANK GmbH    )    /s/ Delphine Deroche
Name: Delphine Deroche    )
Title: Director
Name: André Mutter    )    /s/ André Mutter
Title: Vice President    )

The Finnvera Agent
BNP PARIBAS FORTIS SA/NV    )    /s/ Bruno Cloquet
Name: Bruno Cloquet    )
Title: Global Head of Exporters and ECAs Origination
Name: Helmut Van Ginderen    )     /s/ Helmut Van Ginderen
Title: Head Business Management Financing     )
Solutions Brussels

The Initial Mandated Lead Arranger
KfW IPEX-BANK GmbH    )    /s/ Delphine Deroche
Name: Delphine Deroche    )
Title: Director
Name: André Mutter    )     /s/ André Mutter
Title: Vice President    )

The Other Mandated Lead Arrangers
BNP PARIBAS FORTIS SA/NV    )    /s/ Bruno Cloquet
Name: Bruno Cloquet    )
Title: Global Head of Exporters and ECAs Origination

Name: Helmut Van Ginderen    )    /s/ Helmut Van Ginderen
Title: Head Business Management Financing     )
Solutions Brussels

HSBC BANK PLC    )    /s/ Mark Looi
Name: Mark Looi    )
Title: Director

COMMERZBANK AG, NEW YORK BRANCH    )    /s/ Christina Serrano
Name: Christina Serrano    )
Title: Assistant Vice President
Name: Pedro Bell    )    /s/ Pedro Bell
Title: Managing Director    )

BANCO SANTANDER, S.A.    )    /s/ Elise Regnault
Name: Elise Regnault    )
Title: Executive Director
Name: Antonio Sava    )     /s/ Antonio Sava
Title: Executive Director    )

The Lead Arrangers
BANCO BILBAO VIZCAYA ARGENTARIA, S.A.,     )
NIEDERLASSUNG DEUTSCHLAND    )    /s/ Richard Heiler
Name: Richard Heiler    )
Title: Managing Director    )
Name: Hanno Börsch-Supan    )     /s/ Hanno Börsch-Supan
Title: Managing Director    )

BAYERSICHE LANDESBANK,     )
NEW YORK BRANCH    )    /s/ Christian Baumgart
Name: Christian Baumgart    )
Title: Vice President
Name: David J. Smith    )    /s/ David J. Smith
Title: Vice President    )

DZ BANK AG, NEW YORK BRANCH    )    /s/ Ilko Jantschev
Name: Ilko Jantschev    )
Title: Vice President
Name: Marie Luise Madej    )    /s/ Marie Luise Madej
Title: Manager Export Finance    )

JPMORGAN CHASE BANK, N.A.,     )
LONDON BRANCH    )    /s/ Lindsay Cane
Name: Lindsay Cane    )
Title: Vice President    )

SUMITOMO MITSUI BANKING CORPORATION     )
EUROPE LIMITED    )    /s/ Guillaume Dufour
Name: Guillaume Dufour    )
Title: Managing Director    )

The Lenders
FINNISH EXPORT CREDIT LTD.    )    /s/ Anita Muora
Name: Anita Muora    )
Title: Managing Director    )

KfW IPEX-BANK GmbH    )    /s/ Delphine Deroche
Name: Delphine Deroche    )
Title: Director
Name: André Mutter    )    /s/ André Mutter
Title: Vice President

BNP PARIBAS FORTIS SA/NV    )    /s/ Bruno Cloquet
Name: Bruno Cloquet    )
Title: Global Head of Exporters and ECAs Origination
Name: Helmut Van Ginderen    )    /s/ Helmut Van Ginderen
Title: Head Business Management Financing     )
Solutions Brussels

HSBC BANK USA, NATIONAL ASSOCIATION    )    /s/ Vitor Gabrielli
Name: Vitor Gabrielli    )
Title: Director    )

COMMERZBANK AG, NEW YORK BRANCH    )    /s/ Christina Serrano
Name: Christina Serrano    )
Title: Assistant Vice President
Name: Pedro Bell    )    /s/ Pedro Bell
Title: Managing Director    )

BANCO SANTANDER, S.A.    )    /s/ Elise Regnault
Name: Elise Regnault    )
Title: Executive Director
Name: Antonio Sava    )    /s/ Antonio Sava
Title: Executive Director    )

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.,     )
NIEDERLASSUNG DEUTSCHLAND    )    /s/ Richard Heiler
Name: Richard Heiler    )
Title: Managing Director    )
Name: Hanno Börsch-Supan    )    /s/ Hanno Börsch-Supan
Title: Managing Director    )

BAYERSICHE LANDESBANK,     )
NEW YORK BRANCH    )    /s/ Christian Baumgart
Name: Christian Baumgart    )
Title: Vice President
Name: David J. Smith    )    /s/ David J. Smith
Title: Vice President

DZ BANK AG, NEW YORK BRANCH    )    /s/ Ilko Jantschev
Name: Ilko Jantschev    )
Title: Vice President
Name: Marie Luise Madej         )    /s/ Marie Luise Madej
Title: Manager Export Finance         )

JPMORGAN CHASE BANK, N.A.,     )
LONDON BRANCH    )    /s/ Lindsay Cane
Name: Lindsay Cane    )
Title: Vice President    )

SUMITOMO MITSUI BANKING CORPORATION     )
EUROPE LIMITED    )    /s/ Guillaume Dufour
Name: Guillaume Dufour    )
Title: Managing Director    )